     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 12, 2001
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              EMERGENT GROUP INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

              NEVADA                              6799                            93-1215401
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE)              IDENTIFICATION NUMBER)

                                375 PARK AVENUE
                            NEW YORK, NEW YORK 10152
                                 (212) 813-9700
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                              DANIEL YUN, CHAIRMAN
                              EMERGENT GROUP INC.
                                375 PARK AVENUE
                            NEW YORK, NEW YORK 10152
                                 (212) 813-9700
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

               IRA I. ROXLAND, ESQ.                               ROBERT W. KADLEC, ESQ.
           SONNENSCHEIN NATH & ROSENTHAL                              SIDLEY & AUSTIN
            1221 AVENUE OF THE AMERICAS                      555 WEST FIFTH STREET, SUITE 4000
             NEW YORK, NEW YORK 10020                          LOS ANGELES, CALIFORNIA 90013
                TEL: (212) 768-6700                                 TEL.:(213) 896-6000
                FAX:(212) 768-6800                                  FAX:(213) 896-6600

                            ------------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED              PROPOSED
                                                                  MAXIMUM               MAXIMUM
TITLE OF EACH CLASS OF                 AMOUNT TO BE           OFFERING PRICE           AGGREGATE
SECURITIES TO BE REGISTERED             REGISTERED               PER SHARE          OFFERING PRICE       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001
  per share....................      9,537,595 shares(1)      Not Applicable          $3,806,372(2)           $951.59
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of Registrant's common stock issuable upon consummation of the merger, assuming the exchange of each outstanding share of Medical Resources Management, Inc.'s common stock, as well as shares underlying outstanding options, into 0.60 shares of Registrant's common stock.

(2) Pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based upon the market value of a maximum of 15,225,488 shares of Medical Resources Management, Inc.'s common stock to be exchanged in the merger.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

MEDICAL RESOURCES MANAGEMENT, INC.                           EMERGENT GROUP INC.

                           PROXY STATEMENT/PROSPECTUS

                 MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

     This proxy statement/prospectus is being furnished in connection with a special meeting of stockholders of Medical Resources Management, Inc. ("MRM") to
be held on June   , 2001.

     The board of directors of MRM has unanimously approved a merger agreement which provides for the merger of MRM with a wholly-owned subsidiary of Emergent Group Inc. ("Emergent"), with MRM being the surviving corporation.

     If the merger is completed:

     - Each share of MRM common stock will be exchanged for not less than 0.37 nor more than 0.60 shares of Emergent common stock. The exact number of shares of Emergent common stock to be issued in the merger will be determined by an exchange ratio which will be calculated by means of a formula linked to the average of the closing sale price of Emergent common stock, as reported on the NASD OTC Bulletin Board for the 10 consecutive trading days ending one trading day prior to the closing date of the merger.

     - Emergent stockholders will continue to own their existing shares.

     The shares of Emergent common stock to be issued to holders of MRM common stock, depending on the exchange ratio, will represent between approximately 11.3% and 17.1% of Emergent's outstanding voting stock after the merger. Assuming an exchange ratio of 0.37, approximately 5,633,431 shares of Emergent common stock will be issued in the merger, representing approximately 11.3% of Emergent's outstanding voting stock after the merger. Assuming an exchange ratio of 0.60 for the merger, approximately 9,135,293 shares of Emergent common stock will be issued in the merger, representing approximately 17.1% of Emergent's outstanding voting stock after the merger.

     Emergent common stock is quoted on the OTC Bulletin Board under the symbol "EMGR." On April 2, 2001, the last reported sale price of Emergent common stock was $0.25 per share. MRM common stock is also quoted on the OTC Bulletin Board under the symbol "MRMC." On April 2, 2001, the last reported sales price of MRM common stock was $0.3125 per share.

     The merger cannot be completed unless MRM's stockholders approve the merger. We have scheduled a special meeting for MRM's stockholders to vote on the merger. The exact exchange ratio in the merger will not be determined by the date of the special meeting. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. YOUR VOTE IS VERY IMPORTANT. The date, time and place of the special meeting is as follows:

                                 June   , 2001
                             10:00 a.m., local time

                         ------------------------------

                         ------------------------------
                              Glendale, California

     This document is MRM's proxy statement for soliciting proxies for the special meeting of MRM's stockholders. This document is also Emergent's prospectus relating to the issuance of up to 9,135,293 shares of Emergent common stock in connection with the merger.

     This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. IN PARTICULAR, PLEASE SEE THE SECTION ENTITLED "RISK FACTORS" COMMENCING ON PAGE 8 OF THIS DOCUMENT FOR A DISCUSSION OF RISKS ASSOCIATED WITH THE MERGER.

                                          Sincerely,

                                          /s/ [SIGNATURE TO COME]
                                          --------------------------------------
                                          Richard A. Whitman
                                          Chairman, President and Chief
                                          Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF EMERGENT COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/prospectus is dated May   , 2001 and is expected to be
first mailed to MRM's stockholders on or about May   , 2001.

                       MEDICAL RESOURCES MANAGEMENT, INC.
                            932 GRAND CENTRAL AVENUE
                           GLENDALE, CALIFORNIA 91201
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE    , 2001
                            ------------------------

To the Stockholders of
Medical Resources Management, Inc.:

     A special meeting of stockholders of Medical Resources Management, Inc.
will be held on                , June   , 2001 at 10:00 a.m., local time at
               , Glendale, California for the following purposes:

     (1) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization and Merger, dated as of January 23, 2001, by and among MRM, Emergent Group Inc. and MRM Acquisition Corp., pursuant to which:

          (a) MRM will be merged with MRM Acquisition Corp., with MRM being the surviving corporation; and

          (b) each issued and outstanding share of common stock of MRM will be converted into and represent the right to receive 0.37 shares of Emergent common stock; provided that if the average closing sale price of Emergent common stock as reported by the OTC Bulletin Board for the 10 consecutive trading days ending one trading day prior to the closing date of the merger ("Emergent's Average Stock Price") is less than $0.27 per share, then the exchange ratio will be equal to the quotient of a fraction whose numerator shall be
              0.10 and whose denominator shall be Emergent's Average Stock Price, but in no event greater than 0.60 shares of Emergent common stock.

     (2) To transact any other business incidental to the special meeting that may properly come before such meeting or any adjournment or postponement of the special meeting.

     MRM's board of directors has unanimously approved the merger agreement and recommends that you vote FOR approval and adoption of the merger agreement. We have described the proposal in more detail in the accompanying proxy statement/prospectus, which you should read in its entirety before voting. A copy of the merger agreement with Emergent is attached as annex A to the accompanying proxy statement/prospectus.

     The close of business on May   , 2001 has been fixed by MRM's board of
directors as the record date for the determination of stockholders entitled to notice of and to vote at the MRM special meeting or any adjournment or postponement thereof. Only holders of record of MRM common stock at the close of business on the record date may vote at the special meeting.

     Any record holder of our common stock who, before the taking of the vote on the approval and adoption of the merger agreement, delivers to us a written demand stating that he, she or it intends to demand appraisal of his, her or its shares if the merger is consummated and whose shares are not voted in favor of approval and adoption of the merger agreement, may be entitled to such appraisal of his, her or its shares pursuant to sections 92A.300 to 92A.500, inclusive, of the Nevada Revised Statues, a copy of which is included as annex B to the attached proxy statement/prospectus. MRM, as the surviving corporation in the merger, and any such stockholder shall have the rights and duties and shall follow the procedures set forth in Sections 92A.380 and 92A.390 of the Nevada Revised Statues. For a description of the procedures to be followed in asserting appraisal rights in connection with the proposed merger, see "The Merger -- Appraisal Rights" in the accompanying proxy statement/prospectus.

     All of our stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it is voted at the special meeting. Executed proxies with no instructions indicated thereon will be voted "FOR"approval and adoption of the merger agreement. If you fail to return a properly executed proxy card or to vote in person at the special meeting, the effect will be a vote against the merger agreement.

                                          /s/ [SIGNATURE TO COME]
                                          --------------------------------------
                                          Al Guadagno
                                          Secretary

Glendale, California
May   , 2001

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. DO NOT SEND YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL INSTRUCTING YOU WHERE TO SEND THEM.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    iv
SUMMARY.....................................................     1
  The Companies.............................................     1
  The Merger................................................     2
  What Holders of MRM Common Stock Will Receive in the
     Merger.................................................     2
  Votes Required............................................     2
  MRM Board Recommendation to Stockholders..................     3
  Ownership of Emergent Following the Merger................     3
  Conditions to the Merger..................................     3
  Absence of Regulatory Approvals...........................     4
  Material Federal Income Tax Consequences..................     4
  Appraisal Rights..........................................     4
  Summary Historical and Pro Forma Financial Data...........     5
COMPARATIVE PER SHARE INFORMATION...........................     7
RISK FACTORS................................................     8
  Risks of the Merger.......................................     8
  Risks Relating to Emergent's Business.....................    10
  Risks Relating to MRM's Business..........................    13
  Risks of MRM Remaining Independent........................    14
CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING
  STATEMENTS................................................    17
THE SPECIAL MEETING.........................................    18
  Date, Time and Place......................................    18
  Purpose...................................................    18
  Board of Directors' Recommendation........................    18
  Record Date, Outstanding Shares and Voting Rights.........    18
  Vote Required; Quorum.....................................    18
  Voting of Proxies.........................................    19
  Revocation of Proxies.....................................    19
  Solicitation of Proxies, Expenses.........................    19
THE MERGER..................................................    20
  Background of the Merger..................................    20
  Recommendation of MRM Board; MRM's Reasons for the
     Merger.................................................    22
  Emergent's Reasons for the Merger.........................    23
  Interests of MRM's Executive Officers and Directors in the
     Merger.................................................    24
  Accounting Treatment of the Merger........................    25
  Absence of Regulatory Approvals...........................    25
  Material Federal Income Tax Consequences..................    25
  Resales of Emergent Common Stock Issued in Connection with
     the Merger; Affiliate Agreements.......................    25
  Appraisal Rights..........................................    26
     Right to Dissent.......................................    26
     Requirements...........................................    26
     Payment for Dissenting Shares..........................    27
THE MERGER AGREEMENT........................................    29
  The Merger................................................    29
  Conversion of Securities..................................    29
     Treatment of MRM Common Stock and Determination of
      Exchange Ratio........................................    29
     Illustration of Exchange Ratio at Various Emergent
      Average Stock Prices..................................    29
  Representations and Warranties............................    30
  Representations and Warranties of MRM.....................    30
  Representations and Warranties of Emergent and Merger
     Sub....................................................    31

                                                              PAGE
                                                              ----
  Certain Covenants.........................................    32
     Conduct of Business by MRM Prior to the Merger.........    32
     Acquisition Proposal...................................    33
     Information Supplied...................................    33
     Stockholder Meeting....................................    33
     Filings; Other Actions; Notification...................    33
     Taxation and Accounting................................    34
     Access.................................................    34
     Affiliates; Lock Up Letters............................    34
     Exchange Listing.......................................    34
     Publicity..............................................    34
     Stock Options..........................................    34
     Employee Benefits......................................    34
     Expenses...............................................    34
     Takeover Statutes......................................    35
  Conditions to Obligation to Effect the Merger.............    35
  Termination...............................................    36
  Expenses; Termination Fee.................................    37
  Amendment and Waiver......................................    37
  Survival of Representations and Warranties................    37
  Governing Law.............................................    37
PRICE RANGES OF SECURITIES..................................    38
  Emergent..................................................    38
  MRM.......................................................    38
UNAUDITED PRO FORMA COMBINING FINANCIAL STATEMENTS..........    39
EMERGENT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    44
MRM'S SELECTED FINANCIAL DATA...............................    46
MRM MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    47
EMERGENT'S BUSINESS.........................................    51
  Merchant Banking..........................................    51
  Targeted Market...........................................    51
  Collaborative Relationships...............................    51
  Client Selection Criteria.................................    52
  Financing Activities......................................    52
  Related Services..........................................    52
  Sources of Revenue........................................    53
  Importance of Relationships...............................    53
  Industry Focus............................................    53
  Transaction Size..........................................    54
  Conflicts from the Merchant Banking Relationship..........    54
  Conflicts from Other Activities of Emergent's
     Principals.............................................    54
  Uncertain Impact of SEC Initiatives.......................    54
  Government Regulations and Legal Uncertainties............    55
  Trademarks................................................    55
  Regulation................................................    56
  Competition...............................................    56
  Employees.................................................    56
  Facilities................................................    56
EMERGENT'S DIRECTORS AND EXECUTIVE OFFICERS.................    57
  Compensation of Executive Officers and Directors..........    58
  Certain Relationships.....................................    58
EMERGENT'S PRINCIPAL STOCKHOLDERS...........................    59

                                                              PAGE
                                                              ----
DESCRIPTION OF EMERGENT'S CAPITAL STOCK.....................    60
  Common Stock..............................................    60
  Preferred Stock...........................................    60
  Transfer Agent............................................    60
MRM'S BUSINESS..............................................    61
  Introduction..............................................    61
  Historical Background.....................................    61
  Growth....................................................    62
  Acquisitions..............................................    62
  Products and Services.....................................    62
  Marketing and Sales.......................................    63
  Markets...................................................    64
     Hospital Mobile Laser/Surgical Services................    64
     Cosmetic Mobile Laser/Surgical Services................    64
     Hospital Medical Equipment, Rentals....................    64
     Equipment and Disposable Sales.........................    65
  Government Regulation.....................................    65
  Potential Exposure to Liability...........................    65
  Competition...............................................    65
  Employees.................................................    66
  Properties................................................    66
MRM'S DIRECTORS AND EXECUTIVE OFFICERS......................    67
  Compensation of Executive Officers and Directors..........    68
  Certain Relationships.....................................    69
MRM'S PRINCIPAL STOCKHOLDERS................................    70
DESCRIPTION OF MRM'S CAPITAL STOCK..........................    71
  Common Stock..............................................    71
  Preferred Stock...........................................    71
  Transfer Agent............................................    71
COMPARISON OF ARTICLES OF INCORPORATION AND BYLAWS OF MRM
  AND EMERGENT..............................................    72
  General...................................................    72
  Authorized Shares of Capital Stock........................    72
  Special Meetings of Stockholders..........................    72
  Amendment of Bylaws.......................................    72
  Directors and Officers....................................    72
  Indemnification and Limitation of Liability...............    73
LEGAL MATTERS...............................................    73
EXPERTS.....................................................    74
WHERE YOU CAN FIND MORE INFORMATION.........................    74
STOCKHOLDER PROPOSALS.......................................    74
INDEX TO FINANCIAL STATEMENTS...............................   F-1
ANNEX A: AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
  DATED AS OF JANUARY 23, 2001, BY AND AMONG MEDICAL
  RESOURCES MANAGEMENT, INC., EMERGENT GROUP INC. AND MRM
  ACQUISITION CORP..........................................   A-1
ANNEX B: QUALIFICATIONS OF AND PROCEDURES FOR DISSENTING
  STOCKHOLDERS NEVADA REVISED STATUTES ("NRS") SEC. 92A.....   B-1
INFORMATION NOT REQUIRED IN PROSPECTUS......................  II-1
SIGNATURES..................................................   S-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: Emergent believes that the merger offers several potential benefits which will contribute to the success of the combined company, including:

     - Using MRM's distribution platform to accelerate the adoption of new medical technologies being created by Emergent's various portfolio companies;

     - Generating investment and acquisition possibilities for Emergent through MRM's frequent contact with medical technology companies; and

     - Employing Emergent's network of financial and healthcare industry relationships to leverage horizontal and vertical expansion opportunities for the combined company.

    Further, the merger is consistent with Emergent's acquisition strategy of targeting companies that offer significant growth opportunities.

    MRM believes that the merger fulfills the following critical goals:

     - Improving access to the capital necessary to meet MRM's short term working capital needs;

     - Creating synergies with innovative new technologies being created within Emergent's various portfolio companies and leveraging MRM's existing customer relationships; and

     - Acquiring fund-raising capabilities to seek out growth capital for the national expansion of MRM's distribution business.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETE?

A:   We are working toward completing the merger as quickly as possible. We
     expect to complete the merger by June   , 2001. If necessary or desirable,
     Emergent and MRM may agree to a later date.

Q:  WHAT DO I NEED TO DO NOW?

A: We urge you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the merger affects you as an MRM stockholder. You also may want to review the documents referenced under "Where You Can Find More Information" on page 74.

Q:   HOW DO I VOTE?

A: You should simply indicate on your proxy card how you want to vote and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote for the merger agreement. If you fail to return your proxy card or to vote in person at the meeting, the effect will be a vote against the merger agreement.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on the approval of the merger and you will in effect be voting against the merger. You should therefore be sure to provide your broker with instructions on how to vote your shares.

Q:   MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may do this in one of three ways. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to us at the address on page 19 prior to the special meeting. Third, you may attend the special meeting and vote in person. However, simply attending the special meeting, without voting in person, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the special meeting.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. You will receive written instructions for exchanging your stock certificates for shares of Emergent common stock issuable to you in connection with the merger.

Q:   WHAT EFFECT WILL THE MERGER HAVE ON MY SHARES?

A:   Each share of your MRM common stock will be exchanged for not less that
     0.37 nor more than 0.60 shares of Emergent common stock. Subject to the preceding limits, the exact number of shares of Emergent common stock to be issued in the merger will be determined by an exchange ratio which will be calculated by means of a formula linked to the average of the closing sale price of Emergent common stock, as reported on the OTC Bulletin Board, for the 10 consecutive trading days ending one trading day prior to the closing date of the merger.

     For example, if the average of the closing sale price of Emergent common stock is equal to or greater than $0.27 per share, you will receive 0.37 shares of Emergent common stock for each share of MRM common stock that you own. Conversely, if the average of the closing sales price of Emergent common stock is equal to or less than $0.17 per share, you will receive
     0.60 shares of Emergent common stock for each share of MRM common stock.

Q:   HOW WILL STOCKHOLDERS KNOW WHAT THE ACTUAL EXCHANGE RATIO IS?

A: We will issue a press release at the time of the closing of the merger that will disclose the exchange ratio. The exchange ratio is the fraction of a share of Emergent common stock that you will receive in the merger for each share of MRM common stock that you own.

Q:   WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

A: You will recognize no gain or loss as a result of the exchange of your MRM common stock for shares of Emergent common stock in connection with the merger. For a more detailed discussion, you should read "Material Federal Income Tax Consequences" at page 25.

Q:   CAN I SELL MY EMERGENT COMMON STOCK RECEIVED IN THE MERGER IMMEDIATELY?

A: Yes, except for those MRM stockholders who may be considered affiliates of MRM. Affiliates are stockholders who control, are controlled by, or are under common control with MRM. If you believe that you may be an affiliate of MRM, you should consult with your counsel regarding any restrictions you may have with respect to your resale of the shares of Emergent common stock you receive in the merger.

Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A: If you would like additional copies of the proxy statement/prospectus, or if you have questions about the merger, including how to complete and return your proxy card, you should contact:

               Al Guadagno
               Medical Resources Management, Inc.
               932 Grand Central Avenue
               Glendale, California 91201
               Telephone: (818) 240-8250
               Fax: (818) 240-8535

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page
74. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

THE COMPANIES (PAGES 51 AND 61)

EMERGENT GROUP, INC.
375 Park Avenue
New York, New York 10152
(212) 813-9700

     Emergent is a merchant banking firm whose targeted client base is the emerging growth and small to mid-capitalization company -- a company with an established revenue stream and an enterprise value of $10.0 million to $250.0 million. The term "enterprise value" in this context means the value Emergent places on the client company on a post-transaction basis in determining the price of securities to be sold and the percentage of the client company represented by those securities in a proposed transaction.

     Merchant banks are essentially in the business of finding opportunities and sources of funding and, with investors' money and their own capital, financing growth and facilitating transactions for and among their clients. The distinguishing characteristics of a merchant bank are that it commits its own capital, or the capital of its principals, to a transaction, either in the form of debt, typically short-term bridge financing, or equity, and that it generally receives an equity position in the client company as part or all of the compensation for its services.

MEDICAL RESOURCES MANAGEMENT, INC.
932 Grand Central Avenue
Glendale, California 91201
(818) 240-8250

     MRM makes mobile laser/surgical services available to its customers by providing this equipment on a per procedure basis to hospitals, outpatient surgery centers, and physicians' offices. MRM provides these mobile lasers with technical support to ensure the lasers are working correctly for the physicians performing the procedures. MRM also provides other medical equipment on a rental basis to hospitals and surgery centers.

     MRM's laser/surgical services focus on two of the most rapidly growing areas of the health care industry: managed care and cosmetic surgery. For managed care, minimally invasive procedures can be performed by physicians at hospitals who rent MRM's laser equipment. The hospitals that are its customers find the investment in the latest laser surgery equipment and trained technicians to be uneconomical. For cosmetic surgery, by renting MRM's equipment, physicians benefit by having a multitude of different laser technologies available to offer to their patients without the burden of investing a significant amount of money. In both instances, physicians and hospitals receive technical support and expertise that is provided with the equipment, which allows the staff to concentrate on their duties without the additional task of running a laser.

     MRM has approximately 600 active surgical services accounts in California, Arizona, Utah, Colorado, and Nevada and experiences a high rate of repeat business from the hospitals, surgery centers and doctors that it serves. The market encompasses many disciplines including plastic/cosmetic surgery, dermatology, orthopedic surgery, otolaryngology, urology, obstetrics, gynecology, ophthalmology, general surgery, podiatry and dentistry. Equipment is becoming more specialized to the medical procedures involved, and technical training of the physician regarding the use of equipment is a significant part of MRM's business.

THE MERGER (PAGES 20 AND 29)

     The merger agreement is attached to this proxy statement/prospectus as annex A. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

WHAT HOLDERS OF MRM COMMON STOCK WILL RECEIVE IN THE MERGER (PAGE 29)

     Upon consummation of the merger, holders of MRM common stock will receive not less than 0.37 nor more than 0.60 shares of Emergent common stock in exchange for each share of MRM common stock. The exact number of shares of Emergent common stock issuable in exchange for each outstanding share of MRM common stock will be calculated by a formula linked to the average closing price of Emergent common stock, as reported on the OTC Bulletin Board for the 10 consecutive trading days ending one trading day prior to the closing date of the merger.

  FOR EXAMPLE:

     - if the average closing sale price of Emergent common stock is greater than $0.27 per share, you will receive 0.37 shares of Emergent common stock for each share of MRM common stock that you hold; and

     - if the average closing sale price of Emergent common stock is less than $0.27 per share, you will receive between 0.37 and 0.60 shares of Emergent common stock for each share of MRM common stock you hold. If the average closing price of Emergent common stock is within the foregoing range, the exact number of shares of Emergent common stock that you receive will be determined by an exchange ratio equal to the quotient of a fraction whose numerator will be 0.10 and whose denominator will equal the average closing sale price of Emergent common stock, as reported on the OTC Bulletin Board, for the 10 consecutive trading days ending one trading day prior to the closing date of the merger.

  UNDER THIS FORMULA:

     If the merger had taken place on May   , 2001, which is the last trading
day prior to the date of this proxy statement/prospectus, the exchange ratio
would have been                . This example is provided to you for explanatory
purposes only, as the actual calculation cannot be provided in advance of your vote.

     The table below indicates the corresponding exchange ratio at various assumed average closing sale prices of Emergent common stock:

AVERAGE CLOSING
PRICE OF EMERGENT
COMMON STOCK                                     EXCHANGE RATIO
-----------------                                --------------
$0.15                                                0.6000
$0.167                                               0.5995
$0.175                                               0.5714
$0.20                                                0.5000
$0.25                                                0.4000
$0.27                                                0.3704
$0.38                                                0.3700

     All of your shares of MRM common stock will be aggregated for purposes of calculating the number of shares of Emergent common stock to be issued in exchange therefor in connection with the merger. You will not receive fractional shares of Emergent common stock. Instead, you will be paid cash in lieu of fractional shares.

VOTE REQUIRED (PAGE 18)

     The holders of a majority of the outstanding shares of MRM common stock must vote in favor of approving the merger agreement in order to approve the merger agreement.

     The directors and executive officers of MRM other than Emergent's designees collectively beneficially own approximately 26.8% of MRM's outstanding common stock. MRM currently expects that all of these holders will vote in favor of the merger agreement. Emergent's affiliate, Emergent Capital L.P., which beneficially owns 41.6% of MRM's outstanding common stock, intends to vote its shares in favor of the merger agreement.

MRM BOARD RECOMMENDATION TO STOCKHOLDERS (PAGE 22)

     MRM's board of directors voted unanimously to approve the merger agreement and the transactions contemplated thereby. The MRM board believes that the merger is in your best interests and recommends that you vote FOR the proposal to approve the merger agreement.

OWNERSHIP OF EMERGENT FOLLOWING THE MERGER (PAGE 29)

     Based on the number of shares of Emergent common stock outstanding on May , 2001:

     - Assuming an exchange ratio of 0.37, MRM's stockholders will receive approximately 5,633,431 shares of Emergent common stock in the merger, which will constitute approximately 11.3% of the voting power of Emergent's outstanding capital stock following the merger.

     - Assuming an exchange ratio of 0.60, MRM's stockholders will receive approximately 9,135,293 shares of Emergent common stock in the merger, which will constitute approximately 17.1% of the voting power of Emergent's outstanding capital stock following the merger.

CONDITIONS TO THE MERGER (PAGE 35)

     The completion of the merger depends upon the satisfaction of a number of conditions, including, among other things:

     - the approval of the merger agreement by MRM's stockholders; and

     - the absence of any law or injunction issued by a court making the merger illegal or otherwise prohibiting us from closing the merger.

     Further, the obligation of MRM to complete the merger is also conditioned on, among other things:

     - the representations and warranties of Emergent in the merger agreement being true and correct in all material respects as of the closing of the merger, except for those representations and warranties that address matters only as of a particular date, which must be true and correct only as of such particular date; and

     - the performance and compliance in all material respects by Emergent of and with all of Emergent's obligations under the merger agreement which are to be performed or complied with prior to the closing of the merger.

     Further, the obligation of Emergent to complete the merger is also conditioned on, among other things:

     - the representation and warranties of MRM in the merger agreement being true and correct in all material respects as of the closing of the merger, except for those representations and warranties that address matters only as of a particular date, which must be true and correct in all material respects only as of such particular date; and

     - the performance or compliance by MRM in all material respects with all of MRM's obligations under the merger agreement which are to be performed or complied with prior to the closing of the merger.

ABSENCE OF REGULATORY APPROVALS (PAGE 25)

     No submissions to the Antitrust Division of the Department of Justice and the Federal Trade Commission are required of either Emergent or MRM pursuant to the Hart-Scott-Rodino Antitrust Improvements Act.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 25)

     The merger has been structured so that neither Emergent nor MRM nor their respective stockholders will recognize any gain or loss for Federal income tax purposes in the merger, except for tax payable because of cash received instead of fractional shares by MRM stockholders.

APPRAISAL RIGHTS (PAGE 26)

     Under the Nevada Revised Statutes, the holders of MRM common stock have the right to seek an appraisal of, and to be paid the fair value of, their shares.
Section 92A.300 through 92A.500 of the Nevada Revised Statutes, which governs the rights of stockholders who wish to seek appraisal of their shares, is summarized in this proxy statement/prospectus under the heading "The
Merger -- Appraisal Rights" on pages 26 through 28, and is attached to this proxy statement/prospectus as annex B.

                              EMERGENT GROUP INC.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     We are providing the following information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical and unaudited pro forma combined financial statements and related notes that are included in this proxy statement/prospectus.

     The following unaudited pro forma condensed combining financial data, which are presented to reflect the acquisition of MRM by Emergent, have been prepared as if the acquisition had taken place as of March 8, 2000 in the case of the unaudited pro forma condensed combining statements of operations for the period from inception (March 8, 2000) to December 31, 2000. The acquisition is to be accounted for using the purchase method of accounting. The unaudited pro forma condensed combining financial data are based upon the historical financial statements of Emergent and MRM. The purchase price allocation has been based on preliminary valuations of MRM for the assets acquired and liabilities assumed.

     As a result of differing year-ends of Emergent and MRM, results of operations for dissimilar year-ends have been combined. Emergent's results of operations for the period from inception (March 8, 2000) to December 31, 2000 have been combined with MRM's results of operations for the year ended October 31, 2000.

     The per share price used to determine the consideration paid by Emergent for the stock of MRM was the quoted market price of Emergent common stock on the day the merger was approved by the Emergent board. Such amount was applied to the maximum number of shares that may be issued in the transaction. These amounts are estimated and may change due to market value fluctuation in Emergent common stock, and factors that could impact the number of shares issued in connection with the transaction, as well as other matters that may impact consummation of this transaction.

     The unaudited pro forma condensed combining financial data should be read in conjunction with the notes thereto, with the respective historical financial statements of Emergent and MRM included elsewhere herein and with the information pertaining to Emergent and MRM set forth under including "Emergent Management's Discussion and Analysis of Financial Condition and Results of Operations", "Comparative Per Share Information", "Selected Combining Financial Data" and "Risk Factors" included elsewhere herein.

                                                                            FOR THE PERIOD FROM
                                                FOR THE PERIOD FROM      INCEPTION (MARCH 8, 2000)
                                             INCEPTION (MARCH 8, 2000)     TO DECEMBER 31, 2000
                                               TO DECEMBER 31, 2000              PRO FORMA
                                                    HISTORICAL             (UNAUDITED) (NOTE 1)
                                             -------------------------   -------------------------
Revenue....................................         $        --                 $11,102,650
                                                    -----------                 -----------
Total revenue..............................                  --                  11,102,650
Cost of sales..............................                  --                   6,986,936
                                                    -----------                 -----------
Gross profit...............................                                       4,115,714
Operating expenses.........................           3,738,499                   8,911,057(A)
                                                    -----------                 -----------
Total operating expenses...................           3,738,499                   8,911,057
Loss before interest (income) expense and
  income taxes.............................           3,738,499                  (4,795,343)
Interest (income) expense..................            (128,284)                    996,001
                                                    -----------                 -----------
Loss before income taxes...................         $(3,610,215)                $(5,791,344)
Income tax expense.........................                  --                          --
                                                    -----------                 -----------
Net Loss...................................         $(3,610,215)                $(5,791,344)
                                                    ===========                 ===========
Per share information:
  Basic and diluted loss per share.........         $     (0.09)                $     (0.11)
                                                    ===========                 ===========

                                                            AS OF DECEMBER 31, 2000
                                             -----------------------------------------------------
Total assets...............................         $ 5,187,747                 $23,992,021
Long-term liabilities......................         $        --                 $ 4,656,125
Cash dividends declared per common share...         $        --                 $        --
Weighted average common shares outstanding
  basic and diluted........................          41,557,789                  50,693,082(B)

---------------

Note (1) The following unaudited pro forma condensed combining financial data have been prepared as if the acquisition had taken place as of March 8, 2000 in the case of the unaudited pro forma condensed combining statements of operations for the period from inception (March 8, 2000) to December 31, 2000 and as of December 31, 2000 for the unaudited pro forma combining balance sheet.

     (A) Reflects the amortization expense of $715,086 for the excess amount of the purchase price of $7,601,470 over the net assets acquired of $3,208,449 less $132,171 of previously recorded goodwill amortization by MRM.

     (B) The average number of common shares outstanding used in calculating pro forma loss per common share is calculated assuming that the shares of Emergent common stock issued in the merger were outstanding from March 8, 2000. Warrants to purchase shares of Emergent common stock were not included in computing pro forma diluted earnings per common share because their inclusion would result in a smaller loss per common share.

                       COMPARATIVE PER SHARE INFORMATION

     The following table sets forth unaudited pro forma data concerning the net loss, dividends and book value per share:

UNAUDITED PRO FORMA DATA CONCERNING NET LOSS, DIVIDENDS AND BOOK VALUE PER SHARE

                                                               EMERGENT
                                                              ----------
Net loss per share..........................................  $    (0.11)
Cash dividends per share....................................  $       --
Book value per share........................................  $     0.22
Shares outstanding..........................................  53,308,573

     The following tables set forth data concerning the historical net (loss), dividends and book value per share for Emergent and MRM:

        HISTORICAL NET (LOSS) INCOME, DIVIDENDS AND BOOK VALUE PER SHARE

                                                           FOR THE PERIOD FROM
                                                        INCEPTION (MARCH 8, 2000)    FOR THE YEAR ENDED
                                                          TO DECEMBER 31, 2000        OCTOBER 31, 2000
                                                                EMERGENT                    MRM
                                                        -------------------------    ------------------
Net loss per share....................................         $     (0.09)             $     (0.20)
Cash dividends per share..............................         $        --              $        --
Book value per share..................................         $       .11              $       .26
Shares outstanding....................................          44,173,280               13,892,155

     The foregoing pro forma and historical comparative per share information should be read in conjunction with the information set forth under "Unaudited Pro Forma Combining Financial Statements;" "Summary of Historical and Pro Forma Financial Data," "Managements Discussion and Analysis of Financial Condition and Results of Operations;" and "Risk Factors" elsewhere herein, as well as with Emergent's consolidated financial statements, including the notes thereto; and the other consolidated financial data included elsewhere in this proxy statement/prospectus. The Emergent consolidated statements of operating data and other consolidated financial statements and notes related thereto, were audited by Arthur Andersen LLP, independent public accountants. The consolidated financial statements are included in the back of this proxy statement/prospectus.

                                  RISK FACTORS

     In addition to general investment risks and the other information contained in this proxy statement/prospectus, you should carefully consider the following factors in deciding whether to vote in favor of approval of the merger agreement.

                              RISKS OF THE MERGER

MRM'S STOCKHOLDERS WILL NOT KNOW THE AGGREGATE NUMBER OF SHARES OF EMERGENT COMMON STOCK THEY WILL RECEIVE IN CONNECTION WITH THE MERGER AT THE TIME THEY VOTE ON THE MERGER AGREEMENT.

     The merger agreement provides that upon consummation of the merger, each share of MRM common stock will be exchanged for 0.37 of a share of Emergent common stock, subject to adjustment as described below. Because (i) the price of MRM common stock at the effective time of the merger may vary significantly from the prices as of the date of execution of the merger agreement, the date of this proxy statement/prospectus, the date of the MRM special meeting or the date of the effective time of the merger, due to changes in the business, operations and prospects of Emergent and MRM, market assessments of the likelihood that the merger will be consummated and the timing thereof, general market and economic conditions and other factors such as market perception of technology stocks and the stock market generally, and (ii) there is no adjustment to the exchange ratio based on the market value of MRM common stock, the market value of the shares of Emergent common stock which holders of MRM common stock will receive in the merger may be greater or less than the market value of the MRM common stock as of the date of execution of the merger agreement, the date of this proxy statement/prospectus, the date of the MRM special meeting or the date of the effective time of the merger.

     The merger agreement provides for a recalculation of the exchange ratio if the market price of Emergent common stock, as reported on the OTC Bulletin Board for the 10 consecutive trading days ending one trading day prior to the closing date of the merger (the "Emergent average stock price") is below $0.27. The exchange ratio will only be adjusted to reflect a decline in the Emergent average stock price to $0.17. If the Emergent average stock price is below $0.17, the exchange ratio will not be adjusted to the extent such price is below $0.17. Accordingly, the shares of Emergent common stock that MRM stockholders will receive in the merger may have a value of less than $0.10 per share of MRM
common stock. Between January 23, 2001 and May   , 2001, the average of the
daily high and low prices of Emergent common stock was below $0.27      times
and below $0.17      times. On May   , 2001, the day prior to the date of this
proxy statement/prospectus, the closing price of Emergent common stock was
$0.     . There can be no assurance that the price of shares of Emergent common stock and/or the shares of MRM will not decline between the date of this proxy statement/prospectus and the effective time of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER.

     Currently, Emergent, through its affiliate Emergent Capital, beneficially owns 41.6% of MRM's outstanding common stock. Daniel Yun and Mark Waldron, each an officer and director of both Emergent and Emergent Capital, are directors on the MRM board. As a group, MRM's directors and executive officers, exclusive of Messrs. Yun and Waldron, beneficially own 26.8% of MRM's outstanding common stock. Accordingly, these stockholders, individually and as a group, may be able to influence the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions of the MRM bylaws, and the approval of the merger and other significant corporate transactions.

INFLUENCE OF EMERGENT CAPITAL.

     After giving effect to the merger, Emergent Capital, together with its affiliates, will beneficially own between 51.9% and 52.2% of the outstanding shares of Emergent common stock. In addition,

Messrs. Waldron and Yun together with Calvin Yee and Amy Lai are and will continue to act as executive officers of Emergent Capital. Accordingly, upon consummation of the merger, Emergent Capital will exert substantial control over the operations and management of Emergent.

SALES OF SUBSTANTIAL AMOUNTS OF EMERGENT COMMON STOCK MAY NEGATIVELY AFFECT SHARE PRICE.

     Following the completion of the merger, MRM's stockholders will own a significant percentage of Emergent's outstanding common stock. Except for certain stockholders who may be considered affiliates of MRM, the former stockholders of MRM will be free to sell their shares of Emergent common stock acquired in the merger immediately following completion of the merger. Sales of substantial amounts of shares of Emergent common stock at one time or over the course of a short period of time, or the perception that such sales could occur, could adversely affect prevailing market prices of Emergent common stock.

EMERGENT COMMON STOCK MAY NOT HAVE AN ACTIVE TRADING MARKET, WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO RESELL SHARES WHEN YOU WANT.

     There has been a sporadic and at times virtually illiquid public market for Emergent common stock. Emergent management cannot predict the extent to which a trading market will develop for such stock or how liquid that market will be after the completion of the merger.

THE PRICE OF EMERGENT COMMON STOCK MAY FLUCTUATE.

     The market price of Emergent common stock is likely to be highly volatile as the stock market in general, and the market for technology companies and, indirectly, merchant banking firms such as Emergent which invest in technology companies, has been highly volatile. Stockholders may have difficulty selling their Emergent common stock following periods of volatility because of the market's adverse reactions to such volatility.

     Factors which could cause such volatility may include, among others:

     - Conditions or trends in the merchant banking or technology industries;

     - Changes in the market valuations of comparable companies;

     - Actual or anticipated variations in quarterly operating results;

     - Capital commitments and expenditures;

     - Departures of key employees; and

     - Announcements by Emergent or its competitors of significant acquisitions, strategic alliances and joint ventures.

Many of these factors are beyond Emergent's control and may materially adversely affect the market price of Emergent common stock, regardless of Emergent's future operating results.

EMERGENT IS UNLIKELY TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE.

     Neither Emergent nor MRM has ever paid cash dividends on its common stock. Following the merger, Emergent does not anticipate paying cash dividends for the foreseeable future. Emergent intends to reinvest any funds that might otherwise be available for the payment of dividends in further development of our business following the merger.

                     RISKS RELATING TO EMERGENT'S BUSINESS

EMERGENT'S BUSINESS STRATEGY IS UNPROVEN.

     Emergent is at a relatively early stage of development in its business strategy. Emergent will have to, among other things, establish the feasibility of its merchant banking services and demonstrate the economic benefits of facilitating collaboration among its clients. In deciding to start a merchant bank, Emergent assumed that there is a certain demand from smaller companies for the type of merchant banking services available to large companies. Emergent's management cannot give any assurance that such assumption will prove to be correct or that Emergent will be able to successfully compete in the merchant banking business against larger, more well established and well known companies. If this assumption about the need for these services is not accurate, or if Emergent is unable to compete as a merchant banker, its business, operating results and financial condition will be materially and adversely affected.

CERTAIN OF EMERGENT'S TARGETED CLIENTS MAY BE EXPECTED TO EXPERIENCE A HIGH FAILURE RATE.

     Emergent's management expects that a major portion of Emergent's business will be the provision of venture capital in the form of bridge loans to, or convertible debt and equity investments in companies that need money to develop a specific technology or advance an unproven business plan. Certain of these companies, specifically those in the early development stage, may experience a high rate of failure. There is often little history that would allow us to judge the likelihood that any of these companies will become viable or profitable businesses. These companies are unable to predict how long their start-up periods will be and there is the risk that the companies will have inadequate working capital to pay all of their expenses during their start-up or development stages. These companies often need substantial additional funding; any additional financing may result in substantial dilution to the investors in the initial stage. In addition, it is not uncommon for the underwriter of the initial public offering to insist that investors in the initial stage, like Emergent, withhold their stock from the market for a significant period after the offering.

IF EMERGENT IS UNABLE TO FACILITATE COLLABORATION AMONG ITS CLIENTS, ITS STRATEGY WILL NOT BE SUCCESSFUL AND BOTH ITS ECONOMIC PROSPECTS AND THOSE OF ITS CLIENTS WILL BE CURTAILED.

     Emergent's business strategy contemplates facilitating collaboration among its clients, including joint marketing, cross-selling and sharing of business information and technical expertise. If Emergent is unable to promote this collaboration, its clients will not fully realize the benefits of being part of Emergent's network, possibly slowing their growth. As a result, Emergent may have difficulty attracting new clients to its network.

EMERGENT'S MANAGEMENT HAS NOT PREVIOUSLY ACTIVELY MANAGED, OPERATED OR PROMOTED TECHNOLOGY COMPANIES, AND IF THEY CANNOT DO SO EFFECTIVELY, ITS BUSINESS STRATEGY WILL FAIL.

     Emergent's strategy involves helping its clients grow and access the public capital markets by providing them with management resources. Emergent's senior management has not previously actively managed, operated or promoted technology companies, and Emergent cannot assure you that its management will be able to do so effectively. If Emergent's senior management cannot effectively manage, operate and promote Emergent's clients, they may not become profitable or gain access to the public capital markets.

EMERGENT EXPECTS TO ENCOUNTER INTENSE COMPETITION FROM SECURITIES FIRMS, BANKS AND OTHER FINANCIAL SERVICES PROVIDERS.

     Emergent will encounter intense competition in all aspects of its business and will compete directly with many full service securities firms, investment banking firms, financial consulting firms and venture capital firms, a significant number of which offer their customers a broader range of financial services including many of the services traditionally performed by merchant banks. Most of these firms have substantially greater resources than Emergent has and may have greater operating efficiencies. In addition, a number of firms offer investment advisory services which are incidental to their other services and do not charge any commission for this type of service.

EMERGENT CANNOT ASSURE YOU THAT ITS CONFLICTS OF INTEREST POLICY WILL ADDRESS ALL POTENTIAL CONFLICTS OF INTEREST ADEQUATELY.

     Emergent has established a policy to address conflicts of interest that arise between Emergent and its directors, officers and affiliates and entities in which these persons have an interest. Under this policy, Emergent intends that any future transactions between itself and these persons and entities will be on terms no less favorable to Emergent than can be obtained on an arm's-length basis from unaffiliated third parties. Further, any of these transactions which Emergent does not consider to be in the ordinary course of business will be subject to approval by Emergent's independent Board members. However, this conflicts policy cannot guarantee that every contract or other transaction involving a conflict of interest will be on terms as favorable to Emergent as would have existed in the absence of the conflict of interest. Further, this policy cannot guarantee that Emergent will not enter into transactions which it would not otherwise have entered into absent its relationship with the affiliated party.

IF EMERGENT LOSES KEY EMPLOYEES UPON WHICH IT DEPENDS, IN PARTICULAR DANIEL YUN AND MARK WALDRON, ITS CHAIRMAN AND PRESIDENT, RESPECTIVELY, ITS BUSINESS COULD SUFFER.

     Emergent's prospects are dependent on the talent and expertise of its current management team. Losing the services of any member of the management team could have a material adverse effect on its operations and prospects. The continued involvement of Daniel Yun and Mark Waldron, Emergent's Chairman and President, respectively, is particularly critical to Emergent. Neither of Messrs. Yun or Waldron have an employment agreement with Emergent. Further, Emergent does not currently have any "key man" life insurance on any of its employees. Neither Mr. Yun nor Mr. Waldron devotes his full time to Emergent, as each is an officer of Emergent Capital and other affiliated companies. Emergent cannot give any assurance that the conflicting demands for their time will be resolved in Emergent's favor.

EMERGENT DOES NOT HAVE NON-COMPETITION AGREEMENTS WITH ITS EXECUTIVE OFFICERS.

     Emergent's business is heavily dependent on its ability to maintain ongoing relationships with both its merchant banking clients and outside investors who may participate in transactions that Emergent may arrange. Neither Mr. Yun, Mr. Waldron nor any of Emergent's other principals is bound by a non-competition agreement. As a result, it is possible that one or more of these persons could leave Emergent and go into competition with it either independently or as a principal or employee of another company. Although various legal remedies might be available to prevent the use of Emergent's proprietary information, Emergent would probably not have any effective legal way to prevent these persons from taking advantage of the relationships they have developed while working for Emergent.

EMERGENT WILL DEPEND ON ITS RELATIONSHIPS WITH INVESTMENT BANKERS.

     Emergent's ability to compete in its targeted market will depend to a large degree on being able to bring the customers in which it invests to the public securities markets. Since Emergent does not intend to underwrite securities issuances itself, it will need to develop relationships with one or more investment bankers who can act as underwriters of public offerings by these customers. If Emergent is unable to develop and maintain such relationships, it may find it difficult to get and retain customers in its targeted market.

EMERGENT WILL NOT BE ABLE TO SUCCESSFULLY EXECUTE ITS BUSINESS STRATEGY IF IT IS DEEMED TO BE AN INVESTMENT COMPANY UNDER THE INVESTMENT COMPANY ACT OF 1940.

     U.S. companies that have more than 100 stockholders or are publicly traded in the U.S. and are, or hold themselves out as being, engaged primarily in the business of investing, reinvesting or trading in securities are subject to regulation under the Investment Company Act of 1940. Unless a substantial part of Emergent's assets consists of, and a substantial part of its income is derived from, interests in majority-owned subsidiaries and companies that it primarily controls, Emergent may be required to register and become subject to regulation under the Investment Company Act. Because Investment Company Act regulation is, for the most part, inconsistent with Emergent's strategy of actively managing, operating and promoting collaboration among its network of clients, Emergent cannot feasibly operate its business as a registered investment company.

     If Emergent is deemed to be, and is required to register as, an investment company, it will be forced to comply with substantive requirements under the Investment Company Act, including:

     - limitations on its ability to borrow;

     - limitations on its capital structure;

     - restrictions on acquisitions of interests in its clients;

     - prohibitions on transactions with affiliates;

     - restrictions on specific investments; and

     - compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations.

EMERGENT MAY HAVE TO SELL, BUY OR RETAIN ASSETS WHEN IT WOULD NOT OTHERWISE WISH TO IN ORDER TO AVOID REGULATION AS AN INVESTMENT COMPANY.

     To avoid regulation under the Investment Company Act and related Securities and Exchange Commission ("SEC") rules, Emergent may need to sell assets which it would otherwise want to retain and may be unable to sell assets which it would otherwise want to sell. In addition, Emergent may be forced to acquire additional, or retain existing, income-generating or loss-generating assets which it would not otherwise have acquired or retained and may need to forego opportunities to acquire interests in attractive companies that would benefit its business. If Emergent were forced to sell, buy or retain assets in this manner, it could be prevented from successfully executing its business strategy. In addition, if Emergent is compelled to dispose of its equity interests in its clients, the strength of its collaborative client network will be adversely affected.

EMERGENT MAY SELL ITS EQUITY INTERESTS IN ITS CLIENTS FOR LESS THAN THEIR MAXIMUM VALUE OR AT A LOSS.

     Emergent's ability to sell client interests to generate income or to avoid regulation under the Investment Company Act may be limited, especially where there is no public market for a client stock. Market, regulatory, contractual and other conditions largely beyond its control will affect:

     - its ability to sell its equity interests in clients;

     - the timing of these sales; and

     - the amount of proceeds from these sales.

     If Emergent divests all or part of its equity interest in a client, it may not receive maximum value for the interest, and Emergent may sell it for less than the amount it paid to acquire it. Even if a client has publicly-traded stock, Emergent may be unable to sell its interest in that company at then-quoted market prices.

EMERGENT FACES THE UNCERTAIN IMPACT OF RECENT SEC INITIATIVES.

     The SEC has recently adopted a number of changes to its rules and forms which are designed to deter various fraudulent activities in the "micro-cap" market. The targeted market for Emergent's services is precisely the size of company at which these initiatives are directed. If the effect of these initiatives is to effectively shut out the small issuer from a public market, those issuers may turn to other methods of raising capital that do not require Emergent's services.

THERE IS A POSSIBILITY OF LITIGATION AGAINST EMERGENT.

     There is no pending or threatened litigation against Emergent other than several proceedings in which Emergent is the plaintiff and in which no counterclaims have been asserted against it. However, many aspects of Emergent's business will involve substantial risks of liability, including exposure to substantial liability under federal and state securities laws in connection with the suitability of the advice given to clients and the risk of liability arising out of the activities of its employees. Emergent may not be able to maintain an errors and omissions insurance policy insuring it against these risks. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions which generally seek rescission and substantial damages.

                        RISKS RELATING TO MRM'S BUSINESS

MRM HAS INCURRED LOSSES AND MAY CONTINUE TO INCUR LOSSES.

     MRM incurred a loss of $1.6 million for fiscal 2000, due to a number of factors including the closure of operating units in Idaho and Texas, increased costs in delivering services and inventory write-offs. In addition, the report of independent auditors for the year ended October 31, 2000 contains a going concern paragraph due to a net working capital deficiency and bank covenant violations raising substantial doubt about MRM's ability to continue as a going concern. While many of these losses were primarily attributed to restructuring costs, there can be no assurances that MRM will be profitable going forward. However, MRM's management believes that various strategic initiatives being taken will return MRM to profitability.

MRM'S CORE BUSINESS IN SURGICAL LASERS AND MEDICAL EQUIPMENT RENTALS HAS BEEN VERY PRICE COMPETITIVE AND MAY REMAIN SO.

     The market for MRM's services is highly competitive. Competitors often compete by lowering prices, thus impacting profit margins. In spite of such competition, MRM's management believes that MRM can compete successfully, since it provides a comprehensive suite of services that includes equipment services, technician support and physician education.

MRM MAY NEED SUBSTANTIAL ADDITIONAL FINANCING TO ACHIEVE ITS STRATEGIC GOALS.

     Much of MRM's future growth depends upon its ability to expand both geographically and building new infrastructure to accommodate new medical devices. Both of these initiatives will require MRM to raise significant sums of additional capital, which may or may not be available.

MRM IS SUBJECT TO ADVERSE CHANGES IN GOVERNMENT REGULATION.

     Many aspects of MRM's business in delivering medical and surgical services may be impacted by changes in federal and state regulations. MRM could encounter difficulties in meeting the requirements of new or changing regulations.

MRM MAY HAVE DIFFICULTIES IN ESTABLISHING SERVICE CAPABILITIES WITH NEW MEDICAL DEVICES UNRELATED TO ITS CURRENT BUSINESS.

     Establishing a market presence with new technologies may require the building of a new sales and support infrastructure. It may be difficult to hire the appropriate personnel and establish the necessary relationships to successfully penetrate the new market.

MRM MAY BE UNABLE TO ADJUST TO RAPID TECHNOLOGICAL CHANGE.

     MRM's equipment could quickly become obsolete due to new technological developments in medical devices. This could lead to a significant financial impact since most of its equipment is financed over a long period of time (between four to seven years).

                       RISKS OF MRM REMAINING INDEPENDENT

THERE MAY NOT BE AN ACTIVE TRADING MARKET FOR MRM'S STOCK.

     In the past, there has been an irregular and relatively illiquid public market for MRM's stock. If the merger is not consummated, MRM cannot assure you if, or to what extent, a more regular and/or liquid trading market may develop. This may make it difficult for you to sell your shares of MRM stock.

THE PRICE OF MRM'S STOCK MAY FLUCTUATE.

     If the merger is not consummated, the market price of MRM's stock is likely to be as highly volatile as the stock market in general, and the technology sector more specifically. Stockholders may have difficulty selling their MRM stock following periods of such volatility due to the market's adverse reaction to such volatility. Many of the factors leading to such volatility are beyond the control of MRM and could include:

     - conditions and trends in MRM's industry;

     - changes in the market valuation of companies similar to MRM;

     - actual or expected variations in MRM's operating results;

     - announcements by MRM or its competitors of the development of new products or technologies or strategic alliances or acquisitions; and

     - departures of members of MRM's senior management or other key employees.

These and other factors may adversely affect the price of MRM's stock, regardless of its future operating results and MRM cannot assure you that its stock will trade at prices similar to the stock of its competitors or other similar companies.

MRM MAY EXPERIENCE QUARTERLY AND ANNUAL FLUCTUATIONS IN ITS OPERATING RESULTS IN THE FUTURE, WHICH MAKES ITS PAST PERFORMANCE AN UNRELIABLE INDICATION OF FUTURE PERFORMANCE.

     MRM's operating results may vary significantly from quarter to quarter and from year to year in the future. A number of factors, many of which are outside of MRM's control, may cause these variations, including:

     - fluctuations in demand for, and sales of, MRM's products and services or prolonged downturns in the industries that MRM serves;

     - the introduction of new products, services or technologies by competitors, entry of new competitors, pricing pressures and other competitive factors;

     - the ability to develop, introduce and market new products, services and technologies in a timely manner;

     - the rate of market acceptance of any new products or services;

     - delays or reductions in customer purchases of MRM products and services in anticipation of the introduction of new or enhanced products and services by MRM or its competitors;

     - MRM's ability to control expenses;

     - the timing of regulatory approvals and changes in domestic and regulatory environments;

     - the level of capital spending of its customers;

     - costs related to acquisitions or alliances; and

     - general economic conditions.

Due to these and other factors, MRM believes that its operating results in future quarters and years may differ from expectations, and quarter-to-quarter and year-to-year comparisons of its past operating results may not be meaningful. You should not rely on MRM's results for any quarter or year as an indication of future performance.

MRM'S INDUSTRY IS UNPREDICTABLE AND CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGES AND EVOLVING STANDARDS, AND, IF MRM FAILS TO ADDRESS CHANGING MARKET CONDITIONS, ITS BUSINESS AND OPERATING RESULTS WILL BE HARMED.

     MRM's industry is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. Because this market is subject to rapid change, it is difficult to predict its potential size or future growth rate. MRM's success in generating revenues in this market will depend on, among other things:

     - maintaining and enhancing its relationships with customers;

     - the education of potential customers about the benefits of MRM's products and services; and

     - the ability to accurately predict and develop new products, services and technologies to meet industry standards.

     MRM cannot assure you that its expenditures for the acquisition of new products and technologies will result in their introduction or, if such products or technologies are introduced, that they or the related services will achieve sufficient market acceptance. MRM may need to expend significant resources to acquire new products and services in the future, which may adversely impact its profitability. However, the failure to make such expenditures to address rapid technological changes in the industry could adversely affect MRM's business.

FAILURE TO SUCCESSFULLY COMPLETE AND MANAGE GROWTH STRATEGIES COULD ADVERSELY AFFECT MRM'S BUSINESS, PROFITABILITY AND GROWTH PROSPECTS.

     Part of MRM's growth strategy includes acquisitions and alliances involving complementary products, services, technologies and businesses. If MRM is unable to overcome the potential problems and inherent risks related to such acquisitions and alliances, its business, profitability and growth prospects could suffer. The company's ability to expand successfully through acquisitions and alliances depends on many factors, including the ability to identify appropriate prospects and negotiate and close transactions. Even if future acquisitions or alliances are completed:

     - MRM could fail to select the best acquisition or alliance partners;

     - MRM could fail to effectively plan and manage acquisition or alliance strategies;

     - management's attention could be diverted from other business concerns;

     - MRM could encounter problems integrating the acquired or allied operations, technologies or products; and

     - the acquisition or alliance could have adverse effects on existing business relationships with suppliers and/or customers.

Many companies compete for acquisition and alliance opportunities in MRM's industry. Some of MRM's competitors are companies that have significantly greater financial and management resources than MRM. This may reduce the likelihood that MRM will be successful in completing alliances necessary to the future success of its business.

     Anticipated growth in the number of employees and in sales, combined with the challenges of managing geographically-dispersed operations, will place a significant strain on MRM's management systems and resources. MRM expects that it will need to continue to improve its information technology systems, financial and managerial controls, reporting systems and procedures and continue to expand, train and manage its work force. The failure to effectively manage growth could disrupt MRM's business and adversely affect its operating results.

IF MRM LOSES KEY EMPLOYEES ON WHOM IT DEPENDS, IN PARTICULAR ITS PRESIDENT, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, RICHARD A. WHITMAN, ITS BUSINESS COULD SUFFER.

     MRM believes that its continued success will depend to a significant extent upon retaining the services of its senior management. The company's business could be materially and adversely affected if it loses the services of Richard
A. Whitman, the President, Chairman of the Board and Chief Executive Officer, or other persons in senior management. Any members of its senior management could seek other employment at any time and MRM currently does not have "key-person" life insurance policies to cover any of its employees. The ability to continue to attract and retain highly skilled personnel will be a critical factor in determining MRM's future success. Competition for highly skilled personnel is intense and MRM may not be successful in attracting, assimilating or retaining qualified personnel to fulfill current or future needs. If MRM cannot recruit, train, retain and effectively manage key employees, its business, profitability and growth prospects could suffer.

SOME OF MRM'S PRODUCTS ARE COMPLEX IN DESIGN AND MAY CONTAIN DEFECTS THAT ARE NOT DETECTED UNTIL DEPLOYED BY CUSTOMERS, WHICH COULD INCREASE MRM'S COSTS AND REDUCE ITS REVENUES.

     Much of MRM's products are inherently complex in design and require ongoing regular maintenance. As a result of the technical complexity of its products, changes in MRM's suppliers' manufacturing processes or the inadvertent use of defective or contaminated materials by such suppliers could result in a material adverse effect on MRM's ability to achieve acceptable product reliability. To the extent that such product reliability is not achieved, MRM could experience, among other things:

     - damage to its business reputation;

     - loss of customers;

     - failure to attract new customers or achieve market acceptance;

     - diversion of resources; and

     - legal actions by customers.

The occurrence of any one or more of the foregoing factors could seriously harm MRM's business, financial condition and results of operations.

MRM FACES INTENSE COMPETITION.

     The laser/surgical services and medical equipment rental industry is highly competitive. MRM's operations compete with services provided by numerous local, regional and national equipment and service providers. Certain of these competitors are larger or have greater financial resources than MRM. There can be no assurance that MRM will not encounter increased competition which could adversely affect it business, results of operations or financial condition.

           CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

     Emergent and MRM believe this document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of Emergent and MRM, based on information currently available to each company's management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of Emergent and MRM set forth under "Summary," "Summary Historical and Unaudited Pro Forma Combined Financial Data," "Risk Factors," "The Merger -- Recommendation of MRM Board; MRM's Reasons for the Merger," "-- Recommendation of Emergent Board: Emergent's Reasons for the Merger", "Emergent Unaudited Pro Forma Condensed Combined Financial Statements;" Emergent Management's Discussion and Analysis of Financial Condition and Results of Operations," "MRM Management's Discussion and Analysis of Financial Condition and Results of Operations," "Emergent's Business" and "MRM's Business."

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Emergent and MRM may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond the ability of Emergent or MRM to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 8. In addition to the Risk Factors and other important factors discussed elsewhere in this proxy statement/prospectus, you should understand that other risks and uncertainties and Emergent's public announcements and SEC filings could affect the future results of Emergent after the merger and could cause results to differ materially from those suggested by the forward-looking statements.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

     The special meeting of stockholders will be held at 10:00 a.m., local time,
on June   , 2001, at                , Glendale, California. This proxy
statement/prospectus is being furnished in connection with the solicitation by the board of directors of MRM of proxies to be used at the special meeting and at any and all adjournments and postponements of the special meeting.

PURPOSE

     The purpose of the special meeting is to consider and vote on the proposal to approve the merger agreement under which MRM would be merged with a subsidiary of Emergent, with MRM continuing as the surviving corporation. MRM's stockholders may also be asked to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

BOARD OF DIRECTORS' RECOMMENDATION

     After careful consideration, the MRM board has unanimously approved the merger agreement and recommends a vote FOR approval of the merger agreement.

RECORD DATE, OUTSTANDING SHARES AND VOTING RIGHTS

     The MRM board has fixed May   , 2001 as the record date for the special
meeting. Only holders of record of shares of MRM common stock on the record date are entitled to notice of and to vote at the special meeting. As of the record
date, there were           outstanding shares of MRM common stock held by
          holders of record. At the special meeting, each share of MRM common stock will be entitled to one vote.

VOTE REQUIRED; QUORUM

     The approval of the merger agreement will require the affirmative vote of the holders of a majority of the shares of MRM common stock issued and outstanding on the record date. Shares that are not represented at the special meeting and shares represented at the special meeting that abstain from voting on the proposal to approve the merger agreement will have the same effect as shares voted against approval of the merger agreement.

     The representation, in person or by properly executed proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. All shares of MRM common stock represented in person or by proxy will be counted as present for the purposes of determining whether a quorum exists at the special meeting.

     If a broker or nominee holding shares of record of a customer indicates that it does not have discretionary authority to vote upon the merger agreement, those shares, which are referred to as broker non-votes, will be treated as present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Brokers or nominees holding shares of record for customers will not be entitled to vote upon the merger agreement unless they receive voting instructions from their customers. Accordingly, broker non-votes will not be voted in favor of approving the merger agreement, meaning that such shares will have the same effect as shares voted against approval of the merger agreement.

     As of the record date, MRM's directors and executive officers other than Emergent's designees collectively beneficially owned 26.8% of MRM's outstanding common stock. MRM's directors and executive officers have expressed their intent to vote their shares in favor of approval of the merger agreement. Emergent's affiliate, Emergent Capital, which beneficially owned 41.6% of MRM's outstanding common stock as of the record date, intends to vote its shares in favor of the merger agreement.

VOTING OF PROXIES

     All shares of MRM common stock that are represented at the special meeting by properly executed proxies received prior to or at such meeting, and that have not been revoked, will be voted at such meeting in accordance with the instructions indicated on such proxies. If a proxy is received, but no instructions are indicated, such proxies will be voted for approval of the merger agreement.

     The MRM board is presently unaware of any matter other than the approval of the merger agreement that will be addressed at the special meeting. If any other matters are properly presented at the meeting for consideration, including, among other things, consideration of a motion to adjourn or postpone such meeting to another time and/or place for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger, the holders of proxies will have discretion to vote on such matters in accordance with their best judgment unless otherwise directed by the proxy. Only shares voting in favor of the merger agreement will be voted in favor of such a motion to adjourn or postpone the special meeting.

REVOCATION OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

     - Attending the meeting and voting in person;

     - Filing with MRM's Secretary at or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy;

     - Duly executing a later dated proxy relating to the same shares and delivering it to MRM's Secretary before the taking of the vote at the special meeting; or

     - Expiration of 6 months from the date of its creation, unless the stockholder specifies in it a length of time for which it is to continue in force. Such extension of time may not exceed 7 years from the date of the proxy's creation.

     Any written notice of revocation or subsequent proxy should be sent to Medical Resources Management, Inc., 932 Grand Central Avenue, Glendale, California 90201, Attention: Secretary, or hand delivered to MRM's Secretary at or before the taking of the vote at the special meeting.

SOLICITATION OF PROXIES, EXPENSES

     Pursuant to the merger agreement, MRM will bear all expenses of its solicitation of proxies, excluding the costs of printing and mailing this proxy statement/prospectus to MRM's stockholders, which will be borne by Emergent. In addition to solicitation by use of the mails, directors, officers and employees of MRM may solicit proxies from stockholders in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation but will not be additionally compensated for their proxy solicitation efforts.

                                   THE MERGER

BACKGROUND OF THE MERGER

     On July 20, 2000, Paul Mikus, chief executive officer of Endocare, Inc., a manufacturer and marketer of cryosurgical technologies for applications in oncology and urology, introduced Daniel Yun and Mark Waldron, each a managing partner of Emergent Capital L.P., a private investment firm, to Richard Whitman, chairman and chief executive officer of MRM, at a meeting in New York City. Wide ranging discussions among Messrs. Yun, Waldron, Mikus and Whitman centered upon the development of Endocare's products, MRM's present and future relationship with Endocare, and MRM's growth strategy. Mr. Whitman informed Messrs. Yun and Waldron that MRM was seeking up to $6 million in equity financing.

     Following Mr. Whitman's return to California, a series of telephone conversations were held over the next three weeks between Mr. Whitman and Amy Lai, a partner of Emergent Capital, to assess the details of MRM's growth strategy, revenue and profitability forecasts.

     On August 21, 2000, Mr. Waldron traveled to MRM's offices in Glendale, California to meet with Mr. Whitman and other members of MRM's senior management and to conduct further due diligence of MRM.

     On or about September 6, 2000, MRM and Emergent Capital entered into a letter of intent which called for Emergent Capital to make a $1.0 million equity investment in MRM. Mr. Whitman advised Ms. Lai at this time that three other investors had each committed to an equity investment of $250,000 in MRM. Over the next two weeks, Mr. Whitman, Ms. Lai and MRM's and Emergent's respective counsel negotiated the terms and conditions of the investment documentation in numerous telephonic conversations. During the course of these conversations, Messrs. Yun and Waldron informed Mr. Whitman of Emergent Capital's acquisition on August 31, 2000 of a controlling equity interest in Emergent, then known as Dynamic International Ltd.

     On September 25, 2000, as part of the sale of 6,666,666 shares of MRM common stock for an aggregate purchase price of $2.0 million, Emergent Capital purchased 3,333,333 shares of MRM common stock for $0.30 per share, or an aggregate of $1.0 million. A condition of this purchase was the appointment of Messrs. Yun and Waldron to the MRM board.

     On October 12, 2000, Mr. Whitman traveled to New York to meet Messrs. Yun, Waldron, and Ms. Lai to discuss a possible business combination between Emergent and MRM.

     On or about October 24, 2000, Mr. Waldron and Mr. Calvin Yee, Emergent's vice president -- corporate development, presented a merger proposal to MRM's board, offering to exchange 0.45 shares of Emergent common stock for each outstanding share of MRM common stock. Thereafter and through November 2000, MRM's management responded to numerous inquiries from Mr. Yee for detailed information on MRM's operations, financial needs and prospects. Mr. Yee responded concurrently to similar inquiries from Donald Petrie and Richard Greenwood, each an MRM director, in regard to Emergent.

     On October 25, 2000, Messrs. Waldron and Yee met in Los Angeles at MRM's office with Messrs. Whitman, Greenwood and Petrie. Also present at this meeting were Allen Bonnifield a founder and significant stockholder of MRM, and Al Guadagno, MRM's chief financial officer. At this meeting, Mr. Waldron further described the respective business activities and backgrounds of Emergent Group and Emergent Capital and discussed the merger proposal.

     On November 6, 2000, MRM's board met and discussed MRM's then current business model and growth prospects as well as Emergent and its merger proposal.

     On November 21, 2000, Emergent agreed to provide a $200,000 three month bridge loan (subsequently extended to July 31, 2001) to MRM, convertible into shares of MRM common stock at a conversion rate of $0.10 per share. Concurrently, Emergent amended its merger proposal to provide for the exchange of 0.37 shares of Emergent common stock for each outstanding share of MRM common stock.

     On November 24, 2000 the MRM board met and appointed Messrs. Petrie and Greenwood to an Independent Committee, which was charged with the task of reviewing and making recommendations to the board regarding the issuance by MRM of a convertible promissory note to Emergent in exchange for the proposed $200,000 bridge loan from Emergent ($60,000 of which would be advanced by Mr. Whitman), and the potential acquisition of MRM by Emergent. The Independent Committee was appointed to screen Messrs. Yun and Waldron, as interested directors, from discussions regarding transactions between MRM and Emergent. The MRM board also reviewed the Emergent merger proposal and MRM's financial position.

     On November 26, 2000, after reviewing the documents, the Independent Committee met to discuss the terms of the convertible note and financial needs of MRM. The Independent Committee concluded that it would recommend that MRM issue such convertible note to Emergent subject to its revision so as to permit MRM to prepay such note's principal amount prior to exercise of the conversion feature. Later that same day, MRM held a board meeting. The Independent Committee relayed its recommendation to the MRM board and the board unanimously approved issuing the convertible note to Emergent subject to documentation in the form approved. Subsequently, the Emergent note was split into two separate convertible notes: one to Emergent in the amount of $140,000 and one to Mr. Whitman for $60,000 to reflect the amount of Mr. Whitman's participation in the bridge loan.

     On December 8, 2000, Emergent agreed to provide an additional $100,000 three month bridge loan (subsequently extended to July 31, 2001) to MRM, also convertible into shares of MRM common stock at a conversion rate of $0.10 per share. At the insistence of Messrs. Yun and Waldron and as a prerequisite to this loan, MRM appointed Mr. Yee as its chief operating officer.

     On December 21, 2000, Emergent agreed to provide another $100,000 three month bridge loan (subsequently extended to July 31, 2001) to MRM, which, like its prior two loans to MRM, was convertible into shares of MRM common stock at a conversion rate of $0.10 per share.

     Between the time of their appointment to the Independent Committee and January 10, 2001, Messrs. Petrie and Greenwood reviewed the Emergent merger proposal and had several conversations regarding material terms and conditions. Mr. Petrie had numerous discussions regarding the proposal and related draft documents with MRM's outside counsel, who had consulted with Nevada counsel. Mr. Petrie also had several conversations with Mr. Waldron.

     During a December 26, 2000 meeting of the MRM board, Mr. Petrie updated the full board regarding the status of the Independent Committee's review of the merger proposal and the negotiations with Emergent.

     On January 10, 2001, MRM held a board meeting in which the Independent Committee presented a report regarding the Emergent merger proposal, including discussion of the principal outstanding issues. After discussion of many of the issues, the meeting was adjourned pending the Independent Committee's discussion with Mr. Waldron regarding the resolution of the remaining open points.

     After several discussions between representatives of the Independent Committee and Emergent, on or about January 18, 2001 Emergent delivered a revised draft merger agreement to MRM, which, among other provisions, provided for the exchange of no less than 0.37 to no more than 0.60 shares of Emergent common stock for each outstanding share of MRM common stock, with the definitive exchange rate to be based upon the market performance of the Emergent common stock measured over a finite period preceding the closing of the proposed merger. The revised draft merger agreement also required MRM to pay Emergent a break-up fee of $500,000 in the event MRM terminated its proposed merger with Emergent following its receipt of a third party acquisition proposal deemed by the MRM board to be superior and which Emergent was not willing to match. Following a series of telephone negotiations between the Independent Committee and representatives of Emergent, Emergent agreed to reduce such fee to $250,000 and make certain other modifications to the draft merger agreement.

     On January 22, 2001, at a meeting of the MRM board, the Independent Committee recommended that MRM's board accept Emergent's revised merger proposal, whereupon it was unanimously approved by the MRM board.

     A definitive merger agreement was signed on January 23, 2001 and announced by each of Emergent and MRM on January 24, 2001.

RECOMMENDATION OF MRM BOARD; MRM'S REASONS FOR THE MERGER

     At a meeting held prior to the execution of the merger agreement, MRM's board determined, based upon the recommendation of the Independent Committee and the board's consideration of all the factors considered by the Independent Committee as described below, that the merger agreement and the merger is advisable and in the best interests of MRM and its stockholders. Accordingly, the MRM board, based upon the recommendation of the Independent Committee and the board's consideration of such factors, unanimously approved the merger agreement and the merger.

     The members of the MRM board believe that the factors considered by the Independent Committee operate both individually and in combination to support their determination that the Merger is advisable and in the best interests of MRM and it stockholders. In determining to recommend to the MRM board that it approve the merger agreement, and in determining the fairness of the terms of the merger, the Independent Committee considered a number of factors including, among others, the following principal factors:

     - The current and historical business, operations, properties, assets, financial condition and operating results of MRM and its review of the prospects of Emergent, including the prospects of Emergent after giving effect to the merger;

     - The projected operations, financial condition, operating results, prospects and strategic objectives of MRM, as well as the risks involved in achieving those prospects and objectives in the healthcare industry under current, as well as expected future, economic and market conditions;

     - The relationship of the value of the Emergent common stock to be received by MRM's stockholders in the merger to the historical market prices of MRM common stock and to MRM's book value per share (although the MRM board was aware that no assurance could be given as to the price at which the shares of Emergent common stock would trade after the merger);

     - The discussions held by representatives of MRM regarding various alternative financing transactions including the financing arrangements entered into with Emergent as described under Background of the Merger;

     - The MRM board's and the Independent Committee's view, after consultation with management and counsel to MRM regarding the likelihood of the existence of other viable offers on terms as favorable as those provided by the merger;

     - The various strategic alternatives available to MRM, including continuing without any extraordinary transaction;

     - The greater managerial and financial capabilities of the combined companies;

     - Emergent's network of financial industry relationships that could be expected to create enhanced access to capital on more favorable terms than were previously available to MRM;

     - Emergent's network of healthcare industry relationships that could provide enhanced access to new medical technologies that are compatible with MRM's existing distributions channels and therefore could be employed to leverage horizontal and vertical expansion opportunities for the combined companies;

     - The increased size and market capitalization of the combined companies is expected to increase stockholder liquidity;

     - The fact that the terms of the merger agreement were negotiated by the Independent Committee at arm's length;

     - The terms and conditions of the merger agreement, including (i) the fact that consummation of the merger is subject to, among other things, the affirmative vote of the holders of a majority of the outstanding shares of MRM common stock, but not any vote of the stockholders of Emergent, and (ii) the provision permitting the MRM board to (a) furnish information to or participate in discussions or negotiations with any third party that requests such information or initiates such discussions or negotiations, pursuant to appropriate confidentiality agreements, in connection with any proposal offer or inquiry or relating to any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving MRM or any of its subsidiaries, any sale lease, exchange, transfer or other disposition of 20% or more of the assets of MRM and its subsidiaries taken as a whole (although MRM is not permitted by the merger agreement to solicit or initiate any such third party proposal, offer or inquiry or negotiations regarding the same) and
       (b) terminate the merger agreement, subject to the payment of certain fees and expenses, in certain circumstances;

     - The tax free nature of the merger transaction; and

     - The interests of certain person in the merger, including, but not limited to, Emergent and certain employees of MRM with respect to option agreements and employment agreement, as applicable. See "Interest of Certain Persons in the Merger."

     The foregoing list of factors is not intended to be exhaustive, but is believed to include all material factors considered by the Independent Committee and the MRM board in their assessment of the merger agreement and the merger. The Independent Committee and the MRM board did not assign relative weights to the foregoing factors or determine that any one factor was more important than any others, but made their determination based upon the totality of the information presented and available to them.

EMERGENT'S REASONS FOR THE MERGER

     The Emergent board believes that the terms of the merger are fair and in the best interests of Emergent and its stockholders.

     In reaching its conclusion to approve the merger agreement, the Emergent board considered the following positive factors:

     - MRM's distribution platform could be utilized to accelerate the adoption of new medical technologies being created by Emergent's various portfolio companies;

     - MRM's frequent contact with medical technology companies could generate investment and acquisition possibilities for Emergent; and

     - Emergent's network of financial and healthcare industry relationships could be employed to leverage horizontal and vertical expansion opportunities for the combined companies.

     The Emergent board reviewed the principal terms and conditions of the merger agreement, including the representations, warranties and covenants and the conditions to each party's obligation to complete the merger. The Emergent board considered favorably that the terms of the merger agreement are reasonable and protective of Emergent's interests. In particular, the Emergent board considered favorably that:

     - MRM's ability to solicit, facilitate, discuss or enter into an alternative transaction is restricted;

     - If the merger agreement is terminated by MRM for reasons other than receipt of a third party acquisition proposal, it is obligated to pay up to $25,000 of Emergent's transaction expenses (provided, however, that such expenses are not payable to Emergent if Emergent has materially breached its obligations under the merger agreement); and

     - If the merger agreement is terminated by either Emergent or MRM following MRM's receipt of a superior acquisition proposal, MRM is obligated to pay all of Emergent's transaction expenses and, if MRM enters into an agreement calling for the consummation of that or any other acquisition proposal within one year after such termination, it is further obligated to pay $250,000 to Emergent (provided, however, that such expenses and fees are not payable to Emergent if Emergent has materially breached its obligations under the merger agreement).

     The Emergent board reviewed pro forma financial data for Emergent and MRM after giving effect to the merger. The Emergent board considered favorably the expectation that Emergent might be able to realize portfolio securities enhancements by offering its portfolio companies access to MRM's significant distribution network.

     The Emergent board received reports from its management as to the results of the due diligence investigation of MRM and determined that these reports did not contain issues that would preclude its approval of the merger.

     The Emergent board also considered the following risks and additional factors relating to the merger:

     - MRM's post-merger cash flow needs may require additional cash infusions from Emergent to continue MRM's current level of operations;

     - Possible post-merger resignations of MRM's senior management;

     - Medical technologies created or developed by Emergent's portfolio companies may not be compatible with MRM's established distribution channels or the abilities and skills of MRM's sales personnel; and

     - The need for substantial additional financing to achieve Emergent's goal of both vertical and horizontal expansion opportunities through leverage of Emergent's network of financial and healthcare industry relationships.

     After careful consideration, the Emergent board determined not to secure an opinion of an independent investment banker or other financial advisor to the effect that the merger would be fair, from a financial point of view, to the Emergent stockholders due, in part, to the fact that the Emergent board does not believe that the terms of the merger give rise to any inherent conflict of interest between Emergent's executive officers, directors and principal stockholders and Emergent's public stockholders.

     The foregoing discussion of the information and factors considered by the Emergent board is not intended to be exhaustive but is believed to include all material factors considered by the Emergent board. In view of the wide variety of information and factors considered, the Emergent board did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The Emergent board did not attempt to analyze the fairness of the exchange ratio and the cash considerations in isolation from the considerations as to the businesses of Emergent and MRM, the strategic merits of the merger or the other considerations referred to above.

INTERESTS OF MRM'S EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

     Directors and executive officers of MRM have interests in the merger in addition to their interests solely as stockholders of the company. Two of the MRM directors, Messrs. Waldron and Yun, are officers and directors of Emergent, which will become the parent company of MRM if the merger is consummated. Mr. Whitman holds a note in the amount of $60,000 convertible into 600,000 shares of MRM common stock that will be exchanged into Emergent common stock if the merger is consummated. Other interests of current MRM officers in the merger relate to the conversion of MRM options and potential employment or other agreements for service that they may enter into with Emergent after the merger.

     Upon consummation of the merger, options to purchase shares of MRM common stock will be converted automatically to options to acquire shares of Emergent common stock. Vesting of MRM options does not accelerate in the event of the merger.

     Although it is expected that the current MRM executives and directors will continue with the combined company after the merger, at present there are no agreements, commitments or understandings with respect to any additional payments or amendments to the existing employment agreement of Mr. Whitman or the existing employment arrangement of Mr. Guadagno or to any continuing role by the other MRM officers and directors after the merger. It is possible that such arrangements will be made after the consummation of the merger, with terms to be decided at such time.

ACCOUNTING TREATMENT OF THE MERGER

     The merger is expected to be accounted for under the purchase method of accounting as described by the Financial Accounting Standards Board pronouncement APB No. 16 "Accounting for Business Combinations". Accordingly, a portion of the purchase price will be allocated to net tangible and intangible assets acquired based on their estimated fair values. The balance of the purchase price will be recorded as goodwill.

ABSENCE OF REGULATORY APPROVALS

     The merger is not subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated pursuant to such act, which provide that merger transactions that are within parameters set forth in such act may not be consummated until required information and materials have been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and waiting periods have expired or been terminated.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The merger is intended to be a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986. As a consequence:

     - Neither MRM nor Emergent will recognize any gain or loss in the merger;
       and

     - Neither the MRM stockholders nor the Emergent stockholders will recognize any gain or loss in the merger, except for tax payable by former MRM stockholders because of cash received instead of fractional shares of Emergent common stock.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. EACH MRM AND EMERGENT STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL LAW OR OTHER TAX LAWS.

RESALES OF EMERGENT COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER; AFFILIATE AGREEMENTS

     Emergent common stock issued in connection with the merger will be freely transferable, except that shares of Emergent common stock received by persons who are deemed to be "affiliates," as such term is defined by Rule 144 under the Securities Act of 1933, of MRM at the effective time of the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. MRM has agreed that it will use its reasonable best efforts to cause each person who may be deemed an affiliate to execute a written affiliate agreement providing, among other things, that such person will not offer, sell, transfer or otherwise dispose of any of the shares of Emergent common stock obtained as a result of the merger except in compliance with the Securities Act of 1933 and the rules and regulations of the SEC thereunder.

APPRAISAL RIGHTS

     Holders of MRM common stock are entitled to exercise dissenters' rights under Chapter 92A, Sections 92A.300 through 92A.500 of the Nevada Revised Statutes. A stockholder of MRM will be entitled to relief as a dissenting stockholder if and only if he or she complies strictly with all of the procedural and other requirements of Sections 92A.300 through 92A.500 of the Nevada Revised Statutes. A copy of Sections 92A.300 through 92A.500 is attached hereto as annex B. The following summary does not purport to be a complete statement of the method of compliance with Sections 92A.300 through 92A.500 and is qualified in its entirety by reference to the copy of Sections 92A.300 through 92A.500 attached hereto as annex B.

  Right to Dissent

     Stockholders of a Nevada corporation have the right to dissent from certain corporate actions in certain circumstances. According to Nevada Revised Statutes Sec. 92A.380(1)(a)(1), these circumstances include consummation of a merger requiring approval of the corporation's stockholders. Stockholders who are entitled to dissent are also entitled to demand payment in the amount of the fair value of their shares.

  Requirements

     According to Nevada Revised Statutes sec. 92A.420(1), stockholders of MRM who wish to assert dissenters' rights:

     - must deliver written notice to MRM, BEFORE the vote is taken at the special meeting, of their intent to demand payment for their MRM common stock if the merger is completed; and

     - must not vote their shares in favor of approval of the merger agreement.

Stockholders failing to satisfy these requirements will not be entitled to dissenters' rights under Chapter 92A of the Nevada Revised Statutes.

     Thereafter, the "Subject Corporation", as defined below, is required to send a written dissenters' notice to all MRM stockholders who satisfied these two requirements (written notice of intent to demand payment and not voting in favor of the merger). The written dissenters' notice is required to be sent within 10 days after completion of the merger. According to Nevada law, MRM is deemed to be the "Subject Corporation" before the merger occurs, but Emergent will be the "Subject Corporation" after the merger occurs. The dissenters' notice must include:

     - a statement of where dissenting stockholders should send their demand for payment and where and when certificates for MRM common stock are to be deposited;

     - a form for demanding payment including the date the merger was announced and a certification from the stockholders asserting dissenters' rights that they acquired beneficial ownership of the shares before the date when the terms of the merger were announced to the news media or the stockholders;

     - a date by which the Subject Corporation must receive the demand for payment, which may not be fewer than 30 or more than 60 days after the date the dissenters' notice is delivered; and

     - a copy of sec. 92A.300 through sec. 92A.500 of the Nevada Revised
       Statutes.

     MRM stockholders wishing to exercise dissenters' rights must thereafter:

     - demand payment;

     - certify whether they acquired beneficial ownership of MRM common stock before January 24, 2001 (the date upon which the merger was announced publicly); and

     - deposit their certificates in accordance with the terms of the dissenters' notice.

     Nevada law further provides that MRM stockholders who fail to demand payment or deposit their certificates where required by the dates set forth in the dissenters' notice will not be entitled to demand payment or receive the fair market value for their shares of MRM common stock as provided under Nevada law. Instead, such stockholders will receive the same merger consideration as the stockholders of MRM who do not exercise dissenters' rights.

  Payment for Dissenting Shares

     Emergent will be required under Nevada law to pay each dissenter who made a valid demand the amount Emergent estimates to be the fair value of the dissenter's shares of MRM common stock, plus accrued interest. Emergent must make such payment within 30 days after Emergent receives the dissenter's demand for payment. The payment must be accompanied by:

     - a copy of Emergent's financial statements as of July 31, 2000, as well as Emergent's most current interim financial statements;

     - a statement of Emergent's estimate of the fair value of the dissenter's shares of MRM common stock;

     - an explanation of how interest was calculated;

     - a statement of the dissenter's rights to demand payment under Nevada law of the dissenter's estimate of the value of the MRM common stock (discussed below); and

     - a copy of sec. 92A.300 through sec. 92A.500 of the Nevada Revised
       Statutes.

     Emergent may withhold payment from dissenters who became the beneficial owners of shares of MRM common stock on or after January 24, 2001. If payment is withheld in this fashion by Emergent, it must estimate the fair value of the dissenter's shares of MRM common stock (plus accrued interest) and offer to pay this amount to each dissenter in full satisfaction of his demand. Emergent is required to send this offer to all such dissenters with a statement of Emergent's estimate of the fair value of the shares of MRM common stock, an explanation of how interest was calculated and a statement of the dissenters' rights to demand payment under Nevada law.

     Nevada law provides that a dissenter who believes that the amount paid or offered is less than the full value of his or her shares of MRM common stock, or that the interest due is incorrectly calculated, may, within 30 days after Emergent made or offered payment for the shares, either (i) notify Emergent in writing of his or her own estimate of the fair value of the shares of MRM common stock and the amount of interest due and demand payment of difference between this estimate and any payments made, or (ii) reject the offer for payment made by Emergent and demand payment of the fair value of his or her shares and interest due.

     If a demand for payment remains unsettled, Emergent must commence a court proceeding within 60 days after receiving a demand, petitioning the court to determine the fair value of the shares of MRM common stock and accrued interest. All dissenters whose demands remain unsettled would be made a party to such proceeding, which would be conducted in the district court of Washoe County, Nevada. If

Emergent fails to commence such a proceeding, it would be required by Nevada law to pay the amount demanded to each dissenter whose demand remains unsettled. Dissenters would be entitled to a judgment:

     - for the amount determined by the district court to represent the fair value of their shares, plus accrued interest, less any amount paid pursuant to sec. 92A.460 of the Nevada Revised Statutes; or

     - for the amount determined by the district court to represent the fair value of those shares on which Emergent elected to withhold payment pursuant to Sec. 92A.470 of the Nevada Revised Statutes, plus accrued interest.

     The district court will assess the costs of the proceedings against Emergent; however, some or all of the costs could be assessed against some or all of the dissenters to the extent that the court finds that all or some of the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The district court may also assess against Emergent or the dissenters the fees and expenses of counsel and experts for the respective parties, in the amount the court finds equitable.

THE REQUIRED APPRAISAL RIGHTS' PROCEDURES MUST BE FOLLOWED EXACTLY OR ANY APPRAISAL RIGHTS MAY BE LOST.

                              THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as annex A and is incorporated by reference in this proxy statement/prospectus. The summary is qualified in its entirety by reference to the merger agreement. We urge all stockholders to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

THE MERGER

     The merger agreement provides that MRM will be merged with Emergent's newly formed Delaware subsidiary, MRM Acquisition Corp. ("merger sub"). At the effective time of the merger, the separate corporate existence of merger sub will cease, and MRM will continue as the surviving corporation in accordance with the General Corporation Laws of the States of Delaware and Nevada. At the effective time of the merger, all the property, rights, privileges, powers and franchises of merger sub before the merger will vest in MRM, and all liabilities and duties of merger sub before the merger will become the liabilities and duties of MRM. The merger will become effective and the effective time of the merger will occur after all conditions in the merger agreement are satisfied, including receipt of stockholder approval, and after merger sub and MRM file a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the Secretary of State of the State of Nevada.

     The merger agreement provides that the closing of the merger will take place, and the merger will become effective, on the first business day after satisfaction and fulfillment of the last of the conditions to closing specified in the merger agreement. Assuming that no stockholders of MRM exercise statutory rights of dissent, the total merger consideration to be received by stockholders of MRM will be no less than 5,633,431 shares of Emergent common stock nor more than 9,135,293 shares of Emergent common stock, subject to adjustment based upon the market price of Emergent common stock, as more fully described below.

CONVERSION OF SECURITIES

  Treatment of MRM Common Stock and Determination of Exchange Ratio

     At the effective time of the merger, each issued and outstanding share of MRM common stock, other than shares held by stockholders exercising appraisal rights, will be cancelled and converted into the right to receive, upon surrender of the stock certificate representing such shares, that number of shares of Emergent common stock equal to the exchange ratio, as described below. The exchange ratio will be calculated as follows:

     - In the event that the average closing sale price of Emergent common stock, as reported on the OTC Bulletin Board for the 10 consecutive trading days ending one trading day prior to the closing date of the merger (the "Emergent average stock price") is equal to or greater than $0.27 per share, the exchange ratio will be equal to 0.37 shares of Emergent common stock for each share of MRM common stock.

     - In the event that the Emergent average stock price is less than $0.27 per share, the exchange ratio will be equal to the quotient of a fraction whose numerator will be 0.10 and whose denominator will be the Emergent average stock price, but in no event greater than 0.60 per share.

  Illustration of Exchange Ratio at Various Emergent average stock prices

     The following table indicates at various Emergent average stock prices:

     - the corresponding exchange ratio; and

     - the percentage of outstanding shares of Emergent common stock that will be held by current MRM stockholders upon completion of the merger.

     The percentages in the following table were calculated based on 44,173,280 shares of Emergent common stock and 15,225,488 shares of MRM common stock outstanding immediately prior to the completion of the merger.

                            PERCENTAGE OF
 EMERGENT                  EMERGENT COMMON
  AVERAGE     EXCHANGE   STOCK TO BE HELD BY
STOCK PRICE    RATIO      MRM STOCKHOLDERS
-----------   --------   -------------------
$0.15          0.6000           17.1%
$0.167         0.5995           17.1%
$0.175         0.5714           16.4%
$0.20          0.5000           14.7%
$0.25          0.4000           12.1%
$0.27          0.3704           11.3%
$0.38          0.3700           11.3%

REPRESENTATIONS AND WARRANTIES

  Representations and Warranties of MRM

     MRM has made representations and warranties to Emergent and merger sub relating to, among other things:

     - MRM's organization, valid existence, good standing and qualification to transact business;

     - MRM's capital structure;

     - the authorization, execution, delivery and enforceability of the merger agreement, subject only to MRM stockholders' approval;

     - the absence of any governmental consents, other than as disclosed or excluded, that are required in order to enable MRM to effect the merger;

     - the absence of any conflict between or among MRM's articles of incorporation, bylaws, any contract binding upon MRM or any laws or governmental orders applicable to MRM or any of MRM's assets as a result of entering into the merger agreement and effecting the merger;

     - the fair presentation of MRM's financial position by certain of its financial statements and other financial information;

     - the documents and reports filed by MRM with the SEC and the accuracy of the information contained in such documents or reports;

     - the absence of material events and changes since October 31, 1999 that had, or would reasonably be expected to have, a material adverse effect on MRM;

     - the absence of any liabilities, except those disclosed or reserved for in MRM's annual or quarterly reports filed with the SEC prior to January 23, 2001;

     - retirement and other employment benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended;

     - all employee benefit plans which cover or provide benefits to employees of MRM, certain matters relating to the administration of such employee benefit plans, and certain matters relating to the legal compliance or status of such employee benefit plans;

     - compliance with applicable laws (including, without limitation, health benefit laws) except as otherwise disclosed;

     - MRM's ownership of all licenses and permits which are necessary to MRM's business as it is presently conducted;

     - the application of any restrictive or anti-takeover law or provision of MRM's articles of incorporation, bylaws or any such statutes or regulations;

     - compliance with environmental laws and MRM's hazardous material activities;

     - compliance with applicable tax laws for qualification of the merger as a reorganization;

     - MRM's tax status;

     - compliance with labor laws and regulations;

     - adequacy of all material insurance policies of MRM;

     - all intellectual property, licenses and other property rights owned by MRM and MRM's valid ownership and use of such property;

     - all material contracts of MRM, the validity, enforceability and status of all such contracts and the absence of any provisions that would restrict certain of MRM's business operations;

     - all assets owned by MRM (including real property and personal property) and MRM's valid ownership and use of such assets;

     - brokers' or finders' fees and expenses;

     - MRM's ownership of Emergent common stock or other securities convertible into Emergent common stock; and

     - the accuracy and completeness of all information provided by MRM to Emergent in connection with the merger.

  Representations and Warranties of Emergent and Merger Sub

     Emergent and merger sub have made representations and warranties to MRM in the merger agreement relating to, among other things:

     - Emergent's organization, valid existence, good standing and qualification to transact business;

     - the capital structure of Emergent and merger sub;

     - the authorization, execution, delivery and enforceability of the merger agreement;

     - approval of Emergent's board of directors of the issuance of shares of Emergent common stock in connection with the merger;

     - the absence of any governmental consents, other than as disclosed, required in order to enable Emergent and merger sub to effect the merger;

     - the absence of any conflict between or among the articles of incorporation and bylaws of Emergent and the certificate of incorporation and bylaws of merger sub, any material contract or agreement to which either Emergent or merger sub is a party, or any laws applicable to Emergent or merger sub, as a result of entering into the merger agreement and effecting the merger;

     - the accuracy and completeness of all information contained in all reports filed by Emergent with the SEC;

     - the accuracy of all financial statements included in the reports filed by Emergent with the SEC;

     - the absence of material transactions, undisclosed liabilities and changes occurring since April 30, 2000 that had, or would reasonably be expected to have, a material adverse effect on Emergent;

     - the absence of pending or threatened litigation or governmental investigations involving Emergent;

     - Emergent's compliance with laws;

     - Emergent's valid ownership or possession of all licenses and permits necessary to conduct its business;

     - the status of Emergent's employee benefit plans;

     - compliance with labor laws and regulations;

     - compliance with environmental laws and Emergent's hazardous materials activities;

     - compliance with applicable tax laws for qualification of the merger as a reorganization;

     - brokers' or finders' fees and expenses;

     - Emergent's ownership of shares of MRM common stock or other securities convertible into MRM common stock; and

     - the accuracy and completeness of all information provided by Emergent to MRM in connection with the merger.

CERTAIN COVENANTS

  Conduct of Business by MRM Prior to the Merger

     MRM has agreed that, until the effective time of the merger, MRM will:

     - conduct its business in the ordinary course; and

     - use its best efforts to preserve business relationships and goodwill with customers, vendors, suppliers, creditors, lessors, regulators, employees and business associates.

     During the same period MRM has agreed that it will not:

     - issue, sell, pledge, dispose of or encumber any common stock of its subsidiaries;

     - amend its articles of incorporation or bylaws or adopt any rights agreement or similar agreement;

     - split, combine or reclassify any of its outstanding shares of common stock;

     - authorize or pay any dividend or other distribution payable in cash, stock or property for any of its common stock (other than dividends from its direct or indirect wholly-owned subsidiaries);

     - redeem shares of its common stock or any securities convertible into, or exchangeable, or exercisable for any shares of its common stock;

     - except as otherwise disclosed, issue, sell, dispose of or otherwise encumber any shares of, or securities convertible into, exchangeable, or exercisable for, any shares of its common stock of any class or any other property or assets;

     - other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets or pay, incur or modify any material indebtedness or other liability;

     - make or commit to any capital expenditures other than those already disclosed to Emergent, or make any acquisition of, or investment in, assets or stock of any other person;

     - take any action with regard to any employee benefit plans or increase the salary, wage, bonus or other compensation of any employees (except increases for employees who are not executive officers of MRM occurring in the ordinary and usual course of business);

     - pay, settle or discharge any claims or liabilities other than in the ordinary and usual course of business;

     - make or change any material tax election, settle any audit, file any amended tax returns or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

     - enter into any contract containing any provision restricting certain of MRM's business operations;

     - terminate, or amend, or modify in any material respect, any material contract; or

     - take any action or omit to take any action that would cause any of its representations and warranties in the merger agreement to become untrue in any material respect.

     Until the effective time of the merger, MRM also will confer on a regular basis with Emergent with respect to material operational matters.

     MRM shall promptly notify Emergent of any event or occurrence that is reasonably likely to result in a material adverse effect, any material litigation or material governmental complaints, investigations or hearings, the breach in any material respect of any representation, warranty or covenant contained herein, or the failure of any condition precedent to the merger.

     Emergent will promptly notify MRM of any event or occurrence that is reasonably likely to result in a material adverse effect to Emergent or the failure of any condition precedent to the merger.

  Acquisition Proposal

     The merger agreement provides that MRM will not solicit any proposal or offer to acquire 20% or more of the assets or equity securities of MRM (an "acquisition proposal"), or engage in negotiations concerning, or provide any confidential information relating to, an acquisition proposal. However, the merger agreement does not prevent MRM or the MRM board from:

     - providing information in response to an unsolicited bona fide written acquisition proposal (any person making such a proposal will be required to sign a confidentiality agreement);

     - engaging in negotiations with any person making an unsolicited proposal;
       or

     - recommending an unsolicited proposal to MRM's stockholders, so long as the MRM board makes a good faith determination that the alternative proposal will be a superior proposal to that of Emergent.

     MRM will advise Emergent of any such inquiry or proposal.

  Information Supplied

     MRM and Emergent have agreed that none of the information supplied or to be supplied by MRM or Emergent for inclusion or incorporation in Emergent's Form S-4 registration statement, the proxy statement/prospectus mailed to MRM's stockholders and any filings required by a governmental entity will, at the effective time of any such registration statement or filing, contain any untrue statements of material fact or material omissions of fact.

  Stockholder Meeting

     MRM has agreed to take all actions necessary to convene a meeting of MRM's stockholders as promptly as practical after the effective date of the Form S-4 registration statement to consider and vote upon the merger agreement. MRM's board will, subject to its fiduciary duty, recommend to such stockholders approval of the merger agreement, will not withdraw its recommendation, and will take all lawful action to solicit the stockholders' approval.

  Filings; Other Actions; Notification

     Emergent and MRM have agreed to promptly prepare the proxy statement/prospectus and Emergent will prepare and file with the SEC the Form S-4 registration statement covering the shares of Emergent common stock issuable upon consummation of the merger. Emergent will also use its reasonable best efforts to comply with all necessary state securities, or "blue sky" laws.

     MRM and Emergent have each undertaken to use its reasonable best efforts to take all appropriate action to consummate the merger, including preparing and filing all necessary documentation to obtain all approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the merger (including as required by health benefit laws).

  Taxation and Accounting

     Emergent and MRM have agreed not to take any action that would jeopardize the merger qualifying as a tax-free reorganization and to cure any impediments to such qualification.

  Access

     MRM has agreed to afford to Emergent reasonable access to MRM's properties, books, contracts and records and to provide to Emergent all information concerning the same, as may be reasonably requested.

  Affiliates; Lock Up Letters

     MRM has agreed to compile, with Emergent's assistance, a list of its "affiliates" as that term is utilized in Rule 145 of the Securities Act and to use its best efforts to have delivered to Emergent a letter from each such affiliate. MRM has also agreed to use its best efforts to cause each director and executive officer of MRM and each stockholder of MRM, from whom such a letter is required, to provide a lock up letter.

  Exchange Listing

     Prior to the closing date, Emergent will use its reasonable best efforts to have approved for listing or quotation on whatever national stock exchange, if any, Emergent common stock is then listed, the shares of Emergent common stock to be issued in the merger.

  Publicity

     MRM and Emergent have agreed that the initial press release announcing the merger transaction will be a joint press release. Additionally, MRM and Emergent have agreed to use their reasonable best efforts to agree upon the content of any other press releases regarding the merger.

  Stock Options

     At the effective time of the merger, each option to purchase shares of MRM common stock will automatically be converted into an option to acquire shares of Emergent common stock on the terms and conditions set forth in the merger agreement.

  Employee Benefits

     Emergent has agreed that all MRM employees who are employees on or after the effective time of the merger will be credited for purposes of eligibility and vesting to the same extent MRM credited such employees under Emergent's employee benefit plans in which such employees are eligible to participate.

  Expenses

     MRM shall pay all costs and expenses incurred by Emergent and merger sub in connection with the merger and the merger agreement up to $25,000, (except for the filing fee for the Form S-4 registration statement and expenses incurred in printing and mailing the Form S-4 registration statement and proxy statement/prospectus). Costs and expenses in excess of $25,000, other than the termination fee and related expenses, will be borne by the party incurring such costs or expenses.

  Takeover Statutes

     Emergent and MRM have agreed that if any takeover statute is or becomes applicable to the merger, each of Emergent and MRM and their respective boards will grant such approvals and take all actions necessary so that the merger may still be consummated.

CONDITIONS TO OBLIGATION TO EFFECT THE MERGER

     The respective obligations of Emergent and MRM to effect the merger are subject to the satisfaction of several conditions, including, among other things, the following:

     - MRM's stockholders shall have approved and adopted the merger agreement;

     - the shares of Emergent common stock issueable in connection with the merger shall have been authorized for listing or quotation on whatever national stock exchange, if any, that the Emergent common stock is then listed;

     - other than the filings required by the Secretary of State of the State of Nevada and the Secretary of State of the State of Delaware, all notices and other filings and all consents, registrations, approvals, permits or authorizations required shall have been obtained;

     - no law shall be in effect that restrains, enjoins or otherwise prohibits the consummation of the merger and no government entity shall have instituted a proceeding seeking such a law;

     - the Form S-4 registration statement of which this proxy statement/prospectus is a part shall have become effective and not be the subject of any stop order; and

     - Emergent shall have received all state securities and blue sky permits or approvals required to comply with all blue sky laws, if any, necessary to consummate the merger.

     Except as may be waived in writing by Emergent, the obligations of Emergent and merger sub to effect the merger are also subject to the satisfaction of the following additional conditions, among other things:

     - the representations and warranties of MRM in the merger agreement shall be true and correct in all material respects as of the effective time of the merger (except for those representations and warranties that address matters as of a particular date);

     - MRM shall have performed in all material respects all obligations required under the merger agreement to be performed by MRM at or prior to the effective time of the merger;

     - MRM shall have obtained all necessary consents or approvals required under any material contracts;

     - no consents or approvals required to complete the merger shall impose any conditions relating to, or requiring changes or restrictions in, the conduct of MRM's business;

     - Emergent shall have received an affiliate letter from each person identified as an affiliate of MRM; and

     - Emergent shall have received a lockup letter executed by each director and executive officer of MRM and from each stockholder of MRM identified in MRM's disclosure schedules as a significant stockholder.

     Except as may be waived in writing by MRM, the obligation of MRM to effect the merger is also subject to the satisfaction of the following additional conditions, among other things:

     - the representations and warranties of Emergent in the merger agreement shall be true and correct in all material respects as of the effective time of the merger (except for those representations and warranties that address matters as of a particular date); and

     - each of Emergent and merger sub shall have performed in all material respects all obligations required to be performed by it under the merger agreement prior to the effective time of the merger.

TERMINATION

     The merger agreement provides that prior to the effective time of the merger, the merger agreement may be terminated:

     - by the mutual written consent of MRM and Emergent;

     - by either Emergent or MRM if:

        -- the merger is not consummated by July 24, 2001, unless extended by the terms of the merger agreement, so long as the terminating party did not prevent consummation of the merger by breach of any of its obligations under the merger agreement (however, if the failure to consummate the merger by July 24, 2001 is due solely to the failure of the Form S-4 registration statement to be declared effective, such date shall be extended to September 24, 2001);

        -- the approval of MRM's stockholders has not been obtained; provided, however, if another acquisition proposal has been made prior to the stockholder vote, the merger agreement may not be terminated by MRM until 90 days after such vote; or

        -- any court or other governmental entity has issued a non-appealable order permanently restraining, rejoining or otherwise prohibiting consummation of the merger.

     - by MRM if:

        -- MRM is not in material breach of any terms of the merger agreement;
           and

           a) MRM's board authorizes MRM to enter into a binding written agreement with a third party that constitutes a proposal superior to that of Emergent;

           b) MRM notifies Emergent of its intent to enter into such an agreement, and Emergent does not make an offer that is at least as favorable; and

           c) MRM pays the termination fee of $250,000;

        -- Emergent or Merger Sub has materially breached a representation, warranty, covenant or agreement of the merger agreement that is not curable or, if curable, is not cured within thirty days of written notice by MRM of such breach; or

        -- a material adverse effect has occurred with respect to the financial condition, properties, business or results of operations of Emergent.

     - by Emergent if:

        -- MRM enters into a binding agreement for a superior proposal or MRM's board recommends a superior proposal, has withdrawn or adversely modified its approval or recommendation of the merger agreement or has failed to reconfirm its recommendation of the merger agreement within five business days of a written request by Emergent;

        -- MRM has materially breached a representation, warranty, covenant or agreement contained in the merger agreement which is not curable, or if it is curable, MRM did not cure within 30 days after written notice by Emergent of such breach;

        -- MRM has provided information in response to an unsolicited bona fide acquisition proposal, negotiated with a third party in response to an unsolicited bona fide acquisition proposal or has recommended such a proposal to MRM's stockholders; or

        -- a material adverse effect has occurred with respect to the financial condition, properties, business or results of operations of MRM.

EXPENSES; TERMINATION FEE

     If there has been an unsolicited acquisition proposal or an announcement by MRM's stockholders or another person to make such a proposal and the merger agreement is terminated by either MRM or Emergent because of the proposal or announcement, as applicable, MRM must pay Emergent a fee of $250,000 plus all reasonable out-of-pocket expenses related to the merger transaction.

     If the merger agreement is otherwise terminated because it has not been consummated by July 24, 2001, or by September 24, 2001 in the event the failure to consummate by July 24, 2001 is due solely to the Form S-4 registration statement not having been declared effective by that date, MRM's stockholders have not approved the merger or a third party has expressed interest in making an acquisition proposal, MRM must still pay Emergent's reasonable out-of-pocket expenses. If, within one year of the termination, MRM enters into another agreement with respect to an acquisition proposal, MRM must still pay the $250,000 termination fee to Emergent.

AMENDMENT AND WAIVER

     MRM or Emergent may modify or amend the merger agreement at any time prior to the filing of the articles of merger with the Secretary of State of the State of Nevada and the certificate of merger with the Secretary of State of the State of Delaware, subject only to the provisions of applicable law.

     MRM or Emergent may waive compliance with any of the conditions to its respective obligation to consummate the merger that are contained in the merger agreement.

     Amendments and waivers must be in writing and signed by the parties.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The agreements of MRM, Emergent and merger sub regarding tax treatment and accounting will survive the consummation of the merger. The agreements of MRM, Emergent and merger sub regarding expenses and the effect of the termination and abandonment of the merger agreement will survive the termination of the merger agreement. All other representations, warranties, covenants and agreements of MRM, Emergent and merger sub contained in the merger agreement will not survive either the consummation of the merger or the termination of the merger agreement.

GOVERNING LAW

     The merger agreement will be governed by laws of the New York (without regard to the conflict of law principles of such law).

                           PRICE RANGES OF SECURITIES

EMERGENT

     Emergent common stock is traded on the OTC Bulletin Board under the symbol "EMGR." The following table sets forth the range of high and low closing prices of its common stock for the periods indicated:

QUARTERS ENDED                                                HIGH      LOW
--------------                                                -----    -----
March 31, 1999..............................................  $0.56    $0.10
June 30, 1999...............................................   0.21     0.07
September 30, 1999..........................................   0.08     0.05
December 31, 1999...........................................   0.05     0.02

March 31, 2000..............................................  $0.56    $0.02
June 30, 2000...............................................   0.39     0.14
September 30, 2000..........................................   1.69     0.14
December 31, 2000...........................................   1.08     0.31

March 31, 2001..............................................  $1.00    $0.02
June 30, 2001 (through May   , 2001)........................  $        $

     On January 23, 2001, which was the last trading day prior to the public announcement of the execution of the merger agreement, the last reported closing price of Emergent common stock was $0.375. On that date, there were 1,022 record holders of Emergent common stock, although Emergent believes that there are other persons who are beneficial owners of Emergent common stock held in street name.

MRM

     MRM common stock is traded on the OTC Bulletin Board under the symbol "MRMC". The following table sets forth the range of the high and low closing prices of its common stock for the periods indicated:

QUARTERS ENDED                                                HIGH      LOW
--------------                                               ------    ------
January 31, 1999...........................................  $0.531    $0.125
April 30, 1999.............................................   0.531     0.125
July 31, 1999..............................................   2.063     0.125
October 31, 1999...........................................   1.000     0.250

January 31, 2000...........................................  $0.625    $0.125
April 30, 2000.............................................   0.875     0.187
July 31, 2000..............................................   0.563     0.156
October 31, 2000...........................................   0.438     0.187

January 31, 2001...........................................  $0.625    $0.156
April 30, 2001.............................................
July 31, 2001 (through May   , 2001).......................

     On January 23, 2001, which was the last trading day prior to the public announcement of the execution of the merger agreement, the last reported closing price of MRM common stock was $0.187. On that date, there were 463 record holders of MRM common stock, although MRM believes that there are other persons who are beneficial owners of MRM common stock held in street name.

     All quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

               UNAUDITED PRO FORMA COMBINING FINANCIAL STATEMENTS

     On January 23, 2001, Emergent, Medical Resources Management, Inc. ("MRM") and MRM Acquisition Inc., the wholly-owned subsidiary of Emergent, entered into an Agreement and Plan of Reorganization and Merger, (the "Merger") providing for the merger of MRM with and into MRM Acquisition, Inc. Immediately following the merger, MRM Acquisition Inc. will cease to exist and MRM will be the surviving corporation. Under the terms of the agreement, holders of MRM common stock will receive no less than 0.37 or more than 0.60 shares of Emergent common stock in exchange for each share of MRM common stock. The merger is conditioned upon, among other things, the approval of shareholders of MRM. The consideration paid by Emergent will be the maximum issuance of 9,135,293 shares of its common stock at approximately $.75 per share for an approximate value of $7,601,470 which includes legal, accounting and other acquisition costs of $750,000.

     The following unaudited pro forma condensed combining financial data, which are presented to reflect the acquisition of MRM by Emergent, have been prepared as if the acquisition had taken place on December 31, 2000, in the case of the unaudited pro forma condensed combining balance sheet, or as of March 8, 2000 in the case of the unaudited pro forma condensed combining statements of operations for the period from inception (March 8, 2000) to December 31, 2000. The acquisition is to be accounted for using the purchase method of accounting. The unaudited pro forma condensed combining financial data are based upon the historical financial statements of Emergent and MRM. The Company is in the process of determining how the purchase price will be allocated to the net assets acquired and accordingly, the accompanying pro forma financial statements represent a preliminary estimate of such allocation. The actual purchase price allocation may vary significantly. The unaudited pro forma condensed combining financial data are not necessarily an indication of the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future.

     As a result of differing year-ends of Emergent and MRM, results of operations for dissimilar year-ends have been combined. Emergent's results of operations for the period from inception (March 8, 2000) to December 31, 2000 have been combined with MRM's results of operations for the year ended October 31, 2000.

     The per share price used to determine the consideration paid by Emergent for the stock of MRM was the quoted market price of Emergent common stock on the day the merger was approved by the Emergent board. Such amount was applied to the maximum number of shares that may be issued in the transaction. These amounts are estimated and may change due to market value fluctuation in Emergent common stock and factors that could impact the number of shares issued in connection with the transaction, as well as other matters that may impact consummation of this transaction.

     The unaudited pro forma condensed combining financial data should be read in conjunction with the notes thereto, with the respective historical financial statements of Emergent and MRM included elsewhere herein and with the information pertaining to Emergent and MRM set forth under "Emergent Management's Discussion and Analysis of Financial Condition and Results of Operations", "Summary Historical and Pro Forma Financial Data", "Comparative Per Share Information", "Selected Combining Financial Data" and "Risk Factors" included elsewhere herein.

                            AS OF DECEMBER 31, 2000

                                                                             PRO          COMBINING
                                                                            FORMA            PRO
                                 EMERGENT        MRM        COMBINED     ADJUSTMENTS        FORMA
                                ----------   -----------   -----------   -----------     -----------
ASSETS
CURRENT ASSETS................  $1,243,328   $ 2,384,931   $ 3,628,259                   $ 3,628,259
PROPERTY AND EQUIPMENT, net...     305,794    12,046,963    12,352,757                    12,352,757
OTHER ASSETS..................   3,635,625       671,174     4,306,799      (688,815)(B)   3,617,984
EXCESS OF PURCHASE PRICE OVER
  BOOK VALUE OF NET ASSETS
  ACQUIRED....................                                             7,601,470(A)    4,393,021
                                                                          (3,208,449)(A)
                                ----------   -----------   -----------   -----------     -----------
TOTAL ASSETS..................  $5,184,747   $15,103,068   $20,287,815   $ 3,704,206     $23,992,021
                                ==========   ===========   ===========   ===========     ===========
LIABILITIES...................  $  121,837   $11,545,804   $11,667,641   $   750,000(A)  $12,077,641
                                                                            (340,000)(B)
STOCKHOLDERS' EQUITY
  Preferred Stock.............          --            --            --                            --
  Common Stock................      44,173        13,892        58,065        (4,757)(A)      53,308
  Additional paid-in
     capital..................   8,628,952     3,585,035    12,213,987     3,257,300(A)   15,471,287
          Total additional
            paid-in capital
            Accumulated
            Deficit...........  (3,610,215)      (41,663)   (3,651,878)       41,663      (3,610,215)
                                ----------   -----------   -----------   -----------     -----------
  Total stockholders'
     equity...................   5,062,910     3,557,264     8,620,174     3,294,206      11,914,380
                                ----------   -----------   -----------   -----------     -----------
  Total liabilities and
     stockholders' equity.....  $5,184,747   $15,103,068   $20,287,815   $ 3,704,206     $23,992,021
                                ==========   ===========   ===========   ===========     ===========

 See accompanying notes to unaudited pro forma combining financial information

      FOR THE PERIOD SINCE INCEPTION (MARCH 8, 2000) TO DECEMBER 31, 2000

                                                                              PRO          COMBINING
                                                                             FORMA            PRO
                                 EMERGENT         MRM        COMBINED     ADJUSTMENTS        FORMA
                                -----------   -----------   -----------   -----------     -----------
Revenue.......................  $        --   $11,102,650   $11,102,650    $      --      $11,102,650
                                -----------   -----------   -----------    ---------      -----------
  Total Revenue...............           --    11,102,650    11,102,650           --       11,102,650
Cost of Sales.................           --     6,986,936     6,986,936           --        6,986,936
                                -----------   -----------   -----------    ---------      -----------
Gross Profit..................           --     4,115,714     4,115,714           --        4,115,714
Operating Expenses............    3,738,499     4,589,643     8,328,142      582,915(C)     8,911,057
                                -----------   -----------   -----------    ---------      -----------
  Total operating expenses....    3,738,499     4,589,643     8,328,142      582,915        8,911,057
Loss income before interest
  and income tax..............   (3,738,499)     (473,929)   (4,214,428)    (582,915)      (4,795,343)
                                -----------   -----------   -----------    ---------      -----------
Interest (income) expense.....     (128,284)    1,124,285       996,001           --          996,001
Loss before income taxes......   (3,610,215)   (1,598,214)   (5,208,429)    (582,915)      (5,791,344)
Income tax expense............           --            --            --           --               --
                                -----------   -----------   -----------    ---------      -----------
Net (loss) income.............  $(3,610,215)  $(1,598,214)  $(5,208,429)   ($582,915)     $(5,791,344)
                                ===========   ===========   ===========    =========      ===========
  Per share information:
  Basic and diluted loss per
     share....................  $     (0.09)                                              $     (0.11)
  Weighted average common
     shares outstanding.......   41,557,789                                                50,693,082(D)

 See accompanying notes to unaudited pro forma combining financial information

                          NOTES TO UNAUDITED PRO FORMA
                         COMBINING FINANCIAL STATEMENTS

     (A) Reflects the recording of the purchase of MRM by the Company including the elimination of all of MRM's capital accounts. The purchase price of $7,601,470 is comprised of the following:

Issuance of Emergent Shares
  (maximum that may be issued)...........................   9,135,293
Price Per Share..........................................  $      .75(E)
                                                           ----------
                                                            6,851,470
Transaction Costs........................................     750,000
                                                           ----------
Total Purchase Price.....................................  $7,601,470
                                                           ==========

     (B) Reflects the elimination of MRM note receivables by Emergent and MRM's note payables to Emergent in the amount of $340,000.

     (C) Reflects the amortization expense of $715,086 for the excess amount of the purchase price of $7,601,470 over the net assets acquired of $3,208,449 less $132,171 of previously recorded goodwill amortization by MRM. The excess amount of the purchase price over the net assets acquired is being amortized over five years.

     (D) The average number of common shares outstanding used in calculating pro forma loss per common share is calculated assuming that the shares of common stock issued in the merger with MRM were outstanding from March 8, 2000. Warrants to purchase shares of common stock were not included in computing pro forma diluted earnings per common share because their inclusion would result in a smaller loss per common share. The per share price used to determine the consideration paid by Emergent for the stock of MRM was the quoted market price of Emergent's stock on the day the merger was approved by the Board. Such amount was applied to the maximum number of shares that may be issued in the transaction. These amounts are estimated and may change due to market value fluctuation in Emergent's stock, factors that could impact the number of shares issued in connection with the transaction as well as other matters that may impact consideration to be paid for to the consummation of this transaction.

     (E) This amount represents the quoted market price at the date the transaction was approved by the Board.

                EMERGENT'S SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with "Summary of Historical and Pro Forma Financial Data"; "Comparative Per Share Information"; "Unaudited Pro Forma Combining Financial Statements"; "Management's Discussion and Analysis of Financial Condition and Results of Operations"; "Risk Factors", Emergent's consolidated financial statements, including the notes thereto, and the other consolidated financial data included elsewhere in this prospectus and the documents incorporated herein by reference. The consolidated statements of operations data and other consolidated financial data are derived from the consolidated financial statements and notes related thereto, which were audited by Arthur Andersen LLP, independent public accountants. The consolidated financial statements are included in the back of this prospectus.

                                                                FOR THE PERIOD
                                                                FROM INCEPTION
                                                              (MARCH 8, 2000) TO
                                                              DECEMBER 31, 2000
                                                              ------------------
Revenues....................................................     $        --
Total revenue...............................................              --
                                                                 -----------
Cost of sales...............................................              --
                                                                 -----------
Gross profit................................................              --
Operating expenses..........................................       3,738,499
                                                                 -----------
          Total operating expenses..........................       3,738,499
Net Income (Loss) before interest and income taxes..........      (3,738,499)
Interest (income)/expense...................................        (128,284)
                                                                 -----------
Loss before tax expense.....................................      (3,610,215)
Income tax expense..........................................              --
                                                                 -----------
          Net income (Loss).................................     $(3,610,215)
                                                                 -----------
Net loss attributable to common stock holders...............     $(3,610,215)
                                                                 ===========
Net loss per share..........................................     $     (0.09)
                                                                 ===========

                                                                    AS OF
                                                              DECEMBER 31, 2000
                                                              ------------------
Total assets................................................     $ 5,184,747
Long-term obligations.......................................     $        --
Cash dividends declared per common share....................     $        --
Weighted average common shares outstanding basic and
  diluted...................................................      41,557,789

                EMERGENT MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Emergent Ventures, LLC (the "Company") was formed and commenced operations in the State of Delaware on March 8, 2000. The Company was formed to invest primarily in global private equity investment opportunities in information technology, health care and medical technology companies.

     The Company's equity capitalization consisted of a contribution of $1,173,125 in securities by Emergent Management Company, LLC (the "Manager"), a Delaware limited liability company, for 58% of the Company's equity interest, and a contribution of $7,500,000 in cash by other members in return for the remaining 42% of the Company's equity interest. On August 31, 2000, the Company consummated the transactions (the "Transfer") contemplated by an Equity Transfer and Reorganization Agreement dated August 10, 2000 (the "Transfer Agreement"), by and among Dynamic International, Ltd. ("Dynamic"), certain of its stockholders, the Manager and the several holders of membership interests in the Company.

     Pursuant to the Transfer Agreement, the Company contributed substantially all of its assets to Dynamic in exchange for the issuance of approximately 39,000,000 shares of Dynamic's common stock to the members of the Company. Dynamic subsequently changed its name to Emergent Group Inc.

     On August 31, 2000, pursuant to and in accordance with the Transfer Agreement, prior to the consummation of the Transfer, Dynamic transferred all of the assets and liabilities (other than outstanding bank debt in the amount of $250,000) to a wholly-owned corporation of Dynamic named Dynamic International Inc. Dynamic International Inc. acquired the transferred assets, assumed the remaining liabilities and indemnified Dynamic against any liabilities relating to or arising out of the transferred assets and the assumed liabilities.

     For financial accounting purposes, the acquisition was accounted for as a recapitalization by the Company (as the accounting acquiror) with Dynamic (as the accounting acquiree). After the Transfer, the former members of the Company became the beneficial owners of approximately 39,000,000 shares of Dynamic's common stock, representing approximately a 90% interest in Dynamic. Each of the directors of Dynamic immediately resigned prior to the consummation of the Transfer. The principal interest holders of the Manager of the Company were elected as directors of Emergent and now comprise a majority of Emergent's directors, and serve as Emergent's executive officers.

RESULTS OF OPERATIONS

     For the period from inception (March 8, 2000) to December 31, 2000, Emergent incurred a loss of approximately $3,610,000. The loss resulted from expenses incurred due to an increase in operations and investing activities. The realized loss of $710,000 on investments is attributable to the termination of business operations by the company with which the investment was made. The unrealized loss of approximately $2,042,000 on investments is due to the general decline in value of technology and Internet related companies.

     For the period ended December 31, 2000, the net loss per share of $(0.09), was primarily a result from an increase in operations and investing activities.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth unaudited quarterly financial data for the periods indicated. Emergent derived this data from unaudited financial statements, and in the opinion of Emergent's management, they include all adjustments, which consist primarily of normal recurring adjustments necessary to present fairly the financial results for the periods presented. Results of operations for any previous period do not necessarily indicate what results may be for any future period.

                                                        JUNE 30,     SEPTEMBER 30,    DECEMBER 31,
                                                          2000           2000             2000
                                                       ----------    -------------    ------------
REVENUE:                                               $       --     $        --     $        --
EXPENSES:
  Realized loss on investments.......................                                     709,703
  Unrealized depreciation on investments.............   2,456,663         661,564         267,722
  Professional fees..................................      34,115         101,078         321,066
  Rent expense.......................................      27,832          65,224          48,918
  Consulting fees....................................      70,975          32,695           1,900
  General and administrative fees....................      20,832          27,751          41,428
  Travel.............................................       3,078          43,603          39,369
  Depreciation and amortization......................      10,406          13,945          36,985
                                                       ----------     -----------     -----------
     Total expenses..................................   2,263,901         945,860       1,467,091
Other income.........................................          --              --         128,284
                                                       ----------     -----------     -----------
     Loss............................................  $2,623,901     $   945,860     $ 1,338,807
                                                       ==========     ===========     ===========
LOSS PER SHARE DATA:
Basic and Diluted Loss...............................  $     0.59     $      0.05     $      0.03
Weighted Average Common Shares Outstanding...........   4,418,258      17,381,852      41,557,789

LIQUIDITY AND CAPITAL RESOURCES

     There were cash and cash equivalents of approximately $751,000 at December 31, 2000. Cash used in operating activities for the period from inception (March 8, 2000) to December 31, 2000 was $6,749,000. This was primarily the result of the net operating loss from operations after considering the non-cash decline on investments of $2,042,000, the realized loss of approximately $710,000 on an investment that will not be recovered, the purchases of investments of approximately $4,797,000, and increase in other assets of approximately $785,000, an increase in amounts due from a related party of approximately $468,000 and an increase in payables related to operating activities of approximately $122,000.

     Cash provided by financing activities of $7,500,000 for the period ended December 31, 2000, was the result of contributions by stockholders of Emergent.

     Emergent's management believes that on a short-term and long-term basis Emergent will have sufficient funds for working capital, capital expenditures from its existing working capital and increased cash flow from operations resulting from the generation of management fees. Emergent's management believes that Emergent's current cash and cash equivalents will be sufficient to meet Emergent's working capital and capital expenditure requirements for at least the next 12 months.

                         MRM'S SELECTED FINANCIAL DATA

                                                                                UNAUDITED
                                            YEAR ENDED OCTOBER 31,      QUARTER ENDED JANUARY 31,
                                          --------------------------    --------------------------
                                             2000           1999           2001           2000
                                          -----------    -----------    -----------    -----------
Net revenue.............................  $11,102,650    $11,728,537    $2,608,212     $3,079,228
Cost of revenue.........................    5,068,584      4,276,953     1,301,124      1,152,522
Depreciation expense....................    1,918,352      1,696,356       397,464        448,503
                                          -----------    -----------    ----------     ----------
Gross profit............................    4,115,714      5,755,228       909,624      1,478,203
Selling expenses........................    2,190,047      2,203,848       521,255        557,867
General and administrative expenses.....    2,001,201      2,263,076       553,925        536,048
Restructuring and closure expenses......      398,395             --            --             --
                                          -----------    -----------    ----------     ----------
Operating income (loss).................     (473,929)     1,288,304      (165,556)       384,288
Interest expense........................    1,124,285      1,217,757       235,799        287,777
                                          -----------    -----------    ----------     ----------
Income (loss) before income taxes.......   (1,598,214)        70,547      (401,355)        96,511
Provision for income taxes..............           --         27,711            --         38,605
                                          -----------    -----------    ----------     ----------
Net income (loss).......................  $(1,598,214)   $    42,386    $ (401,355)    $   57,906
                                          ===========    ===========    ==========     ==========
Net income (loss) per common share
  (basic and diluted)...................  $     (0.20)   $       .01    $    (0.03)    $     0.01
                                          ===========    ===========    ==========     ==========
Weighted average common shares
  (basic and diluted)...................    8,112,227      7,396,283    14,370,416      7,406,927
                                          ===========    ===========    ==========     ==========

                    MRM MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read together with the financial statements and notes thereto included elsewhere herein.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of net sales represented by certain items included in the Statements of Income:

                                                                                 THREE MONTHS
                                                                YEAR ENDED          ENDED
                                                               OCTOBER 31,       JANUARY 31,
                                                              --------------    --------------
                                                              2000     1999     2001     2000
                                                              -----    -----    -----    -----
Net revenue.................................................  100.0%   100.0%   100.0%   100.0%
Cost of revenue.............................................   45.6     36.5     49.9     37.4
Depreciation expense........................................   17.3     14.4     15.2     14.6
                                                              -----    -----    -----    -----
Gross profit................................................   37.1     49.1     34.9     48.0
Selling expenses............................................   19.7     18.8     20.0     18.1
General and administrative expenses.........................   17.8     19.3     21.2     17.4
Restructuring and closure expenses..........................    3.6       --       --       --
                                                              -----    -----    -----    -----
Operating income (loss).....................................   (4.0)    11.0     (6.3)    12.5
Interest expense............................................   10.1     10.4      9.0      9.4
                                                              -----    -----    -----    -----
Income (loss) before income taxes...........................  (14.1)     0.6    (15.4)     3.1
Provision for income taxes..................................     --      0.2       --      1.2
                                                              -----    -----    -----    -----
Net income (loss)...........................................  (14.1)%    0.4%   (15.4)%    1.9%
                                                              =====    =====    =====    =====

  Quarter ended January 31, 2001 compared to quarter ended January 31, 2000

     For the quarter ended January 31, 2001, net revenue was $2,608,000, compared to net revenue of $3,079,000 during the quarter ended January 31, 2000, a decrease of $471,000, or 15.3%. The decrease in net revenue is principally the result of (1) a decrease in laser surgical services of $334,000 and (2) a decrease in medical rental revenue of $273,000, the result of shutting down previously acquired operations in Idaho and Texas that generated mostly medical rental revenue and refocusing on laser and technician services, and (3) an increase in cosmetic surgery of $60,000 and other revenue of $76,000.

     Cost of revenue (excluding depreciation expense) for the quarter ended January 31, 2001 was $1,301,000, versus cost of revenue of $1,153,000 for the first quarter of the prior fiscal year, an increase of $148,000, or 12.9%, from cost of revenue for the first quarter of fiscal year 2000. The increase in cost of revenue is primarily attributable to the reclassification of certain employees and other costs from selling to operating beginning in the first quarter of fiscal year 2001. Cost of revenue as a percentage of revenue increased from 37.4% in the first quarter of fiscal year 2000 to 49.9% in the first quarter of fiscal year 2001.

     Depreciation expense directly attributable to net revenue for the quarter ended January 31, 2001 was $397,000 compared to $449,000 during the same quarter of fiscal 2000, a decrease of $52,000, or 11.6%. This decrease in depreciation expense is principally the result of equipment being fully depreciated during fiscal year 2000.

     Gross profit for the quarter ended January 31, 2001 was $910,000, compared to gross profit of $1,478,000 during the comparable period of the prior fiscal year, a decrease of $568,000, or 38.4%. As a percentage of net revenue, gross profit decreased from 48.0% during the first quarter of fiscal 2000 to 34.9% during the quarter ended January 31, 2001. The decrease in the amount of gross profit is principally the result of the factors described previously.

     For the quarter ended January 31, 2001, selling expenses were $521,000, compared to selling expenses of $558,000 for the first quarter of fiscal year 2000, a decrease of $37,000, or 6.6%. As a percentage of net revenues, selling expenses increased from 18.1% in the quarter ended January 31, 2000 to 20.0% in the first quarter of the current fiscal year. The increase in selling expenses, as a percentage of net revenue, is primarily due to higher compensation for sales personnel offset by the reclassification of certain employees and other costs from sales to operations.

     General and administrative ("G&A") expenses increased to $554,000 in the quarter ended January 31, 2001 from $536,000 in the quarter ended January 31, 2000, an increase of $18,000, or 3.3%. As a percentage of net revenues, G&A expenses increased from 17.4% in the first quarter of fiscal year 2000 to 21.2% in the first quarter of the current fiscal year. The increase in the amount of G&A expense is mainly attributable to an increase in rent, and compensation of G&A personnel compared to the same quarter during the prior fiscal year.

     Interest expense for the quarter ended January 31, 2001 was $236,000, compared to $288,000 in the first quarter of the prior fiscal year, a decrease of $52,000, or 18.1%. The decrease in interest expense is the result of certain capitalized leases being restructured.

     The loss before income taxes was $401,000 for the quarter ended January 31, 2001, compared to pretax income of $97,000 for the quarter ended January 31, 2000, a decrease of $498,000. Income (loss) before income taxes, as a percentage of revenues, declined to (15.3)% in the quarter ended January 31, 2001 from 3.1% in the quarter ended January 31, 2000 as a result of the aforementioned factors.

  Year ended October 31, 2000 compared to year ended October 31, 1999

     For the year ended October 31, 2000, net revenue was $11.10 million, compared to $11.73 million during the fiscal year ended October 31, 1999, a decrease of $626,000, or 5.3%. The decrease in net revenue is principally due to
(1) a decrease in disposable and equipment sales of $483,000 and a decrease in medical rental revenue of approximately $459,000, both as a result of the closure of operations in Idaho and Texas and of lower medical rental revenue in Southern California and (2) a decrease in biomedical service revenue of $139,000, all of which decreases were offset in part by (3) an increase in surgical and cosmetic laser services revenue of $404,000 attributable to a higher volume of cases in Southern California (offset in part by lower per case revenue) and (4) an increase of $51,000 in other revenue. The decreases in revenue cited above were principally the result of the closure of facilities in Boise, Idaho and Mansfield, Texas during the quarter ended April 30, 2000. During that quarter, MRM conducted an intensive review of its corporate staff and of each of its operating subsidiaries. At the conclusion of this review, a decision was made to restructure or eliminate certain management positions. In addition, MRM decided to close its offices in Idaho and Texas due to ongoing operating losses and negative cash flows in these geographic areas.

     Cost of revenue (excluding depreciation expense) for the year ended October 31, 2000 totaled $5.07 million, or 45.6% of net revenue, compared to $4.28 million, or 36.5% of net revenue, in the prior fiscal year ended October 31, 1999, an increase of $792,000, or 18.5%. The increase in cost of revenue is chiefly attributable to (1) an increase in the volume of laser surgical service cases in Southern California of approximately 12% during fiscal year 2000, resulting in higher direct costs, principally disposables and technician labor,
(2) the write-off of approximately $123,000 in inventories in conjunction with the closure of facilities in Idaho and Texas, (3) higher cost of equipment sales during the second and third quarters of fiscal year 2000, (4) $89,000 in costs relating to the lithotripsy services introduced in fiscal year 2000 and (5) higher fuel expense due to rising gasoline prices during fiscal year 2000.

     Depreciation expense directly attributable to net revenue for fiscal year 2000 was $1.92 million compared to $1.70 million for fiscal year 1999, an increase of $222,000, or 13.1%. This increase in depreciation expense is primarily the result of the addition of equipment during the latter part of fiscal year 1999 and the first nine months of fiscal year 2000.

     Gross profit for the fiscal year ended October 31, 2000 was $4.12 million, or 37.1% of net revenue, compared to $5.76 million, or 49.1% of net revenue, in the prior fiscal year, a decrease of $1.64 million, or 28.5%. The decrease in gross profit is principally the result of the factors described previously.

     For the fiscal year ended October 31, 2000, selling expenses were $2.19 million, compared to selling expenses of $2.20 million for the prior fiscal year, a slight decrease of $14,000, or 0.6%. As a percentage of net revenue, selling expenses increased somewhat to 19.7% in the year ended October 31, 2000, compared to 18.8% in the prior fiscal year, as a result of lower revenue in fiscal year 2000.

     G&A expenses totaled $2.00 million for the year ended October 31, 2000, compared to $2.26 million in the year ended October 31, 1999, a decrease of $261,000, or 11.6%. As a percentage of net revenue, G&A expenses decreased from 19.3% in the fiscal year 1999 to 18.0% in the fiscal year 2000. The decrease in the amount of G&A expense is chiefly attributable to (1) a decrease in write-off of software development costs from $107,000 in fiscal year 1999 to no write-offs in fiscal year 2000, (2) a decrease of $44,000 in expenses relating to the effort to refinance debt during fiscal year 1999 and (3) a reduction of management personnel related to the corporate restructuring during the second quarter of fiscal year 2000, all of which decreases were offset in part by higher compensation costs and higher professional fees during the later half of fiscal year 2000.

     Restructuring and closure expenses for the year ended October 31, 2000 totaled approximately $398,000. There were no such expenses during the prior fiscal year. See Note 1 to the accompanying MRM audited financial statements.

     Operating loss for fiscal year 2000 was $474,000, or 4.3% of net revenue, compared to operating income of $1.29 million in the year ended October 31, 1999, or 11.0% of net revenue. This decrease in operating income in fiscal year 2000 from fiscal year 1999 is attributable to all of the factors previously cited herein.

     For the year ended October 31, 2000, interest expense totaled $1.12 million, compared to $1.22 million in the prior fiscal year, a decrease of $93,000, or 7.7%. This decrease in interest expense is primarily the result of capital leases which matured in fiscal 2000.

     The loss before income taxes was $1.60 million for the year ended October 31, 2000, compared to income before taxes of $71,000 in the year ended October 31, 1999, a negative variance of $1.67 million. The loss before income taxes, as a percentage of net revenue, was 14.4% in the year ended October 31, 2000, compared to income before taxes equal to 0.6% of net revenue in the year ended October 31, 1999. This variance occurred as a result of the all of the aforementioned factors.

LIQUIDITY AND CAPITAL RESOURCES

     MRM's consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of our business. As of January 31, 2001, MRM had a working capital deficiency of approximately $4.3 million. For the year ended October 31, 2000 it incurred a net loss of $1.6 million. For the three months ended January 31, 2001, its loss was $401,355. Management intends to raise capital by means of MRM's merger with Emergent. In addition, management is in current negotiations to extend the existing line of credit. Until these transactions occur, there can be no assurance that MRM will have sufficient liquidity to fund operations. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

     MRM's liquidity requirements arise from the funding of our working capital needs, principally accounts receivable and inventories, as well as our capital expenditure needs. The primary sources for MRM's working capital have historically been borrowings under debt facilities, leasing arrangements, trade payables and the sale of our common stock.

     During the fiscal year ended October 31, 2000, net cash provided by operating activities was $869,000, which resulted principally from net loss of $1.60 million adjusted for (a) depreciation and amortization expense of $2.10 million, (b) the write-off of customer lists in the amount of $151,000, (c) a provision for doubtful accounts of $32,000 and (d) a net decrease of approximately $193,000 in working capital items, all of which were offset in part by gains from sales of assets of approximately $5,000. During the quarter ended January 31, 2001, there was net cash provided from operating activities of $40,000, which resulted primarily from a net loss of $401,000 adjusted for (a) depreciation and amortization expense of $474,000, (b) gain on sale of assets of $29,000 and (c) a provision for doubtful accounts of $9,000, all of which were offset by a net decrease of approximately $78,000 in working capital items.

     Net cash used in investing activities during the fiscal year ended October 31, 2000 totaled $1.71 million, which was comprised of (a) capital expenditures in the amount of $1.84 million, (b) an increase in other assets of $92,000 and
(c) an increase in loan fees of $15,000, all of which were offset in part by net proceeds from the sales of assets of $230,000. Net cash used in investing activities during the three months ended January 31, 2001 was $36,000, which consisted of (a) capital expenditures of $93,000 and (b) a decrease of $57,000 in deposits and other assets.

     During the fiscal year ended October 31, 2000, net cash provided by financing activities totaled $898,000, consisting of (a) net proceeds in the amount of $1.74 million from the issuance of common stock, (b) $128,000 in proceeds from the exercise of stock options, (c) $1.84 million in borrowings on long-term debt, (d) $34,000 in borrowings on capital lease refinancings, all of which were offset in part by (e) repayments on a bank line of credit in the amount of $125,000, (f) $1.88 million in principal payments on capital lease obligations and (g) $851,000 in principal payments on long-term debt. During the three months ended January 31, 2001, net cash provided by financing activities totaled $23,000, consisting of (a) $400,000 in proceeds from the sale of common stock (b) $40,000 in borrowings on notes payable to a bank (c) $400,000 in borrowings on convertible notes payable, offset by (d) $271,000 in principal payments on long-term debt and (d) $546,000 in principal payments on capital lease obligations.

DEBT REFINANCING

     On March 31, 1999 MRM entered into an agreement with a bank that provides for a $2 million term loan (Bank Term Loan) and a $2 million line of credit (Bank Line of Credit). The proceeds from the Bank Term Loan were used to repay in full the then-existing term loan with Merrill Lynch, as well as for working capital purposes, including payment of past-due lease payments. The Bank Term Loan bears interest at a rate of prime plus 1.25%, with principal due in 60 equal monthly installments commencing in May 1999. The balance on the Bank Term Loan as of January 31, 2001 was approximately $1.3 million.

     The proceeds from the Bank Line of Credit were used for working capital purposes. This Bank Line of Credit bears interest at a rate of prime plus 1.00%, with borrowings based upon eligible accounts receivable as defined. The balance outstanding under the Bank Line of Credit as of January 31, 2001 was approximately $958,000.

     The Bank Line of Credit and Bank Term Loan prohibit the payment of cash dividends and require us to maintain certain levels of net worth and to generate certain ratios of cash flows to debt service. As of October 31, 2000 and as of January 31, 2001, MRM was not in compliance with certain financial covenants of the Bank Line of Credit and Bank Term Loan. As a result, MRM has classified all of the bank loan facilities as current liabilities in its balance sheet as of October 31, 2000 and as of January 31, 2001, respectively.

COMMITMENTS

     MRM had no material commitments for capital expenditures at January 31, 2001. However, although MRM has no present commitments or agreements to make such capital expenditures, during the next 12 months it expects to make substantial capital expenditures, in accordance with its historical practice. The mobile laser/surgical services and medical equipment rental businesses are capital intensive. MRM's management believes that funds generated from operations, together with funds available from debt facilities and to be made available by Emergent following the proposed merger, as well as possible strategic alternatives such as additional debt or equity offerings, will be sufficient to finance MRM's working capital and capital expenditure requirements for the next 12 months. However, if MRM is unable to obtain such funds from additional debt or equity offerings, it will have to curtail capital expenditures.

                              EMERGENT'S BUSINESS

     Emergent is a merchant banking firm whose targeted client base is the emerging growth and small capitalization company -- a company with an established revenue stream and an enterprise value of from $10.0 million to $250.0 million.

MERCHANT BANKING

     Merchant banking is the process of acting as principal and agent in a financing, merger or acquisition, or of merely acting as principal in one of these transactions. Merchant banks are financial intermediaries. They are like banks in that they commit their own capital for the medium to long term. But unlike banks, they do not take deposits from the general public. They perform many of the same services performed by investment banks, but generally do not underwrite securities and distribute them to the public. Merchant banks are essentially in the business of finding opportunities and sources of funding and, with investors' money and their own capital, financing growth or facilitating transactions for their clients. The distinguishing characteristics of a merchant bank are that it commits its own capital, or the capital of its principals to a transaction, either in the form of debt (such as short-term bridge financing) or equity, and that it generally receives an equity position in the client company as part or all of the compensation for its services. A merchant bank also often acts as agent by putting in place the permanent debt or equity financing provided by others.

TARGETED MARKET

     The targeted market for Emergent's services is the emerging growth and small to mid-capitalization company with an enterprise value of from $10.0 million to $250.0 million. Emergent's management believes that this business sector is under-served by traditional investment banking firms, because either the sizes of the transactions are too small to interest traditional investment banking firms or the companies involved are not mature enough for an initial public offering. At the same time, the size of these businesses is such that their in-house financial planning capabilities are limited and can more efficiently be outsourced. Emergent's plan is to develop a specialized high-quality financial services firm to serve this market niche.

COLLABORATIVE RELATIONSHIPS

     In furtherance of its business strategy, Emergent endeavors to promote collaboration among its clients to help them gain significant cross-selling and marketing benefits. Emergent encourages and coordinates joint marketing activities where certain of its clients can together offer comprehensive solutions in particular markets, as well as facilitate the efforts of its clients to assist each other in accessing their respective customer bases. Emergent also promotes the sharing of information and expertise among its clients regarding technology, operational issues, market opportunities and other strategic and business matters.

     Emergent believes that its proposed acquisition of MRM is in furtherance of Emergent's collaborative relationship strategy, given its anticipation that:

     - MRM's distribution platform could be utilized to accelerate the adoption of new medical technologies being created by Emergent's various portfolio companies;

     - MRM's frequent contact with medical technology companies could generate investment and acquisition possibilities for Emergent; and

     - Emergent's network of financial and healthcare industry relationships could be employed to leverage horizontal and vertical expansion opportunities for the combined companies.

     Emergent seeks to capitalize on relationships of its executive officers and directors, as well as those persons who have invested in certain of Emergent's affiliates, to identify collaborative opportunities for its existing clients, as well as prospective new clients.

CLIENT SELECTION CRITERIA

     In evaluating each potential target client, Emergent's executive officers consider all or a majority of the following criteria:

     - Opportunity to acquire equity or operational and managerial control of the target;

     - Experience and skill of management and availability of additional necessary personnel;

     - Opportunity for joint marketing, cross-selling and sharing of business information and technical expertise with both existing and prospective clients;

     - Growth potential of target and the industry in which it operates;

     - Competitive position of the target;

     - Stage of development of the target's product, process or service;

     - Degree of current or potential market acceptance of the target's product, process or service;

     - Proprietary features and degree of intellectual property or other protection of the target's product, process or service;

     - Target's capital requirements;

     - Regulatory environment of the industry in which the target operates; and

     - Costs associated with effecting the acquisition.

FINANCING ACTIVITIES

     Emergent expects that its primary thrust will be assembling and providing financing for its clients in the short to medium term and arranging equity financing for the longer term. In the typical transaction, Emergent will assist the client in preparing its financial plan, recommend the type and terms of the financial instruments to be sold to raise the proposed financing, assist in preparing a business plan, offering memorandum or other disclosure document for investors, identify potential investors (generally including primarily those with which Emergent has an ongoing relationship) and generally manage completion of the financing. While Emergent's equity investment in a client may extend for several years, it does not expect to remain a permanent investor in the client. Investments will be structured with a view toward an exit strategy, both for Emergent and for other investors it brings to the transaction. In some cases, Emergent expects to make bridge loans of a year or less in order to facilitate permanent financing through a public offering or merger or acquisition.

RELATED SERVICES

     In addition to direct investment in its clients, Emergent intends to provide clients on an "as needed" basis with:

     - Advice in structuring capital-raising proposals to make them attractive to outside investors;

     - Identification of possible merger, acquisition or joint venture candidates;

     - Assistance in financial planning and cash flow analysis;

     - Introductions to underwriters for public offerings and placement agents for private offerings that go beyond the client's financial capacity;

     - Investor relations services, including introductions to potential marketmakers for the client's securities;

     - Assistance in identifying and filling gaps in the client's management structure; and

     - Rendering opinions as to the fairness of transactions where there may be an actual or potential conflict of interest among parties to a transaction or their management.

SOURCES OF REVENUE

     Traditionally, merchant bankers have been compensated for their efforts through equity participation in the client company, and Emergent intends generally to follow that model. Such equity participation may include a direct stock interest, warrants to purchase additional shares (in addition to those taken by outside investors), stock options or other similar derivative instruments. Where appropriate, Emergent may also receive a cash fee for services such as valuations, fairness opinions or studies requested by the client. Emergent may also receive recurring consulting fees. Because Emergent's compensation will generally come through appreciation in the equity that it receives, it is possible that Emergent may experience negative cash flow for an extended period of time. In addition, because of its limited size, and because the time its compensation is converted to cash is largely within the control of its clients, Emergent expects that its income and cash flow will fluctuate substantially from year to year and will be hard to predict.

IMPORTANCE OF RELATIONSHIPS

     Merchant banking generally, and Emergent's proposed business in particular, is heavily dependent on maintaining ongoing relationships with one or more institutional or other investors who invest with the merchant bank in financing transactions structured by it. In Emergent's case, its principals are also principals of Emergent Capital and other affiliated companies. Historically, several other institutional investors and a number of high net worth individuals have participated in transactions structured by Emergent's principals. However, neither Emergent Capital nor any of these other investors has made any commitment to participate in Emergent's transactions, and their willingness to do so will depend almost entirely on their continued confidence in Emergent's ability to select candidates for financing that will generate attractive returns to them in the future.

     Ongoing relationships with Emergent's merchant banking clients will also be important to its plan of operations. Virtually all equity-oriented non-public financing transactions require some "exit strategy" for the investor. Although the exit strategy will often be an offering of securities to the general public, it may also take the form of sale of the client company or a similar transaction. Accordingly, it is important to maintain a close relationship with other businesses which may have an interest in transactions that could furnish the investor with an exit from his investment. As a result, merchant banking clients tend to be concentrated in a limited number of industries or market segments.

     It is Emergent's intention, wherever possible, to follow the industry model and maintain, at its option, at least one director on the board of each of its clients as well as assuming an active role in recruiting key executives for the client.

     Finally, since Emergent does not expect to underwrite public offerings itself, it will need to establish continuing relationships with investment banking firms who are active in that business. While Emergent's principals have each been employed by top tier investment banking firms, Emergent does not have any pre-existing relationship with any investment banking firms, and none of these firms has extended any commitment to underwrite proposed public offerings Emergent may bring them in the future. Their willingness to do so will depend largely on Emergent's ability to develop a track record of having brought attractive IPO candidates to them.

INDUSTRY FOCUS

     Information, like relationships, is an important element of the merchant banking business. The merchant banker must know who the key players are in the industries in which it invests and provides services, both to identify potential clients and assess the risk of investing in them, and to identify opportunities for these clients including potential merger or joint venture partners. For the smaller merchant bank, this means it must, as a practical matter, concentrate geographically or by industry focus group or both. Historically, Emergent's principals have concentrated their research efforts in the technology sectors. Emergent expects that this focus will continue for the near term, but that if and when it expands its operations, the industry scope of its operations will also expand.

TRANSACTION SIZE

     In most cases, Emergent and/or its affiliates, will act as the lead investor, with the balance of each transaction being syndicated to a limited number of high net worth individuals and financial institutions.

CONFLICTS FROM THE MERCHANT BANKING RELATIONSHIP

     The merchant banking relationship creates certain conflicts that cannot be avoided. Since the merchant bank will be advising its clients in structuring financing transactions and will be investing its own funds and those of its principals in those same transactions, it will often be "on both sides of the table." In addition, since investment transactions are likely to concentrate in a limited number of industries, overlapping board representation may create a recurring potential for the misuse of information acquired from one client, for the benefit of another. In order to minimize such conflicts, Emergent intends to regularly review the composition of its client boards and request prompt information updates as to additional companies that board members may be directing or advising. Emergent intends to seek advice regularly from unrelated third parties regarding structuring transactions in which it will be taking a substantial interest.

CONFLICTS FROM OTHER ACTIVITIES OF EMERGENT'S PRINCIPALS

     None of Emergent's executive officers will be devoting 100% of his or her time to its business. Each of Messrs. Yun, Waldron and Yee and Ms. Lai will continue to act as executive officers of Emergent Capital and of Emergent's other affiliates.

     Emergent has established a policy to address conflicts of interest that arise between Emergent and its directors, officers and affiliates and entities in which these persons have an interest. Under this policy, Emergent intends that any future transactions between or among itself and these persons and entities will be on terms no less favorable to Emergent than can be obtained on an arm's-length basis from unaffiliated third parties. Further, any of these transactions which Emergent does not consider to be in the ordinary course of business will be subject to approval by the independent members of its board. However, this conflicts policy cannot guarantee that every contract or other transaction involving a conflict of interest will be on terms as favorable to Emergent as would have existed in the absence of the conflict of interest. Further, this policy cannot guarantee that Emergent will not enter into transactions which it would not otherwise have entered into absent its relationship with the affiliated party.

UNCERTAIN IMPACT OF SEC INITIATIVES

     The SEC has adopted a number of changes to its rules and forms which are designed to deter various fraudulent activities in the "micro-cap" market. The targeted market of Emergent's services is substantially identical to that of companies at which these initiatives are directed. These initiatives would, among other things, prevent a company from issuing "free-trading" shares of its common stock in small offerings that are not registered with the SEC unless certain conditions are met. A company will be permitted to issue free-trading shares in non-registered transactions of under $1 million only if it registers the securities in at least one state which requires delivery of a disclosure document to investors, and delivers that disclosure document to investors in all states in which the securities are sold. State registration involves significant increases in the costs of completing a small offering and also in the time to complete the offering, since the state registration procedure requires the company to wait for review and comments by the state securities examiner and clearance of the document before the transaction can proceed. While it seems clear that these initiatives will increase the costs of small issuers in raising capital, Emergent cannot predict what impact they will have on its business. If the effect of high capital raising costs is to effectively shut out the small issuer from a public market, those issuers may turn to other methods of raising capital that do not require Emergent's services.

GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES

     U.S. companies that have more than 100 stockholders or are publicly traded in the U.S. and are, or hold themselves out to be, engaged primarily in the business of investing, reinvesting or trading of securities, are regulated under the Investment Company Act of 1940. Although Emergent believes that it is actively engaged in business and is not an investment company, Emergent will also rely on an SEC rule that allows it to avoid investment company regulation so long as at least 55% of its total assets are represented by, and at least 55% of its income is derived from, majority-owned subsidiaries, primarily controlled companies and other assets that meet the requirements of that rule. To maintain compliance with this rule, Emergent may be unable to sell assets which it would otherwise want to sell and may need to sell assets which it would otherwise want to retain. In addition, Emergent may have to acquire additional income or loss generating assets that it might not otherwise have acquired and may need to forego opportunities to acquire interests in attractive companies that might be important to its business strategy. In addition, because Emergent's clients may not be majority-owned subsidiaries or primarily controlled companies, either when it acquires interests in them or at later dates, changes in the value of Emergent's interests in its clients and the income/loss and revenue attributable to its clients could require Emergent to register as an investment company.

     Investment Company Act regulations are inconsistent with Emergent's strategy of actively managing, operating and promoting collaboration among its network of clients, and it is not feasible for Emergent to operate its business as a registered investment company. Emergent believes that because of the planned structure of its interests in its clients and its business strategy, Emergent will not be regulated under the Investment Company Act. However, Emergent cannot assure you that the structure of its client interests and its business strategy will preclude regulation under the Investment Company Act, and Emergent may need to take specific actions which would not otherwise be in its best interests to avoid such regulation.

     If Emergent falls under the definition of an investment company, and is unable to rely on an SEC rule that would allow it to avoid investment company regulation so long as at least 55% of its total assets are represented by, and at least 55% of its income is derived from, assets that meet the requirements of that rule, Emergent can rely on another SEC rule that would exempt it from the requirement of registering as an investment company through August 2001. Thereafter, Emergent would either have to register under the Investment Company Act or seek an administrative exemption from regulation under the Investment Company Act.

     If, despite its efforts, Emergent were required to register as an investment company, it would have to comply with substantive requirements under the Investment Company Act applicable to registered investment companies. These requirements include:

     - limitations on its ability to borrow;

     - limitations on its capital structure;

     - restrictions on acquisitions of interests in clients;

     - prohibitions on transactions with affiliates;

     - restrictions on specific investments; and

     - compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations.

These rules and regulations would significantly change Emergent's operations and prevent it from executing its business model.

TRADEMARKS

     In view of Emergent's limited operating history, trademarks are not significant to its business.

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

REGULATION

     Although Emergent's management believes that Emergent is not required to register under federal securities law as an investment company, an investment adviser, or a broker-dealer, Emergent's business, and the securities industry generally, are subject to extensive regulation at both the federal and state levels. Failure to comply with any of these laws, rules or regulations could result in fines, suspension or expulsion, which could have a material and adverse effect upon Emergent's business.

COMPETITION

     Emergent faces competition from several sources. Its proposed services overlap with many of the services provided by investment banks, by venture capitalists and, to a lesser degree, by commercial banks. Emergent expects to face strong competition from each of these sources. Although Emergent believes the small capitalization company that is its target market is underserved by traditional investment banking firms, there are many companies within that size range which will also be targeted by investment banks. Emergent believes this will primarily be the case in industries that are especially popular with investors at a particular time. Many traditional investment banks, venture capital firms and commercial banks that will be competing with Emergent have far greater capital than it has, and many or most of them are able to offer existing and potential clients broader research capabilities, access to international markets and other services that Emergent does not offer. Emergent believes that competition will be based primarily on responsiveness to the client's timing and other requirements.

     In addition to traditional sources of capital and capital-raising services, there appear to be an increasing number of smaller independent financial consultants, investor relations consultants, finders and others who may perform services similar to those Emergent will be offering to its clients, and these other businesses will also compete with Emergent, though to a lesser degree than the providers of traditional sources of capital.

     Emergent also faces competition from a rapidly increasing number of firms offering on-line investment banking services, such as underwriters who attempt to effect public offerings for emerging growth companies through the Internet. In addition, as some corporate issuers try to sell their securities directly to purchasers -- including sales using the Internet -- disintermediation (i.e., removal of the middleman in a transaction, including investment banking transactions) may occur. As more and more corporate issuers and purchasers of securities transact business without financial intermediaries like merchant banks, Emergent's operating results could be adversely affected.

     Emergent also expects to face direct competition from a group of specialty securities firms and smaller investment banking boutiques that specialize in providing services to emerging growth companies. This kind of competition could adversely affect Emergent's operating results, as well as its ability to attract and retain highly skilled individuals.

EMPLOYEES

     As of December 31, 2001, Emergent had 5 full-time employees. These employees are not represented by any labor union, and Emergent considers its relationship with its employees to be good.

FACILITIES

     Emergent's principal offices are located in 2,000 square feet of leased office space at 375 Park Avenue, New York, New York. This office space is leased by, and shared with, Emergent Capital under a lease that expires in May 2005.

     Emergent believes its present facilities will be adequate for its reasonably foreseeable needs.

                  EMERGENT'S DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information for each of Emergent's directors and executive officers:

NAME                                       AGE           POSITION WITH EMERGENT
----                                       ---           ----------------------
Daniel Yun.............................    33     Chairman of the Board
Mark Waldron...........................    33     President, CEO, and Director
Amy Lai................................    33     Secretary, Treasurer and CFO
Calvin Yee.............................    36     Vice President, Corporate Development
Howard Waltman.........................    68     Director
Matthew Fong...........................    47     Director

     Daniel Yun was formerly vice president in charge of middle market derivatives at Lehman Brothers from 1994 to 1998. Before joining Lehman Brothers, Mr. Yun was a strategist in the fixed income division of Goldman, Sachs & Co. from 1993 to 1994. A distinguished Athletic (top 1%) and Honors Graduate from the United States Military Academy at West Point in 1989 with a BS in Economics, Mr. Yun joined the U.S. Army, where he attained the rank of Captain. While in the U.S. Army from 1989 to 1993, his positions included an assignment as a company commander responsible for leading and training 220 multinational forces. He attended Airborne, Air Assault and Ranger Schools and served two tours of duty in Korea. While in the Army, Mr. Yun obtained a MA in Public Administration. His publications include "Understanding Exotic Derivatives" in Controlling and Managing Interest Rate Risk (ed. Robert Klein:
Prentice Hall, 1996). Mr. Yun, who currently serves as a Commissioner of Protocol for Mayor Giuliani of New York City, is a director of MRM.

     Mark Waldron was a former vice president of J.P. Morgan in New York from 1993 to 1998. He headed the firm's hedge fund group in equity derivatives in 1998, and was previously in charge of its structured products effort from 1997 to 1998. Mr. Waldron received his MBA from Northwestern University's Kellogg Graduate School of Management in 1993 -- through the School's accelerated one-year program, where he attained Dean's List standing. A Canadian citizen, he worked at Bankers Trust from 1989 to 1992, and received an undergraduate degree with honors from the University of Western Ontario in London, Canada in 1989. Mr. Waldron, who is a member of the Foreign Policy Association and MENSA, is a director of MRM.

     Amy Lai was formerly a director in charge of Latin America and Asia credit derivatives at Deutsche Bank in London from 1998 to 2000. Prior to joining Deutsche Bank, she was a vice president at J.P. Morgan in New York from 1996 to 1998, where she structured equity derivative products, and was previously responsible for trading U.S. dollar swaps and options from 1989 through 1994. She was also in charge of trading emerging market derivative products at Lehman Brothers from 1994 to 1996. Ms. Lai graduated magna cum laude from Barnard College with a degree in economics. She is a member of Phi Beta Kappa.

     Calvin Yee was co-founder and partner of Pangaea Ventures Ltd., a Canadian technology venture capital firm formed in early 2000. Prior to Pangaea, Mr. Yee was a vice president at National Australia Bank where, from 1997 to 1999, he was responsible for building and managing the firm's North American derivatives business. Prior to that, he was a key member of the foreign currency and interest rate derivatives proprietary trading units at Kredietbank, N.V. from 1995 to 1997 and at Canadian Imperial Bank of Commerce in New York from 1991 through 1995. Mr. Yee earned his MBA from the University of Western Ontario, London, Canada, and received his undergraduate degree from the University of Calgary. Since December 2000, Mr. Yee has served as MRM's chief operating officer.

     Howard Waltman is Chairman of Express Scripts, Inc., a company he formed in 1986 as a subsidiary of Sanus, of which he was also a founder and former Chairman. Sanus was acquired by New York Life Insurance Company in 1987, ESI, which provides mail order pharmacy services and pharmacy claims processing services, was spun out of Sanus and taken public in June 1992. Mr. Waltman also founded Bradford National Corp., which was sold to McDonnell Douglas Corporation. He is a director of a number of privately held companies.

     Matthew Fong is a senior counsel with Sheppard, Mullin, Richter & Hampton, a law firm with offices in both San Francisco and Los Angeles. He is responsible for many of Emergent's relationships in Silicon Valley and Asia. Mr. Fong was the Republican candidate for the U.S. Senate in California in 1998, in which he ran against Democrat Senator Barbara Boxer. From 1995 to 1999, Mr. Fong was the Treasurer of the State of California. Mr. Fong holds a BS in International Affairs from the US Air Force Academy, an MBA from Pepperdine University, and a JD from Southwestern University.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     No executive officer or director of Emergent received any compensation from Emergent during the year ended December 31, 2000. Mr. Yee is currently compensated by Emergent at a rate of $100,000 per annum.

CERTAIN RELATIONSHIPS

     On August 31, 2000, Emergent, then known as Dynamic, issued an aggregate of 39,755,178 shares of its common stock, representing a 90% equity interest in Emergent immediately subsequent to such issuance, to the several members of Emergent Ventures, LLC, a Delaware limited liability company that was engaged in the business of acquiring equity interests in technology businesses, in exchange for all of the then outstanding membership interests in Emergent Ventures.

     Upon consummation of this transaction, Emergent became the owner of all of the outstanding equity interests in Emergent Ventures, and Emergent Management became the beneficial owner of an approximately 51% equity interest in Emergent.

     In a concurrent transaction, Emergent transferred all of its assets, which related to the design, marketing and sale of sports and exercise equipment, to a newly-formed corporation that was controlled by Marton Grossman, who prior to these transactions had been the Chairman of Dynamic's board of directors and Dynamic's principal stockholder. Mr. Grossman remained as a member of Emergent's board of directors until his resignation on March 29, 2001.

                       EMERGENT'S PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of May   , 2001
regarding the beneficial ownership of Emergent common stock by:

     - Each executive officer and director of Emergent;

     - Each stockholder known by Emergent to beneficially own 5% or more of such common stock; and

     - All directors and executive officers as a group.

     Except as otherwise indicated, the address of each beneficial holder of 5% or more of such common stock is the same as Emergent.

                                                                NUMBER
BENEFICIAL OWNER                                              OF SHARES     PERCENT
----------------                                              ----------    -------
Daniel Yun..................................................  22,718,383(1)  51.4%
Mark Waldron................................................  22,718,383(1)  51.4%
Amy Lai.....................................................          --       --
Calvin Yee..................................................          --       --
Howard Waltman(2)...........................................     453,255(3)   1.0%
Matthew Fong................................................          --       --
Marton Grossman(4)..........................................   2,842,977(5)   6.4%
Emergent Management Company LLC.............................  22,718,383(1)  51.4%
The THW Group LLP(2)........................................     453,255(3)   1.0%
Adventure Capital LLC(6)....................................   5,737,247     13.0%
All officers and directors as a group (6 persons)...........  23,171,638(1)  52.5%

---------------
(1) Includes shares owned by Emergent Management Company LLC, over which shares Messrs. Yun and Waldron share voting and investment control.

(2) 140 Deerfield, Tenafly, New Jersey 07670.

(3) Represents shares owned by The THW Group LLP, over which shares Mr. Waltman exercises voting and investment control.

(4) 58 Second Avenue, Brooklyn, New York 11215.

(5) Includes 326,363 shares held in a not-for-profit charitable foundation of which Mr. Grossman is a director and 2,516,614 shares held in trusts for the benefit of family members of which Mr. Grossman is a trustee.

(6) 525 North Broadway, Suite 210, White Plains, New York 10603.

                    DESCRIPTION OF EMERGENT'S CAPITAL STOCK

COMMON STOCK

     Emergent is authorized to issue 100,000,000 shares of common stock, par
value $.001 per share. As of May   , 2001, 44,173,280 shares of common stock
were issued and outstanding.

     The holders of common stock have no preemptive or subscription rights in later offerings of common stock and are entitled to share ratably in such dividends as may be declared by the board out of funds legally available for such purpose, and upon liquidation, in all of Emergent's assets remaining after payment in full of all of its debts and obligations and any preferences granted in the future to any preferred stock. Emergent has not paid any dividends on the common stock to date.

     Holders of common stock are entitled to one vote for each share held and have no cumulative voting rights. Accordingly, the holders of more than 50% of the issued and outstanding shares of common stock entitled to vote for election of directors can elect all the directors if they choose to do so. All shares of common stock now outstanding are fully paid and nonassessable. The board is authorized to issue additional shares of common stock, within the limits authorized by Emergent's articles of incorporation without stockholder action.

PREFERRED STOCK

     The Emergent board is authorized to provide for the issuance of 10,000,000 shares of preferred stock, par value $.001 per share, in one or more series and to fix the designations, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights. No shares of preferred stock are currently issued and outstanding.

TRANSFER AGENT

     The transfer agent for Emergent common stock is American Stock Transfer & Trust Company, New York, New York.

                                 MRM'S BUSINESS

INTRODUCTION

     MRM makes mobile laser/surgical services available to its customers by providing this equipment on a per procedure basis to hospitals, out patient surgery centers, and physicians' offices. MRM provides these mobile lasers with technical support to ensure the lasers are working correctly for the physicians. MRM also provides other medical equipment on a rental basis to hospitals and surgery centers. This equipment is used throughout such facilities to supplement their requirement for certain medical equipment. The combination of mobile laser/surgical services and medical equipment rental illustrates MRM's overall strategy and focus on diversification.

     MRM's laser/surgical services focus on two of the most rapidly growing areas of the health care industry: managed care and cosmetic surgery. For managed care, minimally invasive procedures can be performed by physicians at hospitals who rent MRM's laser equipment. The hospitals that are MRM's customers find the investment in the latest laser surgery equipment and trained technicians to be uneconomical. For cosmetic surgery, by renting MRM's equipment, the physicians benefit from having a multitude of different laser technologies available to offer to their patients without the burden of investing a significant amount of money. In both instances, physicians and hospitals receive technical support and expertise which is provided with the equipment, which allows the staff to concentrate on their duties without the additional tasks of running a laser.

     MRM has approximately 600 active surgical service accounts in California, Arizona, Utah, Colorado and Nevada and experiences a high rate of repeat business from the hospitals, surgery centers and doctors that it serves. The market encompasses many disciplines including plastic/cosmetics surgery, dermatology, orthopedic surgery, otolaryngology, urology, obstetrics, gynecology, ophthalmology, general surgery, podiatry and dentistry. Equipment is becoming more specialized to the medical procedures involved, and technical training of the physician, regarding the use of equipment, is a significant part of MRM's business.

HISTORICAL BACKGROUND

     Physiologic Reps, Inc. ("PRI"), MRM's largest wholly owned operating subsidiary, was incorporated in California in 1973 and moved to its present headquarters building in 1994, located in Glendale, California. PRI also has sales and service offices in Stockton, California, Dublin, California, and Phoenix, Arizona. PRI produced approximately 82% and 75% of MRM's consolidated revenues during the fiscal years ended October 31, 2000 and 1999, respectively.

     MRM entered the hospital equipment rental market in 1974, the mobile laser/surgical services market in 1987, cosmetic skin resurfacing in 1994 and leg vein treatment and tattoo removal in 1997. MRM began to expand its mobile laser/surgical services to the doctors' offices and their clinics in 1995. This business is complementary to its existing laser/surgical services which it provides to hospitals. In 1997, MRM made the decision to expand its cosmetic services to include specialized lasers for treatment of vascular lesions, pigmented lesions and tattoo removal.

     During the past few years, revenue from MRM's mobile laser/surgical services business has exceeded revenue from its medical equipment rental business. However, MRM has a large array of general medical equipment which it rents primarily to hospitals, and has acquired substantial additional general medical equipment since fiscal 1997. Its inventory of medical equipment includes an extensive variety of medical devices, serving a broad range of hospital departments and needs. This wide array of medical rental equipment, delivered to customers on very short notice, was MRM's primary business until about 1987, when it developed the mobile surgical laser business. During fiscal 1997, MRM began to renew its emphasis on the rental of general medical equipment.

GROWTH

     MRM has historically focused on providing rental and other services to its clients on an "as needed" basis. As a result, it has established long-term relationships with a number of physicians, hospitals and other medical care providers. MRM believes that such relationships provide an opportunity to introduce additional products to these customers by expanding its product lines beyond laser/surgical services and medical equipment rentals.

     MRM's strategic plan is to grow through (1) internal expansion, (2) the acquisition of other companies in the medical services and equipment rental business, (3) developing capabilities to adopt new medical devices that supplement its current specialties (e.g. cardiology) and (4) broadening its efforts to educate physicians and operating room support staff in the adoption of new and existing medical devices.

ACQUISITIONS

     On March 31, 1997, MRM acquired 100% of the issued and outstanding capital stock of Pulse Medical Products, Inc. ("Pulse"), originally headquartered in Boise, Idaho, in exchange for 325,000 shares of MRM common stock. As a result, Pulse became MRM's wholly owned subsidiary. Pulse rents medical equipment and sells related equipment and supplies. Pulse has discontinued its operations in Idaho, Montana, Utah, Minnesota and Wyoming and has moved its headquarters to Englewood, Colorado.

     On June 30, 1997, MRM acquired 100% of the issued and outstanding capital stock of Laser Medical, Inc. ("Laser Medical"), headquartered in Murray, Utah, in exchange for 190,000 shares of MRM common stock. As a result, Laser Medical became MRM's wholly owned subsidiary. In addition, MRM obtained a non-compete agreement from the principal former stockholder of Laser Medical in consideration of the payment of $80,000 in cash. Laser Medical provides mobile laser/surgical services to hospitals, outpatient surgery centers, and physicians' offices. Laser Medical operates its business in Utah and Colorado. Since the date of its acquisition, Laser Medical has operated as MRM's wholly owned subsidiary, with its headquarters in Murray, Utah.

     Also on June 30, 1997, MRM acquired 100% of the issued and outstanding capital stock of Med Surg Specialties, Inc. ("Med Surg"), located in Brea, California, in exchange for 214,667 shares of MRM common stock. As a result, Med Surg became MRM's wholly owned subsidiary. In addition, MRM obtained a non-compete agreement from the principal former stockholder of Med Surg in consideration of the payment of $138,000 in cash ($50,000 in July 1997, with the balance paid $50,000 in fiscal year 1998 and $38,000 in fiscal year 1999). Med Surg makes mobile laser/surgical services available to hospitals, outpatient surgery centers, and physician's offices. Med Surg's operations, which were conducted primarily in the Southern California area, were absorbed into PRI at the time of the acquisition.

     Effective November 1, 1997, MRM acquired 100% of the issued and outstanding capital stock of Texas Oxygen Medical Equipment Company ("Tomec"), headquartered in Mansfield, Texas in exchange for 40,000 shares of MRM common stock. As a result, Tomec became MRM's wholly owned subsidiary. Tomec's operations were discontinued in April 2000 due to poor performance.

     MRM intends to selectively continue the pursuit of its strategic plan of acquiring other companies in the medical services and equipment rental business to take advantage of current opportunities in the market place.

PRODUCTS AND SERVICES

     MRM's technicians deliver equipment and provide technical support to physicians and operating room ("O.R.") personnel as needed. Once MRM's technician is at the customer site, he posts required warning notices outside the O.R., issues safety equipment to the O.R. Staff, provides any disposable materials needed, and supplies equipment certifications or documentation required for hospital recordkeeping. MRM's technician sets the physician's requested power settings and maintains a laser safe environment during the surgical procedure. Hospitals and surgery facilities, especially those with fluctuating occupancy levels, find this outsourcing of trained technicians, on an "as needed" basis, a cost-effective alternative to training and staffing their own personnel. More than 60% of MRM's revenue was generated from the rental of technician supported equipment (including related disposable sales) during each of the last two fiscal years.

     MRM's lasers encompass the latest technology in CO2, Nd:YAG, Pulse Dye, KTP/YAG and Holmium YAG models. MRM has established an excellent working relationship with the leading laser manufacturers and are often the first service company to receive new laser technology in MRM's markets. MRM is constantly reviewing development in the medical laser field to stay abreast of the latest technology available.

     As part of MRM's strategy to expand the range of medical devices it can support, MRM has also added equipment to provide services in cryo-surgery, advanced visualization technology, and cardiology. Additional strategic relationships are being developed to further enhance its product lines. MRM's ready access to leading edge medical devices is a testament to the value that medical device manufacturers see in its distribution, service and education capabilities.

     MRM also provides its customers with disposable products and/or attachments that are needed for a given procedure. This applies primarily to laser-related rentals requiring laser drapes, masks, fibers, tubing, etc. The customers benefit from this added service since they save the added costs that would be incurred if they had to purchase a large inventory of these disposable products.

     Additionally, MRM offers a broad spectrum of general medical equipment to the medical market that it serves. MRM's inventory of equipment includes an extensive selection of devices, serving a broad range of hospital departments and needs, such as adult and infant ventilators, CO2 monitors, defibrillators, feeding pumps, PCA pumps, ECG monitors, infusion pumps, neo-natal monitors, and pulse oximeters.

     Due in part to MRM's varied inventory of equipment, it is usually capable of offering delivery and support of rental items with only a few hours' notice. Mobile laser/surgical services are ordered in advance and re-confirmed with the customer the day before the procedure by the scheduling department.

MARKETING AND SALES

     The principal focus of MRM's business is providing mobile laser/surgical services. Additionally, MRM is expanding its business of renting medical equipment to hospitals, surgery center and physicians in their offices. MRM's sales efforts are supported by a direct sales force which focuses on providing timely service and products to its customers. In addition, MRM sponsors educational seminars on new laser technology, which are attended by physicians. This allows MRM's direct sales force to introduce new laser technology and procedures to its customer base as soon as new lasers are offered by manufacturers. This method has proven to be successful in developing new business from physicians. MRM benefits from the physician training which occurs at these educational seminars because the physicians can immediately implement the new laser technology that MRM offers.

     MRM's sales representatives attend national and regional physician medical seminars and trade shows to present its services and products. MRM also creates markets for its products and services through direct mailing of marketing literature and promotional materials regarding MRM's complete range of laser/surgical services to hospitals, surgery centers and physicians.

MARKETS

     MRM's principal markets, and percent of revenue from each, during the fiscal years ended October 31, 2000 and 1999 were as follows:

                                                              FISCAL 2000    FISCAL 1999
                                                              -----------    -----------
Mobile laser/surgical services..............................      42%            44%
Cosmetic mobile laser/surgical services (primarily physician
  office based).............................................      19%            11%
Medical equipment rentals...................................      26%            29%
Disposable and equipment sales..............................      11%            14%
Biomedical services and other revenues......................       2%             2%

  Hospital Mobile Laser/Surgical Services

     The Southern California market is a mature market place and growth is dependent on new procedures and products. This situation does not exist in some other parts of the country, providing MRM with a growth opportunity in other geographic markets.

     Mobile laser/surgical services, both hospital/surgery center based and physician office based, provide an entry into new geographic markets with multiple strategies. Once a facility is established in a new geographic market, the opportunity exists to use that facility as a dispatch point for equipment rentals and new products.

  Cosmetic Mobile Laser/Surgical Services

     The cosmetic laser business is primarily physician office based. This market did not emerge for MRM until early 1995, and has been characterized by rapid changes in specific techniques as new technology emerges.

     In recent changes, skin resurfacing cosmetic laser surgery has show significant growth. However, price competition is emerging in this market from smaller start-up companies. In the past years, legislation in California and some other states restricting anesthesia in doctors' offices has redirected some of this cosmetic surgery to hospitals and surgery centers, where MRM has a strong base. As the skin rejuvenation market matures, new markets will be emerging for the treatment of leg veins and the removal of unwanted hair. Because of customer inquiries, MRM believes that recently developed laser technology for collapsing veins so that they are no longer visible will produce a significant increase in the number of doctors using mobile lasers. In addition, the anticipated introduction to the market of new lasers for unwanted hair removal will add a companion procedure to the vein procedure.

  Hospital Medical Equipment, Rentals

     MRM entered the hospital equipment rental market in 1974, and maintained that business as its primary source of revenue until the mobile laser/surgical services became predominant in 1987. That transition took place because of competition from national medical rental companies and high demand for the newly developed mobile laser/surgical services.

     MRM believes that it has a competitive advantage in the market, since MRM is one of the few companies that provide both mobile laser/surgical services and medical equipment rental. There are a number of synergies among the mobile laser/surgical services and the medical equipment rental business, including:

     - Shared facilities;

     - Shared warehouse and delivery employees;

     - Shared delivery vehicles;

     - Complimentary scheduling and booking staff;

     - Common management; and

     - Shared sales staff at start-up.

     As the medical rental market continues to be challenged by smaller competitors MRM intends to respond by offering new products, as well as remaining competitive on current market pricing.

  Equipment and Disposable Sales

     MRM continues to evaluate several lines of disposable medical products to introduce to its customers. As the medical rental market continues to be challenged by smaller competitors, MRM intends to respond by offering new products, as well as remaining competitive on current market pricing. This is a natural progression for MRM since it has a large customer base typified by repeat business and ongoing personal contact between its sales representatives and its customers.

     Another source of revenue is the re-marketing of used equipment. As a result of MRM's practice of updating laser and medical rental equipment, it occasionally sells used equipment.

GOVERNMENT REGULATION

     The healthcare industry is subject to extensive federal and state regulation. Promulgation of new laws and regulations, or changes in or re-interpretations of existing laws or regulations, may significantly affect MRM's business, operating results or financial condition. MRM is not currently subject to regulation. However, a court or governmental body could make a determination that MRM's business should be regulated. MRM's profitability might be negatively impacted if it had to comply with government regulations. Furthermore, the manufacturers of medical equipment utilized by MRM are subject to extensive regulation by the Food and Drug Administration ("FDA"). Failure of such manufacturers to comply with FDA regulations could result in the loss of approval by the FDA of such medical equipment, which could adversely affect MRM's operating results or financial condition. As consolidation among physician groups continues and provider networks continue to be created, purchasing decisions may shift to persons with whom MRM has not had prior contact. MRM cannot be certain that it will be able to maintain its physician, payor or manufacturer relationships under such circumstances.

POTENTIAL EXPOSURE TO LIABILITY

     Physicians, hospitals and other providers in the healthcare industry are subject to lawsuits, which may allege medical malpractice or other claims. Many of these lawsuits result in substantial defense costs and judgments or settlements. MRM does not engage in the practice of medicine, nor does it control the practice of medicine by physicians utilizing its services or their compliance with regulatory requirements directly applicable to such physicians or physician groups. However, the services MRM provides to physicians, including actions by its technicians, its establishment of protocols and its training programs, could give rise to liability claims. Although MRM has not recently been a party to any material litigation, including litigation relating to the practice of medicine, it may become involved in such litigation in the future and it is possible that a claim or claims arising from such litigation might exceed MRM's insurance coverage. In addition, MRM may not be able to obtain such insurance coverage in the future.

COMPETITION

     The market for MRM's services is highly competitive. Companies, particularly in the laser surgery industry, compete by price, thereby impacting profit margins. In spite of such competition, MRM believes that it can compete successfully. MRM provides surgical laser equipment to hospitals, ambulatory surgery centers and doctors' offices, and believes it is able to build its business on the inter-relation of these market segments.

     MRM's competition for mobile laser surgery equipment rental is primarily from a number of small companies with only a few surgical lasers each. In most cases, these competing companies are founded by technicians who have left doctors' offices or hospitals and sell their services to a limited number of customers.

     Major competitors in the hospital medical equipment rental market include Universal Hospital Services and Mediq PRN. MRM believes that, as a specialist, it can better satisfy the hospitals' needs for medical rental equipment at satisfactory profit margins. MRM has no way to know whether it will be able to successfully compete in the marketplace in the future.

EMPLOYEES

     As of October 31, 2000, MRM employed 97 full-time persons, 62 of whom were involved in operations activities (most of these were active as field technicians), 18 of whom were involved in sales and marketing, and 17 of whom were involved in administration and accounting. In addition, MRM employs 9 part-time and occasional employees as technicians to handle overload situations. None of these employees is represented by a union. MRM believes that its relationship with its employees is good.

PROPERTIES

     MRM leases approximately 14,400 square feet of space for its headquarters in Glendale, California on a lease that expires in May 2006, for $12,000 per month, with a CPI-based rent escalation clause. This lease also provides an option to rent this facility for an additional five years. MRM also leases approximately 2,000 square feet of space for its field and sales office in Dublin, California under a lease that expires in March 2004, for $4,200 per month, with a CPI-based rent escalation clause.

     In addition, MRM leases field and sales offices in Stockton, California, Englewood, Colorado, Tempe, Arizona, and Salt Lake City, Utah. Total combined square footage is 5,180 for approximately $4,000 per month on a month-to-month basis.

                     MRM'S DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information each of MRM's directors and executive officers:

NAME                                   AGE                  CURRENT POSITIONS WITH MRM
----                                   ---                  --------------------------
Richard A. Whitman...................  50    President, Chief Executive Officer and Chairman of the Board
Al Guadagno..........................  57    Senior Vice President and Chief Financial Officer
Calvin Yee...........................  36    Chief Operating Officer
Richard M. Greenwood.................  53    Director
Marc Kerner..........................  37    Director
Paul W. Mikus........................  35    Director
Donald G. Petrie.....................  45    Director
Mark Waldron.........................  33    Director
Daniel Yun...........................  33    Director

     Richard A. Whitman joined MRM's Board of Directors in November 1999, was appointed its President and Chief Executive Officer in January 2000, and elected as its Chairman in May 2000. From 1987 to 1991, he served as founder, President and Chief Executive Officer of RAM Telephone & Communications. He also founded Correctional Communications Corporation, where he served as Chairman from 1995 to 1997. Mr. Whitman is a graduate of the University of Southern California.

     Al Guadagno was appointed as MRM's Senior Vice President and Chief Financial Officer in August 2000. Prior to that time, he served as Vice President, Finance for Vidfilm Services from 1994 to 2000. Mr. Guadagno has more than 20 years of experience in accounting, finance and operations. He holds a Bachelors of Business Administration degree from Oklahoma University with a major in accounting.

     Richard M. Greenwood was elected to MRM's Board of Directors in July 2000. He has served as the President and CEO of Predictive Data Systems, Inc. since 1998. He previously served as the CEO of Bank Plus-Fidelity Federal Bank from 1992 until 1998. He is a graduate of the University of Idaho and the American Graduate School of International Management.

     Marc Kerner, M.D., F.A.C.S., was elected to MRM's Board of Directors in June 2000. He is certified by the American Board of Facial Plastic and Reconstructive Surgery and the American Board of Otolaryngology Head and Neck Surgery. Dr. Kerner graduated with high honors from the University of Southern California School of Medicine in 1989, and completed a residency and post-doctoral fellowship in Otolaryngology Head and Neck Surgery at UCLA in 1995. He is the Medical Director of Northridge Facial Plastic Surgery Medical Group.

     Paul W. Mikus was elected to MRM's Board of Directors in September 2000. He has served as the President, CEO and Chairman of Endocare since June 1995. He also serves on the Board of Directors of Sanarus Medical, Inc.

     Donald G. Petrie was elected to the MRM Board in January 2000. He is the founder and owner of Petrie & Associates, Inc., an insurance and financial services firm, where he has served as President since 1996. Mr. Petrie holds a law degree from the University of Missouri, and is licensed to practice law in the state of Missouri. In addition, he is a graduate of the University of Colorado with degrees in accounting and finance.

     Mark Waldron and Daniel Yun were elected to MRM's Board in September 2000.

     Calvin Yee was appointed as MRM's Chief Operating Officer in December 2000.

     More detailed biographical information for each of Messrs. Waldron, Yun and Yee is set forth elsewhere in this proxy statement/prospectus. See "Emergent's Directors and Executive Officers".

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information concerning the compensation during the last three fiscal years of MRM's Chief Executive Officer and each executive officer whose salary and bonus exceeded $100,000. No other executive officers had an annual salary and bonus, if any, which exceeded $100,000 for services in all capacities to us during the last fiscal year.

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                           ANNUAL COMPENSATION     ------------------
                                                 FISCAL    --------------------        SECURITIES
NAME AND PRINCIPAL POSITIONS                      YEAR      SALARY       BONUS     UNDERLYING OPTIONS
----------------------------                     ------    ---------    -------    ------------------
Allen H. Bonnifield............................   2000     $134,000         --                --
  Former Chairman of the                          1999      130,000     40,000
  Board, President, Chief                         1998      130,000         --             6,700
  Executive Officer and Chief Financial Officer
Richard Whitman................................   2000      146,000         --         1,019,050
  Chairman of the Board
  President and Chief Executive Officer

     In January 2000, MRM entered into a 3-year employment contract with Richard Whitman, MRM's Chairman, President and Chief Executive Officer. This contract provides for an annual base compensation of $180,000, an annual bonus based upon performance, and the issuance of 1,009,050 non-qualified stock options at the inception of the contract (equal to 10% of the fully diluted shares outstanding at the inception of this contract). In addition, the contract provides that, if Mr. Whitman is terminated prior to the end of the contract, he will then be entitled to receive compensation through the end of the contract.

     In August 2000, MRM entered into a 2-year employment arrangement with Al Guadagno, its Senior Vice President and Chief Financial Officer. The principal terms of this arrangement are an annual base compensation of $150,000, an annual bonus based upon performance, and the issuance of 350,000 non-qualified stock options at the inception of the arrangement. In addition, the arrangement provides that, if Mr. Guadagno is terminated, he will then be entitled to receive severance compensation through August 2002.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

  Qualified Stock Options -- Executive Officers

                                                 NUMBER OF
                                                 SECURITIES     PERCENT OF
                                                 UNDERLYING    TOTAL OPTIONS    EXERCISE    EXPIRATION
NAME                                             OPTIONS(1)       GRANTED       PRICE(2)       DATE
----                                             ----------    -------------    --------    ----------
Alan Feldstein.................................    150,000          8.37         $0.250        2/10

  Non-Qualified Stock Options -- Executive Officers

                                                                PERCENT OF
                                                 NUMBER OF     TOTAL OPTIONS    EXERCISE    EXPIRATION
NAME                                             OPTIONS(3)       GRANTED       PRICE(2)       DATE
----                                             ----------    -------------    --------    ----------
Richard Whitman................................  1,009,050         56.30         $0.185        1/10
Richard Whitman................................     10,000          0.56          0.250        1/10
Al Guadagno....................................    350,000         19.53          0.250        8/10

---------------
(1) Options vest at the rate of 33% per year, with the first installation vesting at the end of one year from the date of grant.

(2) The exercise price is 100% of the closing market price as reported on the over-the-counter market on the date of grant.

(3) Options vest immediately upon grant.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                            INDIVIDUAL GRANTS
                            ----------------------------------------------------------------------------------
                                                          NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                              SHARES                     UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS AT
                            ACQUIRED ON     VALUE      OPTIONS AT FISCAL YEAR END       FISCAL YEAR END(1)
NAME                         EXERCISE      REALIZED    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
----                        -----------    --------    --------------------------    -------------------------
Richard Whitman...........    675,676        --                343,374/0                         --
Al Guadagno...............         --        --                350,000/0                         --
Alan Feldstein............         --        --                0/150,000                         --

---------------
(1) Based upon the closing market price of our Common Stock as reported on the over-the-counter market on October 31, 2000 minus the respective option exercise prices.

CERTAIN RELATIONSHIPS

     In April 2000, MRM borrowed $100,000 each from two individuals, for an aggregate borrowing of $200,000. These loans are in the form of a note payable to each of the two individuals, and bear interest at a rate of 10% per annum, with interest payable monthly and principal due in full in [April 2001]. In addition, each of these two individual lenders received 50,000 non-qualified stock options with an exercise price of $0.025 at the time that the loan proceeds were received by MRM, which resulted in deemed compensation of $28,000 in the aggregate. One of these individuals is Edward Whitman, the father of MRM's Chairman, President and CEO. The terms and conditions of these loans are believed to be the same as would be offered to an independent third party by MRM.

     In September 2000, MRM sold 6,666,666 shares of its common stock for $0.30 per share, or an aggregate of $2.0 million. Emergent Capital purchased 3,333,333 of these shares for $1.0 million.

     During November and December 2000, MRM issued an aggregate of $400,000 in convertible subordinated debt to certain affiliates: $340,000 to Emergent and $60,000 to Richard Whitman. These instruments bear interest at a rate of 8% per annum, mature 3 months from date of issuance (subsequently extended to July 31, 2001) and are convertible into shares of our common stock at a rate of one share for each $0.10 of principal amount.

     In December 2000, MRM sold 1,333,333 shares of its common stock to a strategic buyer. These shares were sold at a price of $0.30 per share, with minimal offering expenses comprised of mostly legal expenses, resulting in net proceeds of $400,000.

     Allen Bonnifield, a founder and significant stockholder of MRM, has executed personal guarantees for certain of MRM's leases and to a bank for its current bank loan facility.

                          MRM'S PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of May   , 2001
regarding the beneficial ownership of MRM common stock by:

      - Each executive officer and director of MRM;

      - Each stockholder known by MRM to beneficially own 5% or more of such common stock; and

      - All directors and executive officers as a group.

     Except as otherwise indicated, the address of each beneficial listed below is the same as MRM.

                              NAME AND ADDRESS OF               SHARES BENEFICIALLY
TITLE OF CLASS                  BENEFICIAL OWNER                       OWNED           PERCENT OF CLASS
--------------                -------------------               -------------------    ----------------
Common Stock..    Daniel Yun(1)...............................       8,493,333(2)(3)        41.66
Common Stock..    Mark Waldron(1).............................       8,493,333(2)(3)        41.66
Common Stock..    Emergent Capital(1).........................       8,483,333(3)           41.64
Common Stock..    Richard Whitman.............................       4,011,238(4)           24.76
Common Stock..    Allen H. Bonnifield.........................       2,440,035(5)           15.75
Common Stock..    P.R.I. Stock Account Trust(6)...............       2,392,188              15.71
Common Stock..    Cardiac Science(7)..........................       1,333,333               8.76
Common Stock..    Al Guadagno.................................         400,000(8)            2.56
Common Stock..    Richard M. Greenwood........................          10,000(9)               *
Common Stock..    Marc Kerner.................................          10,000(9)               *
Common Stock..    Paul W. Mikus...............................          10,000(9)               *
Common Stock..    Donald G. Petrie............................          10,000(9)               *
Common Stock..    All Officers and Directors as a group (8 in       12,954,571(10)          59.40
                  number).....................................

---------------
   * Less than one percent (1.0%).

 (1) The address of the beneficial owner is 375 Park Ave, 36th Floor, New York, NY 10152.

 (2) Includes 10,000 shares subject to options exercisable in the next 60 days and 3,333,333 shares owned through Emergent Capital. Daniel Yun and Mark Waldron own a controlling interest in Emergent Capital.

 (3) Includes 5,150,000 shares issuable under convertible notes held by Emergent Capital.

 (4) Includes 373,374 shares subject to options exercisable in the next 60 days and 600,000 shares issuable under a convertible note. Also includes 2,392,188 shares of voting stock owned by P.R.I. Stock Account Trust but voted by Mr. Whitman pursuant to an agreement between Mr. Whitman and Susan Bonnifield.

 (5) Includes shares beneficially owned through the PRI Employee Stock Ownership Trust. Also includes 2,065,100 shares held in two trusts, each of which Mr. Bonnifield is the beneficiary, 220,800 shares subject to warrants and 44,500 shares subject to options exercisable in the next 60 days.

 (6) The address of the beneficial owner is 3706 Fourteen Mile Drive, Stockton, California 95219. Susan Bonnifield is the beneficiary of the trust and is the ex-wife of Allen H. Bonnifield. Allen H. Bonnifield disclaims any beneficial interest in these shares.

 (7) The address of the beneficial owner is 16931 Millikan Avenue, Irvine, CA 92606.

 (8) Includes 400,000 shares subject to options exercisable in the next 60 days.

 (9) Includes 10,000 shares subject to options exercisable in the next 60 days.

(10) Includes 833,374 shares subject to options and 5,750,000 shares issuable under convertible notes, in each case owned by officers and directors.

                       DESCRIPTION OF MRM'S CAPITAL STOCK

COMMON STOCK

     MRM is authorized to issue 100,000,000 shares of common stock, par value
$.001 per share. As of May   , 2001, [            ] shares of common stock were
issued and outstanding.

     The holders of common stock have no preemptive or subscription rights in later offerings of common stock and are entitled to share ratably in such dividends as may be declared by the board out of funds legally available for such purpose, and upon liquidation, in all of MRM's assets remaining after payment in full of all of its debts and obligations and any preferences granted in the future to any preferred stock. MRM has not paid any dividends on the common stock.

     Holders of common stock are entitled to one vote for each share held and have no cumulative voting rights. Accordingly, the holders of more than 50% of the issued and outstanding shares of common stock entitled to vote for election of directors can elect all the directors if they choose to do so. All shares of common stock now outstanding are fully paid and nonassessable. The board is authorized to issue additional shares of common stock within the limits authorized by MRM's articles of incorporation without stockholder action.

PREFERRED STOCK

     The MRM board is authorized to provide for the issuance of 5,000,000 shares of preferred stock, par value $.001 per share, in one or more series and to fix the designations, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights. No shares of preferred stock are currently issued and outstanding.

TRANSFER AGENT

     The transfer agent for MRM common stock is Atlas Stock Transfer Inc., Salt Lake City, Utah.

                    COMPARISON OF ARTICLES OF INCORPORATION
                         AND BYLAWS OF MRM AND EMERGENT

GENERAL

     If the merger agreement is approved and the merger becomes effective, MRM stockholders will become Emergent stockholders and their rights as stockholders will be determined by Emergent's Articles of Incorporation and Bylaws. Material differences between the Articles of Incorporation and Bylaws of MRM and those of Emergent are summarized below. This summary is not intended to be complete and is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of each of MRM and Emergent. As both companies are incorporated under the laws of the State of Nevada, both have been, and Emergent, after the merger, will continue to be governed by the provisions of the Nevada General Corporation Law.

AUTHORIZED SHARES OF CAPITAL STOCK

     The MRM Articles of Incorporation authorize the issuance of 100,000,000 shares of MRM common stock, [15,225,488] shares of which were issued and outstanding as of the MRM record date, and 5,000,000 shares of preferred stock, none of which were issued on the MRM record date. The Emergent Articles of Incorporation authorize the issuance of 100,000,000 shares of Emergent common stock, [44,173,280] shares of which were issued and outstanding as of the MRM record date, and 10,000,000 shares of preferred stock, none of which were issued on the MRM record date.

SPECIAL MEETINGS OF STOCKHOLDERS

     Pursuant to the MRM Bylaws, special meetings of MRM stockholders may be called for any purpose by the President, any three directors, or by the holders of a majority of the shares of the capital stock of MRM then outstanding. The Secretary shall mail a notice of any meeting called to each MRM stockholder at least ten days before the meeting, and the notice shall state the time and place of the meeting and the object of it. No business shall be transacted at a special meeting except as stated in the notice sent to the stockholders, unless by unanimous consent of all stockholders present, either in person or by proxy, all such stock being represented at the meeting.

     Pursuant to the Emergent Bylaws, special meetings of Emergent stockholders may be called at any time by the Board of Directors or by the President and shall be called by the President or the Secretary at the written request of the holders of a majority of the shares then outstanding, and entitled to vote thereat. Written notice of each meeting of Emergent stockholders, whether annual or special, stating the time when and place where it is to be held, shall be served either personally or by mail, not less than ten or more than sixty days before the meeting, upon each stockholder of record entitled to vote at such meeting, and to any other stockholder to whom the giving of notice may be required by law. Notice of a special meeting shall also state the purpose or purposes for which the meeting is called, and shall indicate that it is being issued by, or at the direction of, the person or persons calling the meeting.

AMENDMENT OF BYLAWS

     Pursuant to the MRM Bylaws, the MRM Board of Directors has the power to amend, alter or repeal the MRM Bylaws except for Bylaws adopted by the MRM stockholders.

     Pursuant to the Emergent Bylaws, the Emergent Board of Directors has the power to amend, alter or repeal any of Emergent's Bylaws.

DIRECTORS AND OFFICERS

     Pursuant to the MRM Articles of Incorporation, the MRM Board of Directors is to consist of at least three and no more than nine directors. However, if all of the shares of MRM are owned beneficially and of record by either one or two stockholders, the number of directors may be less than three but not less than the number of stockholders. MRM's Bylaws provide for a President, one or more Vice Presidents, Secretary-Treasurer, Resident Agent and such other officers as shall from time to time be elected or appointed by the MRM Board of Directors.

     The Bylaws of Emergent provide that the number of directors of Emergent shall be three unless and until otherwise determined by vote of a majority of the entire Board of Directors. The number of Emergent directors shall not be less than one. According to Emergent's Bylaws, its officers consist of a President, Secretary, Treasurer and such other officers, including a Chairman of the Board of Directors, and one or more Vice Presidents, as the Emergent Board of Directors may deem advisable.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     Nevada law permits corporations to adopt a provision in their Articles of Incorporation or Bylaws or to otherwise agree to eliminate the liability of a director or officer of the corporation to the corporation or to its stockholders for monetary damages if he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. The Articles of Incorporation and Bylaws of MRM provide that MRM shall indemnify any and all of its directors or officers or former directors or officers or any person who may have served at MRM's request as a director or officer of another corporation in which MRM owns shares of capital stock or of which MRM is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except, in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suits or proceedings to be liable for negligence or misconduct, in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under Bylaw, agreement, vote of the stockholders or otherwise.

     The Articles of Incorporation and Bylaws of Emergent also eliminate the liability of directors and officers. Emergent's Articles of Incorporation provide that no director or officer of Emergent shall have any personal liability for damages for breach of fiduciary duty as a director or officer, provided however, that the liability of any director or officer is not eliminated or limited for acts or omissions that involve intentional misconduct, fraud or a knowing violation of the law or for the payment of distributions in violation of Nevada Revised Statutes Section 78.300. Emergent's Bylaws provide that any person made a party to any action, suit or proceeding, by reason of the fact that he, his testator or intestate representative is or was a director, officer or employee of Emergent, or of any corporation in which he served as such at the request of Emergent, shall be indemnified by Emergent against the reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with the defense of such action, suit or proceedings, or in connection with any appeal therein that such officer, director or employee is liable for negligence or misconduct in the performance of his duties. The amount of indemnity to which any officer or any director may be entitled shall be fixed by Emergent's Board of Directors, except that in any case where there is no disinterested majority of the Board available, the amount shall be fixed by arbitration pursuant to then existing rules of the American Arbitration Association.

                                 LEGAL MATTERS

     The validity of the shares of Emergent common stock to be issued in connection with the merger will be passed upon for Emergent by Sonnenschein Nath & Rosenthal, New York, New York.

                                    EXPERTS

     The historical consolidated financial statements of Emergent Group Inc. for the period from inception (March 8, 2000) to December 31, 2000 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Medical Resources Management, Inc. at October 31, 2000, and for each of the two years in the period ended October 31, 2000, included in this proxy statement, which is referred to and made a part of this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Emergent and MRM each file annual, quarterly and special reports and other information with the SEC. You may read and copy any such reports, statements or other information at the SEC's public reference room, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Emergent's and MRM's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

     Emergent has filed with the SEC a registration statement on Form S-4 under the Securities Act to register Emergent common stock to be issued to MRM's stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Emergent in addition to being a proxy statement of MRM for its special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies. Emergent has supplied all information contained in this proxy statement/prospectus relating to Emergent, and MRM has supplied all such information relating to MRM.

                             STOCKHOLDER PROPOSALS

     If the merger is not consummated, any stockholder proposal intended to be presented at MRM's 2001 annual meeting of stockholders must be received by
[          ], 2001, in order to be included in MRM's proxy statement.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
MRM:
  Report of Independent Auditors............................   F-2
  Consolidated Balance Sheets as of October 31, 2000 and
     (unaudited) January 31, 2001...........................   F-3
  Consolidated Statements of Operations for the years ended
     October 31, 2000 and 1999 and (unaudited) for the three
     months ended January 31, 2001 and 2000.................   F-4
  Consolidated Statements of Changes in Shareholders' Equity
     for the years ended October 31, 1998, 1999 and 2000 and
     (unaudited) for the three months ended January 31,
     2001...................................................   F-5
  Consolidated Statements of Cash Flows for the years ended
     October 31, 2000 and 1999 and (unaudited) for the three
     months ended January 31, 2001 and 2000.................   F-6
  Notes to Consolidated Financial Statements................   F-7

                                                              PAGE
                                                              ----
EMERGENT:
  Report of Independent Public Accountants..................  F-16
  Consolidated Balance Sheet as of December 31, 2000........  F-17
  Consolidated Statement of Operations for the Period from
     Inception (March 8, 2000) to December 31, 2000.........  F-18
  Consolidated Statement of Changes in Stockholders' Equity
     for the Period from Inception (March 8, 2000) to
     December 31, 2000......................................  F-19
  Consolidated Statement of Cash Flows for the Period from
     Inception (March 8, 2000) to December 31, 2000.........  F-20
  Notes to Consolidated Financial Statements................  F-21

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Medical Resources Management, Inc.

     We have audited the accompanying consolidated balance sheet of Medical Resources Management, Inc. as of October 31, 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended October 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Medical Resources Management, Inc. at October 31, 2000, and the consolidated results of its operations and its cash flows for each of the two years in the period ended October 31, 2000, in conformity with accounting principles generally accepted in the United States.

     As discussed in Note 1 to the consolidated financial statements, the Company's net loss and the net working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 1. The consolidated financial statements as of and for the year ended October 31, 2000 do not include any adjustments that might result from the outcome of this uncertainty.

                                          /S/ ERNST & YOUNG LLP

Los Angeles, California
January 26, 2001

               MEDICAL RESOURCES MANAGEMENT, INC. AND AFFILIATES

                           CONSOLIDATED BALANCE SHEET

                                                              OCTOBER 31, 2000    JANUARY 31, 2001
                                                              ----------------    ----------------
                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $    98,578         $   125,669
  Accounts receivable, less allowance of $60,000 (2000) and
     $50,000 (2001).........................................      1,376,840           1,473,506
  Inventories...............................................        737,184             906,661
  Prepaid expenses..........................................        172,329             154,479
                                                                -----------         -----------
Total current assets........................................      2,384,931           2,660,315
Property and equipment:
  Rental equipment..........................................     22,019,599          21,915,322
  Transportation equipment..................................        905,354             909,240
  Office furniture and equipment............................        496,477             528,755
  Leasehold improvements....................................         85,573              85,573
                                                                -----------         -----------
                                                                 23,507,003          23,438,890
  Less accumulated depreciation and amortization............     11,460,040          11,801,934
                                                                -----------         -----------
Net property and equipment..................................     12,046,963          11,636,956
Other assets:
  Intangible assets, net of accumulated amortization of
     $382,046 (2000) and $338,426 (2001)....................        348,815             341,405
  Deposits and other assets.................................        322,359             265,370
                                                                -----------         -----------
Total other assets..........................................        671,174             606,775
                                                                -----------         -----------
Total assets................................................    $15,103,068         $14,904,046
                                                                ===========         ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $   587,438         $   766,558
  Accrued expenses..........................................        754,854             755,273
  Note payable to a bank....................................        917,724             957,724
  Current portion of long-term debt.........................      2,745,954           3,002,287
  Current portion of obligations under capital leases.......      1,883,709           1,508,768
                                                                -----------         -----------
Total current liabilities...................................      6,889,679           6,990,610
Long-term debt, net of current portion......................      1,434,458           1,307,120
Obligations under capital leases, net of current portion....      2,001,651           1,830,391
Deferred income taxes.......................................      1,220,016           1,220,016
Commitments and contingencies
Shareholders' equity:
  Common stock, $.001 par value:
     Authorized shares -- 100,000,000
     Issued and outstanding shares -- 13,892,155 (2000) and
       15,225,488 (2001)....................................         13,892              15,225
  Additional paid-in capital................................      3,585,035           3,983,702
  Accumulated deficit.......................................        (41,663)           (443,018)
                                                                -----------         -----------
Total shareholders' equity..................................      3,557,264           3,555,909
                                                                -----------         -----------
Total liabilities and shareholders' equity..................    $15,103,068         $14,904,046
                                                                ===========         ===========

          See accompanying notes to consolidated financial statements.

               MEDICAL RESOURCES MANAGEMENT, INC. AND AFFILIATES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                           YEAR ENDED OCTOBER 31       THREE MONTHS ENDED JANUARY 31
                                         --------------------------    -----------------------------
                                            2000           1999            2001             2000
                                         -----------    -----------    -------------    ------------
                                                                                (UNAUDITED)
Net revenue............................  $11,102,650    $11,728,537     $ 2,608,212      $3,079,228
Cost of revenue........................    5,068,584      4,276,953       1,301,124       1,152,522
Depreciation expense...................    1,918,352      1,696,356         397,464         448,503
                                         -----------    -----------     -----------      ----------
Gross profit...........................    4,115,714      5,755,228         909,624       1,478,203
Selling expenses.......................    2,190,047      2,203,848         521,255         557,867
General and administrative expenses....    2,001,201      2,263,076         553,925         536,048
Restructuring and closure expenses.....      398,395             --              --              --
                                         -----------    -----------     -----------      ----------
Operating income (loss)................     (473,929)     1,288,304        (165,556)        384,288
Interest expense.......................    1,124,285      1,217,757         235,799         287,777
                                         -----------    -----------     -----------      ----------
Income (loss) before income taxes......   (1,598,214)        70,547        (401,355)         96,511
Provision for income taxes.............           --         27,711                          38,605
                                         -----------    -----------     -----------      ----------
Net income (loss)......................  $(1,598,214)   $    42,386     $  (401,355)     $   57,906
                                         ===========    ===========     ===========      ==========
Net income (loss) per common share
  (basic and diluted)..................  $     (0.20)   $       .01     $     (0.03)     $     0.01
                                         ===========    ===========     ===========      ==========
Weighted average common shares (basic
  and diluted).........................    8,112,227      7,396,283      14,370,416       7,406,927
                                         ===========    ===========     ===========      ==========

          See accompanying notes to consolidated financial statements.

               MEDICAL RESOURCES MANAGEMENT, INC. AND AFFILIATES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                          COMMON STOCK
                                      --------------------     ADDITIONAL       RETAINED
                                        SHARES     AMOUNT    PAID-IN CAPITAL    EARNINGS        TOTAL
                                      ----------   -------   ---------------   -----------   -----------
Balance at October 31, 1998.........   7,385,927   $ 7,386     $1,683,326      $ 1,513,715   $ 3,204,427
  Issuance of stock for
     acquisitions...................      21,000        21         10,479                         10,500
  Net income for year...............                                                42,836        42,836
                                      ----------   -------     ----------      -----------   -----------
Balance at October 31, 1999.........   7,406,927     7,407      1,693,805        1,556,551     3,257,763
  Issuance of stock.................   5,833,332     5,833      1,738,177               --     1,744,010
  Issuance of stock upon exercise of
     stock options..................     686,576       687        127,038               --       127,725
  Issuance of stock to
     non-employees..................      15,320        15         22,965               --        22,980
  Issuance of stock options to non-
     employees......................          --        --         28,000               --        28,000
  Cancellation of stock
     surrendered....................     (50,000)      (50)       (24,950)              --       (25,000)
  Net loss for year.................          --        --             --       (1,598,214)   (1,598,214)
                                      ----------   -------     ----------      -----------   -----------
Balance at October 31, 2000.........  13,892,155   $13,892     $3,585,035      $   (41,663)  $ 3,557,264
  Issuance of stock (Unaudited).....   1,333,333     1,333        398,667               --       400,000
  Net loss for the period
     (Unaudited)....................          --        --             --         (401,355)     (401,335)
                                      ----------   -------     ----------      -----------   -----------
Balance at January 31, 2001
  (Unaudited).......................  15,225,488   $15,225     $3,983,702      $  (403,018)  $ 3,555,929
                                      ==========   =======     ==========      ===========   ===========

          See accompanying notes to consolidated financial statements.

               MEDICAL RESOURCES MANAGEMENT, INC. AND AFFILIATES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              THREE MONTHS
                                                YEAR ENDED OCTOBER 31       ENDED JANUARY 31
                                              -------------------------   ---------------------
                                                 2000          1999         2001        2000
                                              -----------   -----------   ---------   ---------
                                                                               (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)...........................  $(1,598,214)  $    42,836   $(401,355)  $  57,906
Adjustments to reconcile net income (loss)
  to cash provided by operating activities:
  Depreciation and amortization of property
     and equipment..........................    1,963,507     1,736,088     455,998     458,436
  Amortization of intangibles...............      132,171       141,459       7,410      39,689
  Provision for doubtful accounts...........       32,129        76,215       9,000      21,000
  Deferred income taxes.....................           --        25,111          --      64,605
  (Gain) loss on sales of assets............       (4,875)       (2,390)     28,700          --
  Write off of customer list................      151,139            --          --          --
  Changes in operating assets and
     liabilities:
     Accounts receivable....................      229,308       201,667     (87,666)   (325,408)
     Inventories............................       84,430       (44,879)   (169,477)    (20,661)
     Prepaid expenses.......................      (18,011)       34,374      17,850     (26,331)
     Income tax receivable..................       (2,430)       20,843          --          --
     Accounts payable.......................     (227,940)     (480,068)    179,120     160,459
     Accrued expenses.......................      128,044      (141,726)        419      92,312
                                              -----------   -----------   ---------   ---------
Net cash provided by operating activities...      869,258     1,609,530      39,999     496,007
INVESTING ACTIVITIES
Purchases of property and equipment.........   (1,837,438)   (1,372,434)    (92,691)   (469,004)
Net proceeds from sales of assets...........      230,366        26,900          --          --
Payments for non-compete agreements.........           --       (38,000)         --          --
Increase in deposits and other assets.......     (106,831)      (54,407)     56,989     (25,227)
                                              -----------   -----------   ---------   ---------
Net cash used for investing activities......   (1,713,903)   (1,437,941)    (35,702)   (494,231)
FINANCING ACTIVITIES
Net proceeds from sales of common stock.....    1,744,010            --     400,000          --
Proceeds from exercise of stock options.....      127,725            --          --          --
Borrowings (repayments) on bank line of
  credit....................................     (124,910)    1,042,634      40,000     181,914
Borrowings on short term convertible
  notes.....................................           --            --     400,000          --
Borrowings on long-term debt................    1,843,925     2,899,604          --     316,942
Borrowings on capital lease refinancing.....       34,176            --          --          --
Principal payments on long-term debt........     (850,915)   (1,997,603)   (271,005)   (158,222)
Principal payments on capital lease
  obligations...............................   (1,876,120)   (2,212,120)   (546,201)   (320,424)
                                              -----------   -----------   ---------   ---------
Net cash (used for) provided by financing
  activities................................      897,891      (267,485)     22,794      20,210
Net increase (decrease) in cash and cash
  equivalents...............................       53,246       (95,896)     27,091      21,986
Cash and cash equivalents at beginning of
  period....................................       45,332       141,228      98,578      45,332
                                              -----------   -----------   ---------   ---------
Cash and cash equivalents at end of
  period....................................  $    98,578   $    45,332   $ 125,669   $  67,318
                                              ===========   ===========   =========   =========
SUPPLEMENTAL INFORMATION:
Cash paid during the period for:
  Interest..................................  $ 1,145,081   $ 1,271,140   $ 226,414   $ 271,917
                                              ===========   ===========   =========   =========
  Taxes.....................................  $     2,400   $     2,730          --          --
                                              ===========   ===========   =========   =========
Capital lease obligations entered into for
  equipment.................................  $   439,587   $   158,850          --          --
                                              ===========   ===========   =========   =========
Common stock and stock options issued as
  compensation..............................  $    50,980   $    10,500          --          --
                                              ===========   ===========   =========   =========

          See accompanying notes to consolidated financial statements.

               MEDICAL RESOURCES MANAGEMENT, INC. AND AFFILIATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (UNAUDITED AS TO THE THREE MONTHS ENDED JANUARY 31, 2001 AND 2000)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (UNAUDITED AS TO THE THREE MONTHS ENDED JANUARY 31, 2001 AND 2000)

  Description of Business

     Medical Resources Management, Inc. (MRM or the Company) engages in the business of renting medical equipment, providing associated technical support, and also selling related supplies. Customers of the Company are located throughout much of the western United States. The financial statements include MRM, the holding company, consolidated with all of its wholly owned subsidiaries
- Physiologic Reps, Inc. (acquired in fiscal year 1996), Pulse Medical Products, Inc. (Pulse), Laser Medical, Inc., MedSurg Specialties, Inc. (all acquired in fiscal year 1997) and Texas Oxygen and Medical Equipment Company (acquired in fiscal year 1998). All significant intercompany accounts and transactions have been eliminated.

  Basis of Presentation

     The consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of MRM's business. As of October 31, 2000, the Company has a working capital deficiency of $4.5 million and for the year ended October 31, 2000 incurred a net loss of $1.6 million. Management has recently announced a merger agreement with Emergent Group, Inc. (see Note 10). Management intends to raise capital to fund the future operations and growth of MRM. In addition, management is in current negotiations to extend the existing line of credit. Until these transactions occur, there can be no assurance that the Company will have sufficient liquidity to fund operations. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

  Interim Financial Information

     The unaudited financial statements for the three months ended January 31, 2001 and 2000 have been prepared on the same basis as the audited financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included in the unaudited financial statements.

  Restructuring and Closure Expenses

     During the quarter ended April 30, 2000, the Company conducted an intensive review of its corporate staff and of each of its operating subsidiaries. At the conclusion of this review, a decision was made to restructure or eliminate certain management positions. In addition, MRM decided to close two of its offices, in Boise, Idaho and Mansfield, Texas due to ongoing operating losses and negative cash flows in these geographic areas.

     As a result of these decisions, the Company incurred certain restructuring and closure expenses during the quarter ended April 30, 2000. These restructuring and closure costs and expenses included (i) the write-off of customer lists and certain other non-cash write-offs, as well as legal fees, travel expenses, severance expense, consulting fees and employee benefit accruals, all of which amounted to $398,395 in the aggregate, and (ii) the write-down of certain supplies and consumables inventories in conjunction with the closures in Idaho and Texas in the amount of $123,000 (included in cost of sales for the quarter ended April 30, 2000).

               MEDICAL RESOURCES MANAGEMENT, INC. AND AFFILIATES

  Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all investments in highly liquid debt instruments with maturities of three months or less when purchased to be cash equivalents.

  Inventories

     Inventories, consisting primarily of supplies, are stated at the lower of cost (first-in, first-out) or market basis.

  Property and Equipment

     Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which vary from five to ten years. Capitalized leases and leasehold improvements are being amortized using the straight-line method over the shorter of the lease term or estimated useful lives. Amortization of capital leases is included in depreciation expense. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged as incurred.

  Intangible Assets and Long-Lived Assets

     Intangible assets consisting of the excess of purchase price over assets acquired are being amortized over a period of 12 to 15 years. Payments for non-compete agreements are capitalized and then amortized over the period of the non-compete agreement. The carrying value of intangible assets and long-lived assets is reviewed if the facts and circumstances suggest that they may be impaired. If this review indicates that the assets will be recoverable, as determined based on estimated undiscounted cash flows of the Company over the remaining amortization period, the carrying value would be reduced by the estimated shortfall of discounted cash flows. Any impairment is charged to expense in the period in which the impairment is incurred.

  Income Taxes

     The Company utilizes the liability method to determine the provision for income taxes. Deferred tax assets and liabilities are determined based on differences between the tax basis of assets and liabilities and the related financial reporting amounts using currently enacted laws and rates.

  Revenue Recognition

     The Company recognizes revenue at the time that the rental service is rendered to the customer, including the providing of technical support.

  Stock-Based Compensation

     The Company accounts for its stock compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees" and related interpretations, and intends to continue doing so. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 established a fair value-based method of accounting for compensation costs related to stock options and other forms of stock-based compensation plans. However, SFAS 123 allows an entity to continue to

               MEDICAL RESOURCES MANAGEMENT, INC. AND AFFILIATES measure compensation costs using the principles of APB 25 if certain pro forma disclosures are made. The Company provides proforma disclosures of net income
(loss) and earnings (loss) per share as if the fair value-based method prescribed by SFAS 123 had been applied in measuring compensation expense.

     The Company accounts for equity instruments issued to non-employees in exchange for goods or services using the fair value method, and records expense based on the values determined.

  Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with banks. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers primarily with small balances. Management reviews these balances on a monthly basis and maintains reserves for potential credit losses, which losses have historically been within management's expectations. The Company generally sells on credit terms of 30 days and requires no collateral.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could vary from those estimates.

  Earnings per Share

     Earnings per share has been computed in accordance with Statement of Financial Accounting Standards No. 128, "Accounting for Earnings per Share." Basic earnings per share has been computed based on the weighted average number of shares of common stock outstanding. Stock options and warrants for the diluted earnings per share presentation have not been considered because the effect was either not material or antidilutive.

  Fair Value of Financial Instruments

     The carrying value of financial instruments such as cash, cash equivalents, accounts receivable, accounts payable, accrued expenses and short-term debt approximate their fair value based on the short-term maturities of these instruments. The carrying amount of the Company's outstanding balances under its long-term debt instruments approximates fair value because the interest rates on outstanding borrowings vary according to current market rates or are set to approximate market rates.

  New Accounting Principles

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). This statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives will be recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated a part of a hedge transaction and, if it is, the type of hedge transaction. SFAS 133 will be effective in fiscal 2001. The Company is in the process of determining the impact of this new standard and anticipates that it will not have a material impact on the Company's financial results when effective.

               MEDICAL RESOURCES MANAGEMENT, INC. AND AFFILIATES

2. INVESTMENTS

     During fiscal years 2000 and 1999, the Company acquired an approximate 20% equity interest in each of seven separate limited liability companies (LLCs). The LLCs were formed by the Company and certain physicians for an investment by the Company of between $5,000 and $17,500. The Company manages the LLCs and provides operating and administrative services to the LLCs. The Company accounts for its interests in the LLCs using the equity method of accounting. During the fiscal years ended October 31, 2000 and 1999, the Company recognized fee revenues of $1,118,367 and $887,851, respectively, relating to the operations, management and other services provided to the LLCs. In addition, $15,803 and $36,001 was recorded for the Company's equity interests in the profit of these LLCs during fiscal years 2000 and 1999, respectively. Additionally, the Company is a guarantor of certain debt of two of the LLCs in the aggregate amount of $86,416.

3. OBLIGATIONS UNDER CAPITAL LEASES

     The Company leases certain equipment under capital lease obligations which contain purchase options. Cost and accumulated depreciation of equipment under capital leases included in equipment as of October 31, 2000 are as follows:

Rental equipment.................................  $8,812,694
Less accumulated depreciation....................   2,780,615
                                                   ----------
Net book value...................................  $6,032,079
                                                   ==========

     The following is a schedule by year of future minimum lease payments required under the leases, together with their present value as of October 31, 2000:

2001.....................................................  $2,293,614
2002.....................................................   1,325,949
2003.....................................................     722,307
2004.....................................................     193,246
2005.....................................................      20,229
                                                           ----------
Total minimum lease payments.............................   4,555,345
Less amount representing interest........................     669,985
                                                           ----------
Present value of minimum lease payments due under capital
  leases.................................................   3,885,360
Less current portion.....................................   1,883,709
                                                           ----------
Obligations under capital leases, net of current
  portion................................................  $2,001,651
                                                           ==========

4. DEBT

     In March 1999, the Company entered into a $2,000,000 revolving credit facility with a bank that matures on March 2, 2001. This facility provides for borrowings using a formula based upon eligible accounts receivable, as defined. The revolving credit facility bears interest at the prime rate plus 1.00% (10.50% at October 31, 2000). As of October 31, 2000, there was $917,724 outstanding under this facility, and there was approximately $65,000 of unused borrowing capacity available. The Company currently is in discussions to extend this facility.

               MEDICAL RESOURCES MANAGEMENT, INC. AND AFFILIATES

     Long-term debt consists of the following at:

                                                              OCTOBER 31,    JANUARY 31,
                                                                 2000           2001
                                                              -----------    -----------
                                                                             (UNAUDITED)
Note payable to a bank (term loan), payable in 60 monthly
  installments of $33,333 plus interest at the prime rate
  plus 1.25% (10.75% at October 31, 2000), secured by
  accounts receivable, inventories, equipment and the
  personal guarantee of one shareholder.....................  $1,433,333     $1,333,333
Notes payable to a finance company for a line of credit of
  $300,206 maturing April 2001, bearing interest at a rate
  of 12% per annum, interest payable monthly, secured by the
  accounts receivable and inventories of Pulse..............     300,206        300,206
Various installment notes payable to a finance company in
  monthly installments totaling $63,270 including interest
  varying between 8.9% and 10.5% per annum, collateralized
  by rental equipment, maturing through September 2004......   2,089,174      1,962,070
Convertible notes payable to Emergent Group, Inc. at 8% per
  annum and are convertible into shares of common stock at a
  rate of one share for each $0.10 of principal amount......          --        340,000
Convertible note payable to Richard Whitman at 8% per annum
  and is convertible into shares of common stock at a rate
  of one share for each $0.10 of principal amount...........          --         60,000
Various notes payable in monthly installments totaling
  $7,898 including interest varying between 7.1% and 12.5%
  per annum, collateralized by trucks, vans and automobiles,
  maturing through January 2004.............................      89,270         69,387
Other.......................................................     268,429        244,411
                                                              ----------     ----------
Total long-term debt........................................   4,180,412      4,309,407
Less current portion........................................   2,745,954      3,002,287
                                                              ----------     ----------
Long-term debt, net of current portion......................  $1,434,458     $1,307,120
                                                              ==========     ==========

     Long-term debt matures as follows during the years ending October 31:

2001................................................  $2,745,954    $2,977,782
2002................................................     637,474       630,483
2003................................................     554,277       535,184
2004................................................     242,707       165,958
2005................................................          --            --
                                                      ----------    ----------
                                                      $4,180,412    $4,309,407
                                                      ==========    ==========

     The revolving credit facility and term loan prohibit the payment of cash dividends and require the Company to maintain certain levels of net worth and to generate certain ratios of cash flows to debt service. As of January 31, 2001, the Company was not in compliance with certain financial covenants of its revolving credit facility and term loan. As a result, the Company has classified all of the bank loan facilities as current liabilities in the balance sheet as of October 31, 2000 and January 31, 2001.

               MEDICAL RESOURCES MANAGEMENT, INC. AND AFFILIATES

5. PROVISION FOR INCOME TAXES

     The provisions for income taxes for the years ended October 31, 2000 and 1999 consist of the following:

                                                  YEAR ENDED OCTOBER 31, 2000
                                                 ------------------------------
                                                 CURRENT    DEFERRED     TOTAL
                                                 -------    --------    -------
Federal........................................  $   --     $    --     $    --
State..........................................      --          --          --
                                                 ------     -------     -------
                                                 $   --     $    --     $    --
                                                 ======     =======     =======

                                                  YEAR ENDED OCTOBER 31, 1999
                                                 ------------------------------
                                                 CURRENT    DEFERRED     TOTAL
                                                 -------    --------    -------
Federal........................................  $   --     $22,067     $22,067
State..........................................   2,730       2,914       5,644
                                                 ------     -------     -------
                                                 $2,730     $24,981     $27,711
                                                 ======     =======     =======

     Significant components of the Company's deferred tax assets and liabilities at October 31, 2000 are as follows:

                                                    OCTOBER 31,    JANUARY 31,
                                                       2000           2001
                                                    -----------    -----------
                                                                   (UNAUDITED)
Deferred tax assets:
  Net operating loss carryforwards................  $ 1,232,699    $ 1,282,589
  Allowance for doubtful accounts.................       23,568         19,980
  Other...........................................      182,634        151,409
                                                    -----------    -----------
Total deferred assets.............................    1,438,901      1,453,978
Deferred tax liabilities:
  Depreciation....................................   (2,632,378)    (2,646,773)
  Other...........................................      (24,539)       (27,221)
                                                    -----------    -----------
Total deferred liabilities........................   (2,658,917)    (2,673,994)
                                                    -----------    -----------
Net deferred liabilities..........................  $(1,220,016)   $(1,220,016)
                                                    ===========    ===========

     A reconciliation of the provision for income taxes with the amounts obtained by applying the federal statutory tax rate is as follows:

                                        YEAR ENDED OCTOBER 31       THREE MONTHS
                                        ----------------------    ENDED JANUARY 31,
                                           2000         1999            2001
                                        ----------    --------    -----------------
                                                                     (UNAUDITED)
Income tax based on federal statutory
  rate................................  $(543,392)    $24,084         $(136,459)
State tax, net of federal tax
  benefit.............................    (84,386)      3,740           (21,192)
Decrease in net operating loss
  carryforward........................    627,778          --           157,651
                                        ---------     -------         ---------
                                        $      --     $27,824         $      --
                                        =========     =======         =========

     At October 31, 2000, the Company had federal and state net operating loss carryforwards for tax purposes of approximately $5.0 million and $2.4 million, respectively, which will expire primarily in years 2017 through 2020. As a result of ownership changes, net operating losses may be subject to limitations under the Internal Revenue Code.

               MEDICAL RESOURCES MANAGEMENT, INC. AND AFFILIATES

6. EQUITY

     During September 2000, the Company sold 5,833,332 shares of its common stock in a private offering. These shares were sold at a price of $0.30 per share, resulting in gross proceeds of $1,750,000 and net proceeds of $1,744,010 after expenses.

     Between November 1, 1996 and March 31, 1997, the Company sold 291,600 Units in a private offering. These Units consisted of 291,600 shares of common stock, as well as 291,600 Class A warrants and 291,600 Class B warrants to purchase, in the aggregate, 583,200 shares of common stock. The Units were sold at $1.25 per Unit, resulting in gross proceeds of $364,500 and net proceeds of $324,480 after expenses. The Class A and Class B warrants have a per share exercise price of $2.50 and $4.00, respectively. In September 1999, the Company extended the expiration date of these warrants for a period of two years from November 1, 1999 to November 1, 2001. As of October 31, 2000 no such warrants had been exercised.

     During March 1997, the Company issued an additional 202,840 Units to certain shareholders (including the then principal officer of the Company) in exchange for $253,550 of indebtedness owed to these shareholders. These Units consisted of 202,840 shares of common stock, as well as 202,840 Class A warrants and 202,840 Class B warrants to purchase, in the aggregate, 405,680 shares of common stock. The Units were issued at a rate of one Unit for each $1.25 of shareholder debt forgiven. The Class A and Class B warrants have a per share exercise price of $2.50 and $4.00, respectively. In September 1999, the Company extended the expiration date of these warrants for a period of two years from November 1, 1999 to November 1, 2001. As of October 31, 2000 no such warrants had been exercised.

     In April 1997, in connection with a loan from a finance company, warrants were granted to the finance company to purchase 100,000 shares of common stock at a price of $2.00 per share, exercisable at any time during the six years following the date of the loan.

7. BENEFIT PLAN

     The Company has adopted a defined contribution retirement plan (Plan) which qualifies under Section 401(k) of the Internal Revenue Code. The Plan covers substantially all employees with over one year of service. The Company makes an annual election to provide matching contributions of up to 50% of each participant's deferral up to a maximum of 3% of compensation. Effective January 2000, the Company elected to suspend any matching contributions. The amounts of matching contributions included in expense were $9,316 and $85,747 for the years ended October 31, 2000 and 1999, respectively.

8. STOCK OPTIONS

     In September 1996, the Company adopted the 1996 Stock Incentive Plan (Plan) to allow officers, employees and certain non-employees to receive certain options to purchase common stock and to receive grants of common stock subject to certain restrictions. Under the Plan, regular salaried employees and directors may be granted options exercisable at not less than 100 percent of the fair market value of the shares at the date of grant. The exercise price of any option granted to an optionee who owns stock possessing more than ten percent of the voting power of all classes of common stock of the Company must be 110 percent of the fair market value of the common stock on the date of grant, and the duration may not exceed five years. Options generally become exercisable at a rate of one-third of the shares subject to option on each of the first, second and third anniversary dates of the grant. The duration of options may not exceed ten years. A maximum number of 1,500,000 shares of common stock may be issued under the Plan.

     In February 2000, the Company adopted the 2000 Stock Incentive Plan (Stock
Plan) to allow officers, employees and certain non-employees to receive certain options to purchase common stock and to

               MEDICAL RESOURCES MANAGEMENT, INC. AND AFFILIATES receive grants of common stock subject to certain restrictions. Under the Stock Plan, regular salaried employees, including directors, who are full time employees, may be granted options exercisable at not less than 100 percent of the fair market value of the shares at the date of grant. The exercise price of any option granted to an optionee who owns stock possessing more than ten percent of the voting power of all classes of common stock of the Company must be 110 percent of the fair market value of the common stock on the date of grant, and the duration may not exceed five years. Options generally become exercisable at a rate of one-third of the shares subject to option on each of the first, second and third anniversary dates of the grant. The duration of options may not exceed ten years. A maximum number of 2,500,000 shares of common stock may be issued under the Stock Plan and the Company has reserved 2,500,000 shares of common stock for future issuance in connection with the exercise of these options.

     The following table summarizes stock option activity under both plans:

                                                       YEAR ENDED OCTOBER 31
                                           ----------------------------------------------
                                                   2000                     1999
                                           ---------------------    ---------------------
                                                        WEIGHTED                 WEIGHTED
                                                        AVERAGE                  AVERAGE
                                                        EXERCISE                 EXERCISE
                                            SHARES       PRICE       SHARES       PRICE
                                           ---------    --------    ---------    --------
Outstanding at beginning of year.........  1,138,004     $0.34        877,854     $0.37
Granted..................................  1,802,350     $0.21        379,500     $0.25
Exercised................................   (686,576)    $0.19             --        --
Forfeited or cancelled...................   (103,250)    $0.32       (119,350)    $0.31
                                           ---------     -----      ---------     -----
Outstanding at end of year...............  2,150,528     $0.29      1,138,004     $0.34
                                           =========     =====      =========     =====
Options exercisable at year-end..........  1,665,278     $0.30        670,504     $0.35
                                           =========     =====      =========     =====

     The weighted average fair value of options granted during the years ended October 31, 2000 and 1999 was $0.21 and $0.25 at October 31, 2000 and 1999,
respectively. The weighted average remaining contractual life of stock options was 8.68 years as of October 31, 2000. The range of prices of outstanding options under the Plan at October 31, 2000 was $0.19 to $1.50.

                                                       YEAR ENDED OCTOBER 31
                                                      -----------------------
                                                         2000          1999
                                                      -----------    --------
Net income (loss) as reported.......................  $(1,598,214)   $ 42,836
                                                      ===========    ========
Proforma net loss...................................  $(1,948,214)   $(40,875)
                                                      ===========    ========
Net income (loss) per common share as reported......  $      (.20)   $    .01
                                                      ===========    ========
Proforma net loss per common share..................  $      (.24)   $   (.01)
                                                      ===========    ========

     The Company utilized the Black-Scholes method to estimate the fair value of options, which includes the weighted average calculation of the fair value using the following assumptions: (i) a risk-free interest rate of 6%; (ii) an expected life of 8 years; (iii) expected volatility of 4.46; and (iv) no expected dividends.

9. COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS

     The Company leases premises under non-cancelable operating leases expiring in 2001 and future minimum lease payments are $85,105. The lease on the corporate headquarters contains provisions for cost of living increases and certain options to renew for a period of five additional years. The Company exercised this option in February 2001. Other facilities are on a month-to-month basis.

               MEDICAL RESOURCES MANAGEMENT, INC. AND AFFILIATES

     Rent expense was $239,231 and $306,483 for the years ended October 31, 2000 and 1999, respectively.

     In April 2000, the Company borrowed $100,000 each from two individuals, for an aggregate borrowing of $200,000. These loans are in the form of a note payable to each of the two individuals, and bear interest at a rate of 10% per annum, with interest payable monthly and principal due in full in April 2001. In addition, each of these two individual lenders received 50,000 non-qualified stock options at the time that the loan proceeds were received by the Company, which resulted in deemed compensation of $28,000 in the aggregate. One of these individuals is the father of the Company's Chairman, President and CEO. The terms and conditions of these loans are believed to be the same as would be offered to an independent third party by the Company.

     In January 2000, the Company entered into a 3-year employment contract with Richard Whitman, its Chairman, President and CEO. This contract provides for an annual base compensation of $180,000, an annual bonus based upon performance, and the issuance of 1,009,050 non-qualified stock options at the inception of the contract (equal to 10% of the fully diluted shares outstanding at the inception of this contract). In addition, the contract provides that, if Mr. Whitman is terminated prior to the end of the contract, he will then be entitled to receive compensation through the end of the contract.

     In August 2000, the Company entered into an employment arrangement with Al Guadagno, its Senior Vice President and CFO. This arrangement provides for an annual base compensation of $150,000, an annual bonus based upon performance, and the issuance of 350,000 non-qualified stock options in August 2000. In addition, the arrangement provides that, if Mr. Guadagno is terminated, he will be entitled to receive compensation through August 2002.

10. SUBSEQUENT EVENTS

     During November and December 2000, the Company issued an aggregate of $400,000 in convertible subordinated debt to certain affiliates. These instruments bear interest at a rate of 8% per annum, mature 3 months from date of issuance and are convertible into shares of our common stock at a rate of one share for each $0.10 of principal amount. This convertible subordinated debt was exempt from registration under Section 4(2) of the Securities Act of 1933.

     In December 2000, the Company sold 1,333,333 shares of its common stock to a strategic buyer in a private offering exempt from registration under Section 4(2) of the Securities Act of 1933. These shares were sold at a price of $0.30 per share, with no offering expenses, resulting in net proceeds of $400,000.

     In January 2001, the Company entered into an agreement with Emergent Group, Inc. (OTC BB: EMGRE.OB) ("Emergent") for a merger of the two companies. Under the terms of the agreement, each share of the Company's common stock will be exchanged for not less than 0.37 shares nor more than 0-60 shares of Emergent common stock as determined by an exchange ratio set forth in the merger agreement. The Company will operate as a wholly owned subsidiary of Emergent after the merger. Consummation of the merger is subject, among other conditions, to approval by the shareholders of MRM.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Emergent Group Inc.:

     We have audited the accompanying consolidated balance sheet of Emergent Group Inc. (a Nevada corporation), and the related consolidated statement of operations, changes in stockholders' equity and cash flows for the period from inception (March 8, 2000) to December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Emergent Group Inc. as of December 31, 2000, and the results of its operations, and cash flows for the period from inception (March 8, 2000) to December 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                          /S/ ARTHUR ANDERSEN LLP

New York, NY
March 23, 2001

                              EMERGENT GROUP INC.

                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 2000

ASSETS:
  Cash and cash equivalents.................................  $   750,840
  Interest income receivable................................       24,969
  Due from related party....................................      467,519
  Investments...............................................    3,217,730
  Other assets, net.........................................      723,689
                                                              -----------
          Total assets......................................  $ 5,184,747
                                                              ===========
LIABILITIES:
  Accrued expenses and other liabilities....................  $   121,837
                                                              -----------
          Total liabilities.................................      121,837
                                                              -----------

COMMITMENTS AND CONTINGENCIES (NOTE 7)

STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred Stock, $.001 par value, 10,000,000 authorized,
     none issued or outstanding.............................             --
  Common stock, $.001 par value, 50,000,000 authorized,
     44,173,280 shares issued and outstanding...............         44,173
  Additional paid-in-capital................................      8,628,952
  Accumulated deficit.......................................     (3,610,215)
                                                                -----------
          Total stockholders' equity (deficit)..............      5,062,910
                                                                -----------
          Total liabilities and stockholders' equity
           (deficit)........................................    $ 5,184,747
                                                                ===========

       The accompanying notes are an integral part of this balance sheet.

                              EMERGENT GROUP INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
       FOR THE PERIOD FROM INCEPTION (MARCH 8, 2000) TO DECEMBER 31, 2000

                                                                  INCEPTION
                                                              (MARCH 8, 2000)-
                                                                DECEMBER 31,
                                                                    2000
                                                              -----------------
REVENUE.....................................................     $       --
EXPENSES:
  Realized loss on investments..............................        709,703
  Unrealized depreciation on investments....................      2,042,395
  Professional fees.........................................        459,378
  Rent expense..............................................        158,280
  Consulting fees...........................................        107,825
  General and administrative fees...........................        105,382
  Travel....................................................         93,914
  Depreciation and amortization.............................         61,622
                                                                 ----------
          Total Expenses....................................      3,738,499
  Other income..............................................        128,284
                                                                 ----------
     Loss...................................................     $3,610,215
                                                                 ==========
LOSS PER SHARE DATA:
  Basic and Diluted Loss Per Share..........................     $     (.09)
                                                                 ==========
  Weighted Average Common Shares Outstanding................     41,557,789
                                                                 ==========

        The accompanying notes are an integral part of these statements.

                              EMERGENT GROUP INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
       FOR THE PERIOD FROM INCEPTION (MARCH 8, 2000) TO DECEMBER 31, 2000

                                          COMMON             PREFERRED
                                   --------------------   ---------------     ADDITIONAL      ACCUMULATED
                                     SHARES     AMOUNT    SHARES   AMOUNT   PAID-IN-CAPITAL     DEFICIT        TOTAL
                                   ----------   -------   ------   ------   ---------------   -----------   -----------
Inception (March 8, 2000)
Capital contribution by
  members........................          --   $           --      $         $7,500,000      $        --   $ 7,500,000
Contribution of investments by
  members........................                                              1,173,125                      1,173,125
Recapitalization of capital
  accounts as a result of Dynamic
  International Ltd. transfer....  44,173,280    44,173                          (44,173)                            --
Net loss from operations.........                                                             $(3,610,215)   (3,610,215)
                                   ----------   -------     --      ----      ----------      -----------   -----------
Balance at December 31, 2000.....  44,173,280   $44,173     --      $ --      $8,628,952      $(3,610,215)  $ 5,062,910
                                   ==========   =======     ==      ====      ==========      ===========   ===========

        The accompanying notes are an integral part of these statements.

                              EMERGENT GROUP INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
       FOR THE PERIOD FROM INCEPTION (MARCH 8, 2000) TO DECEMBER 31, 2000

                                                                  INCEPTION
                                                              (MARCH 8, 2000) -
                                                              DECEMBER 31, 2000
                                                              -----------------
CASH FLOWS FROM OPERATING AND INVESTING ACTIVITIES:
  Net decrease in net assets resulting from operations......     $(3,610,215)
  Adjustments to reconcile net increase in net assets
     resulting from operations to net cash used in operating
     and investing activities:
     Realized loss on permanent decline in value of
      investments...........................................         709,703
     Unrealized depreciation on investments.................       2,042,395
     Depreciation and amortization..........................          61,622
     Increase in operating assets:
       Other assets.........................................        (785,311)
       Due from related party...............................        (467,519)
       Interest income receivable...........................         (24,969)
     Increase in operating liabilities:
       Accrued expenses and other liabilities...............         121,837
  Investing activities:
     Purchases of securities................................      (4,796,703)
                                                                 -----------
       Net cash used in operating and investing
        activities..........................................      (6,749,160)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Contributions by Members..................................       7,500,000
                                                                 -----------
       Net cash provided by financing activities............       7,500,000
                                                                 -----------
       Net increase in cash and cash equivalents............         750,840
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............              --
                                                                 -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................     $   750,840
                                                                 ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  CONTRIBUTION OF INVESTMENTS BY MANAGER....................     $ 1,173,125
                                                                 ===========

         The accompanying notes are an integral part of this statement.

                              EMERGENT GROUP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2000

1. BACKGROUND AND FORMATION

     Emergent Ventures, LLC (the "Company") was formed and commenced operations in the State of Delaware on March 8, 2000. The Company was formed to invest primarily in global private equity investment opportunities in information technology, health care and medical technology companies.

     Emergent Ventures, LLC's equity capitalization consisted of a contribution of $1,173,125 in securities by Emergent Management Company, LLC (the "Manager"), a Delaware limited liability company, for 58% of Emergent Ventures, LLC's equity interest, and a contribution of $7,500,000 in cash by other members in return for the remaining 42% of Emergent Ventures, LLC's equity interest.

     On August 31, 2000, the Company consummated the transactions contemplated by the Equity Transfer Transaction (the "Transfer"), all pursuant to an Equity Transfer and Reorganization Agreement dated August 10, 2000 (the "Agreement"), by and among Dynamic International, Ltd. ("Dynamic"), certain of its shareholders, Emergent Management Company, LLC, and several holders of membership interests in the Company.

     Pursuant to the Agreement, the Company contributed substantially all of its assets to Dynamic in exchange for the issuance of approximately 39,000,000 shares of Dynamic common stock to the members of the Company. Dynamic subsequently changed its name to Emergent Group, Inc.

     On August 31, 2000, pursuant to and in accordance with the Agreement, prior to the consummation of the Transfer, Dynamic transferred all of the assets and liabilities (other than outstanding bank debt in the amount of $250,000) to a wholly-owned corporation of Dynamic named Dynamic International, Inc. Dynamic International, Inc. acquired the transferred assets, assumed the remaining liabilities and indemnified Dynamic against any liabilities relating to or arising out of the transferred assets and the assumed liabilities.

     For financial accounting purposes, the acquisition was accounted for as a recapitalization by the Company (as the accounting acquiror) with Dynamic (as the accounting acquiree). After the Transfer, the former members of the Company became the beneficial owners of approximately 39,000,000 shares of Dynamic's common stock, representing approximately 90% interest in Dynamic. Each of the Directors of Dynamic immediately resigned prior to the consummation of the Transfer. The principal interest holders of the Manager of the Company were elected as directors of Dynamic and now comprise a majority of Dynamic's directors, and serve as Dynamic's executive officers. The Company has recorded goodwill as a result of the Transfer amounting to $250,000 which will be amortized over 3 years.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States. Significant accounting policies are as follows:

  Principles of Consolidation

     The consolidated financial statements include the accounts of all majority-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

  Government Regulations and Legal Uncertainties

     U.S. companies that have more than 100 shareholders or are publicly traded in the U.S. and are, or hold themselves out to be, engaged primarily in the business of investing, reinvesting or trading of securities are regulated under the Investment Company Act of 1940. Although we believe that we are actively engaged in business and are not an investment company, we will also rely on the Securities and

                              EMERGENT GROUP INC.

Exchange ("SEC") rule that allows us to avoid investment company regulation so long as at least 55% of our total assets are represented by, and at least 55% of our income is derived from, majority-owned subsidiaries, primarily controlled companies and other assets that meet the requirements of that rule. To maintain compliance with this rule, we may be unable to sell assets which we would otherwise want to sell and may need to sell assets which we would otherwise want to retain. In addition, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired and may need to forego opportunities to acquire interests in attractive companies that might be important to our business strategy. In addition, because our clients may not be majority-owned subsidiaries or primarily controlled companies either when we acquire interests in them or at later dates, changes in the value of our interests in our clients and the income/loss and revenue attributable to our clients could require us to register as an investment company. Investment Company Act regulations are inconsistent with our strategy of actively managing, operating and promoting collaboration among our network of clients, and it is not feasible for us to operate our business as a registered investment company. We believe that because of the planned structure of our interests in our clients and our business strategy, we will not be regulated under the Investment Company Act. However, we cannot assure you that the structure of our client interests and our business strategy will preclude regulation under the Investment Company Act, and we may need to take specific actions which would not otherwise be in our best interests to avoid such regulation.

     If we fall under the definition of an investment company, and are unable to rely on an SEC rule that would allow us to avoid investment company regulation so long as at least 55% of our total assets are represented by, and at least 55% of our income is derived from, assets that meet the requirements of that rule, we can rely on another SEC rule that would exempt us from the requirement of registering as an investment company through August 2001.

     Thereafter, we must either register under the Investment Company Act or seek an administrative exemption from regulation under the Investment Company Act. If, despite our efforts, we were required to register as an investment company, we would have to comply with substantive requirements under the Investment Company Act applicable to registered investment companies. These requirements include: limitations on our ability to borrow; limitations on our capital structure; restrictions on acquisitions of interests in associated companies; prohibitions on transactions with affiliates; restrictions on specific investments; and compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations.

     These rules and regulations would significantly change our operations and prevent us from executing our business model.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with maturity of three months or less to be cash equivalents.

  Interest and Dividend Income

     Transactions are accounted for on the trade date in the case of public market transactions or on the date of purchase in other cases. Interest income is recorded on the accrual basis; dividend income paid in cash is recorded on the date on which the payment is fixed, while dividend income paid in marketable securities is valued on the date such securities are sold.

  Related Party Transactions

     Emergent Group Inc. is owned 58% by Emergent Management Company LLC, an entity controlled by the principal stockholders of the Company. In addition, another entity owned by the principal

                              EMERGENT GROUP INC.

stockholders of the Company paid the majority of the operating expenses for the period from inception (March 8, 2000) to December 31, 2000 on the Company's behalf. Upon the receipt of its initial funding, the Company reimbursed the related party in full. This related party owes the Company $467,519.

  Marketable Securities

     Trading investments are recorded in the accompanying financial statements on the following basis: any security which is traded on an internationally or nationally recognized securities exchange or the Nasdaq Stock Market National Market System ("Nasdaq") shall be valued at the last sale price on the date of valuation as quoted on such exchange or market, as the case may be, which represents the principal market on which such security is traded. If there is no sale of such security on such day, such security shall be valued at the mean of the closing bid and asked prices on such day. If no bid or asked prices are quoted on such day, such security shall be valued by such method as the Manager of the Company shall determine in good faith to reflect its fair value. Any security which is traded principally in the over-the-counter market (but excluding securities admitted to trading on Nasdaq) shall be valued at the latest bid price available on the date of valuation.

  Portfolio Valuation, Nonmarketable Securities

     Securities or investments and assets of the Company other than Trading Investments as well as investments of the Company where no market value can be determined either (i) because there is no public market or (ii) the market is not deemed to be an indicator of value because of limited float or trading activity shall be assigned such value as the Manager or a third party engaged to provide such service shall determine in good faith to reflect its fair value. Such securities are valued at cost, unless there is a indication of a permanent impairment in value.

  Realized and Unrealized Gains and Losses on Investments

     Management's policy is to include unrealized holding gains and losses on trading securities and to report them as a net amount in operations. Realized gains and losses on the sale of trading securities are determined using the specific identification method.

     The Company did not sell or trade any of its securities during the period ended December 31, 2000. The Company has recognized a realized loss on a permanently impaired investment that was classified as available for sale in accordance with SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities". The Company does not expect to recover the cost basis of the investment and has valued the new cost to be zero.

  Financial and Business Risks Related to Non-Marketable Securities

     A significant portion of the Company's assets are invested in non-marketable securities which may involve significant business and financial risks and may result in substantial losses. Due to of the absence of any liquid trading market for these investments, the Company may take longer to liquidate these positions than would be the case for marketable securities. These securities may be resold in privately negotiated or public sale transactions and the prices realized on such sales could be less than those originally paid by the Company. Further, companies whose securities are not marketable may not be subject to the disclosure and other investor protection requirements applicable to companies whose securities are publicly traded.

                              EMERGENT GROUP INC.

  Intangibles

     The excess of purchase price over fair value of net assets acquired is amortized on a straight-line basis over the estimated future period of the benefit of three years. The Company will periodically assess the recoverability of the cost of its goodwill based upon estimated future profitability of the related entities.

  Furniture and Fixtures

     Furniture, fixtures and equipment are stated at cost less accumulated depreciation or amortization. Depreciation is computed using the straight-line method of accounting over the estimated useful lives of five to seven years.

  Income Taxes

     The Company accounts for income taxes under the guidelines of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Accordingly, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period in which the tax change occurs. Valuation allowances are established, when necessary, to reduce deferred tax asset amounts expected to be realized.

  Concentration of Credit Risk

     Financial instruments, which potentially subject the Company to a concentration of credit risk, consist of cash and cash equivalents. Cash and cash equivalents consist of deposits placed with various high credit quality financial institutions.

  Long-Lived Assets

     The Company accounts for long lived assets under the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement provides the guidelines for financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. As of December 31, 2000 management has determined that there has been no impairment of long-lived assets.

  Comprehensive Income

     The Company observes the provisions of SFAS No. 130, "Reporting Comprehensive Income", which requires companies to report all changes in equity during a period, except those resulting from investments by owners and distributions to owners, for the period in which they are recognized. Comprehensive income is the total of net income and all other non-owner changes in equity (or other comprehensive income) such as unrealized gains or losses on securities classified as available-for-sale, foreign currency translation adjustments and minimum pension liability adjustments. Comprehensive and other comprehensive income must be reported on the face of annual financial statements. The Company's operations in 2000 did not give rise to items includable in comprehensive income which were not already in its operations for the period ended December 31, 2000.

                              EMERGENT GROUP INC.

  Derivative Instruments

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended by SFAS No. 137 and No. 138, is effective for all fiscal years beginning after June 15, 2000 and will not require retroactive restatement of prior period financial statements. This statement requires the recognition of all derivative instruments as either assets or liabilities in the balance sheet measured at fair value. Derivative instruments will be recognized as gains or losses in the period of change. If certain conditions are met where the derivative instrument has been designated as a fair value hedge, the hedge items may also be marked to market through earnings, thus creating an offset. If the derivative is designed and qualifies as a cash flow hedge, the changes in fair value of the derivative instrument may be recorded in comprehensive income. The Company does not presently make use of derivative instruments.

  Earnings Per Share

     The Company computes net loss per share in accordance with SFAS No. 128, "Earnings Per Share". Under the provisions of SFAS No. 128, basic net income
(loss) per common share ("Basic EPS") is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted net income
(loss) per common share ("Diluted EPS") is computed by dividing net income
(loss) by the weighted average number of common shares and dilutive common share equivalents then outstanding. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the consolidated statements of operations. The Company has presented the weighted average number of common shares outstanding as though the recapitalization of the Company, occurring upon the transfer, had occurred as of the Company's inception date, (March 8, 2000), and the shares had been issued and outstanding.

  Fair Value of Financial Instruments

     The fair value of cash and cash equivalents, investments, due from related party, interest income and other receivables and accounts payable and accrued expenses approximate book value.

  Use of Estimates

     The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

3. OTHER ASSETS

     The Company has purchased fixed assets for use in its operating office. The assets are being depreciated over their estimated useful lives of five to seven years. Depreciation expense for the period from inception (March 8, 2000) to December 31, 2000 was $33,844.

                              EMERGENT GROUP INC.

     Other Assets consist of the following at December 31, 2000:

Security Deposit for Office Space...........................  $195,672
Goodwill, net of accumulated amortization of $27,778........   222,222
Fixed Assets, net of accumulated depreciation and
  amortization of $33,844...................................   305,795
                                                              --------
                                                              $723,689
                                                              ========

4. MARKETABLE AND NONMARKETABLE SECURITIES

     As of December 31, 2000 marketable and nonmarketable securities consisted of the following:

     NUMBER
    OF SHARES                DESCRIPTION               COST       VALUE                INDUSTRY
-----------------            -----------            ----------  ----------             --------
                   TRADING INVESTMENTS:
          183,334  Net Value Holdings Inc.........  $2,000,000     $91,667  Internet Consulting
           25,000  eMarketplace Inc...............     135,625       1,563  B2B Platform Developer
                                                    ----------  ----------
                                                     2,135,625      93,230
                                                    ----------  ----------
                   NON-TRADING INVESTMENTS:
                   Equity Securities
        1,136,506  Olliance Inc...................          --          --  Open Source Software Consulting
          333,333  Sanarus Medical Inc............     500,000     500,000  Medical Device Manufacturer
          200,000  SundoTelecom Co. Ltd...........     230,000     230,000  Korean Telecom
            6,000  Digital Media Co., Ltd.........      50,000      50,000  Internet Hosting Company
          200,000  Biotel Co. Ltd.................     150,000     150,000  Scientific Instruments And Bio
                                                                            Sensors
               --  RFP Marketplace................     250,000     250,000  B2B ASP
          808,823  eCongo.com.....................     687,500     687,500  E-Commerce Infrastructure
                                                                            Provider
           24,000  Interbio Co. Ltd. .............     100,000     100,000  Korean Technology Holding
                                                                            Company Healthcare services
          500,000  Roam I.T. (Canada) Holdings
                     Inc..........................      67,000      67,000  Healthcare Information
                                                    ----------  ----------  Technology
                   Subtotal.......................   2,034,500   2,034,500
                                                    ----------  ----------
                   Debt Securities
 Convertible Debt  eCongo.com, Inc................     750,000     750,000  E-Commerce Infrastructure
                                                                            Provider
 Convertible Debt  Medical Resource Mgmt Inc......     340,000     340,000  Healthcare services
                                                    ----------  ----------
                   Subtotal.......................   1,090,000   1,090,000
                                                    ----------  ----------
                   Total cost/value of
                     investments..................  $5,260,125  $3,217,730
                                                    ==========  ==========

                              EMERGENT GROUP INC.

5. STOCKHOLDERS' EQUITY

  Common stock

     In connection with the Transfer and Agreement approximately 39,000,000 shares of Dynamic common stock was issued to members of the Company (Note 1).

  Warrants

     In December 1997, in connection with the initial public offering of Dynamic securities, approximately 120,000 warrants to purchase securities were issued to Dynamic's underwriters. The underwriter's warrants became exercisable at December 1998 and will continue to be exercisable through December 2003 at an exercise price of $8.25.

6. CAPITAL COMMITMENTS

     The private offering memorandum agreement between the Company and its members does not stipulate the requirements for members to contribute additional capital. Any new membership interest units purchased by new members will result in a dilutive interest on behalf of the existing members.

7. COMMITMENTS AND CONTINGENCIES

  Litigation

     In October 2000, the Company's related party commenced an action on behalf of the Company against one of the company's in which it holds an investment, and two of its officers in the United States District Court for the Southern District of New York. The action is for negligence and fraud under the Federal securities laws and common law. The action is currently in the discovery stage and accordingly, a final outcome has not be determined. The related investment is currently stated at its fair value.

  Operating Lease

     The Company's related party has entered into a lease agreement for office space that will be shared by all of the related entities. The agreement expires on March 31, 2005. Total rent expense approximated $158,000 for the period ended December 31, 2000.

8. SUBSEQUENT EVENT

     On January 23, 2001, the Company, Medical Resources Management, Inc. ("MRM") and MRM Acquisition Inc., the wholly-owned subsidiary of the Company, entered into an Agreement and Plan of Reorganization and Merger, (the "Merger") providing for the merger of MRM with and into MRM Acquisition, Inc. Immediately following the merger, MRM Acquisition Inc. will cease to exist and MRM will be the surviving corporation.

     Under the terms of the agreement, holders of MRM common stock will receive no less than 0.37 or more than 0.60 shares of the Company's common stock in exchange for each share of MRM common stock. The agreement provides for a maximum issuance of 9.1 million shares of Emergent's common stock. The amount of the purchase price will be determined using the market value of the Company's stock when the necessary approvals to consummate the transaction are obtained. The transaction is expected to be accounted for under the purchase method of accounting.

     MRM makes mobile laser/surgical services available to its customers by providing this equipment on a per procedure basis to hospitals, out patient surgery centers, and physicians offices. MRM provides these mobile lasers with technical support to ensure the lasers are working correctly for the physicians. MRM also provides other medical equipment on a rental basis to hospitals and surgery centers.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                     AMONG

                      MEDICAL RESOURCES MANAGEMENT, INC.,

                              EMERGENT GROUP INC.

                                      AND

                              MRM ACQUISITION INC.

                          DATED AS OF JANUARY 23, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                     EXHIBIT 2.1

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
ARTICLE I.    THE MERGER; CLOSING; EFFECTIVE TIME.........................     A-7
  1.1         The Merger..................................................     A-7
  1.2         Closing.....................................................     A-7
  1.3         Effective Time..............................................     A-7

ARTICLE II.   ARTICLES OF INCORPORATION AND BY-LAWS OF THE SURVIVING           A-8
              CORPORATION.................................................
  2.1         The Articles of Incorporation...............................     A-8
  2.2         The By-Laws.................................................     A-8

ARTICLE III.  DIRECTORS OF THE SURVIVING CORPORATION......................     A-8
  3.1         Directors...................................................     A-8

ARTICLE IV.   EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF               A-8
              CERTIFICATES................................................
  4.1         Effect on Capital Stock.....................................     A-8
     (a)      Merger Consideration........................................     A-8
     (b)      Cancellation of Excluded Shares.............................     A-9
     (c)      Merger Subsidiary...........................................     A-9
  4.2         Exchange of Certificates for Shares.........................     A-9
     (a)      Exchange Agent..............................................     A-9
     (b)      Exchange Procedures.........................................     A-9
     (c)      Distributions with Respect to Unexchanged Shares; Voting....    A-10
     (d)      Transfers...................................................    A-10
     (e)      Termination of Exchange Fund................................    A-10
     (f)      Lost, Stolen or Destroyed Certificates......................    A-10
     (g)      Affiliates..................................................    A-10
  4.3         Dissenters' Rights..........................................    A-10
  4.4         Adjustments to Prevent Dilution.............................    A-11

ARTICLE V.    REPRESENTATIONS AND WARRANTIES..............................    A-11
  5.1         Representations and Warranties of the Company...............    A-11
     (a)      Organization, Good Standing and Qualification...............    A-11
     (b)      Capital Structure...........................................    A-12
     (c)      Corporate Authority; Approval...............................    A-12
     (d)      Governmental Filings; Consents and Approvals; No                A-13
              Violations..................................................
     (e)      Company Reports; Financial Statements.......................    A-13
     (f)      Absence of Certain Changes..................................    A-14
     (g)      Litigation and Liabilities..................................    A-14
     (h)      Employee Benefits...........................................    A-14
     (i)      Compliance with Laws; Permits...............................    A-16
     (j)      Takeover Statutes...........................................    A-17
     (k)      Environmental Matters.......................................    A-17
     (l)      Accounting and Tax Matters..................................    A-17
     (m)      Taxes.......................................................    A-17

                                                                              PAGE
                                                                              ----
     (n)      Labor Matters...............................................    A-18
     (o)      Insurance...................................................    A-18
     (p)      Intellectual Property.......................................    A-18
     (q)      Material Contracts..........................................    A-19
     (r)      Assets and Properties.......................................    A-20
     (s)      Brokers and Finders.........................................    A-20
     (t)      Ownership of Parent Common Stock............................    A-20
     (u)      Disclosure..................................................    A-20
  5.2         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER             A-20
              SUBSIDIARY..................................................
     (a)      Organization, Good Standing and Qualification...............    A-20
     (b)      Parent Capital Structure....................................    A-21
     (c)      Capitalization of Merger Subsidiary.........................    A-21
     (d)      Corporate Authority; Approval...............................    A-21
     (e)      Governmental Filings; No Violations.........................    A-22
     (f)      Parent Reports; Financial Statements........................    A-22
     (g)      Absence of Certain Changes..................................    A-23
     (h)      Litigation and Liabilities..................................    A-23
     (i)      Compliance with Laws; Permits...............................    A-23
     (j)      Employee Benefit Plans......................................    A-24
     (k)      Labor Matters...............................................    A-24
     (l)      Environmental Matters.......................................    A-24
     (m)      Accounting and Tax Matters..................................    A-24
     (n)      Brokers and Finders.........................................    A-24
     (o)      Ownership of Company Common Stock...........................    A-24
     (p)      Disclosure..................................................    A-24

ARTICLE VI.   COVENANTS...................................................    A-25
  6.1         Interim Operations..........................................    A-25
  6.2         Acquisition Proposals.......................................    A-26
  6.3         Information Supplied........................................    A-27
  6.4         Stockholders Meetings.......................................    A-27
  6.5         Filings; Other Actions; Notification........................    A-27
  6.6         Taxation and Accounting.....................................    A-28
  6.7         Access......................................................    A-29
  6.8         Affiliates; Lockup Letters..................................    A-29
  6.9         Stock Exchange Listing......................................    A-30
  6.10.       Publicity...................................................    A-30
  6.11.       Stock Options...............................................    A-30
  6.12        Employee Benefits...........................................    A-30
  6.13.       Expenses....................................................    A-30
  6.14.       Takeover Statute............................................    A-30

                                                                              PAGE
                                                                              ----
ARTICLE VII.  CONDITIONS..................................................    A-31
  7.1         Conditions To Each Party's Obligation to Effect the             A-31
              Merger......................................................
     (a)      Stockholder Approval........................................    A-31
     (b)      Listing.....................................................    A-31
     (c)      Regulatory Consents.........................................    A-31
     (d)      Litigation..................................................    A-31
     (e)      S-4.........................................................    A-31
     (f)      Blue Sky Approvals..........................................    A-31
  7.2         Conditions to Obligations of Parent and Merger Subsidiary...    A-31
     (a)      Representations and Warranties..............................    A-31
     (b)      Performance of Obligations of the Company...................    A-32
     (c)      Consents....................................................    A-32
     (d)      Affiliates Letters..........................................    A-32
     (e)      Lockup Letters..............................................    A-32
  7.3         Conditions to Obligation of the Company.....................    A-32
     (a)      Representations and Warranties..............................    A-32
     (b)      Performance of Obligations of Parent and Merger                 A-32
              Subsidiary..................................................

ARTICLE       TERMINATION.................................................
  VIII.                                                                       A-32
  8.1         Termination by Mutual Consent...............................    A-32
  8.2         Termination by Either Parent or the Company.................    A-33
  8.3         Termination by the Company..................................    A-33
  8.4         Termination by Parent.......................................    A-33
  8.5         Effect of Termination and Abandonment.......................    A-34

ARTICLE IX.   MISCELLANEOUS AND GENERAL...................................    A-34
  9.1         Survival....................................................    A-34
  9.2         Modification or Amendment...................................    A-35
  9.3         Waiver of Conditions........................................    A-35
  9.4         Counterparts................................................    A-35
  9.5         Governing Law and Venue; Waiver of Jury Trial...............    A-35
  9.6         Notices.....................................................    A-35
  9.7         Entire Agreement; No Other Representations..................    A-36
  9.8         No Third Party Beneficiaries................................    A-36
  9.9         Obligations of Parent and of the Company....................    A-36
  9.10.       Severability................................................    A-36
  9.11.       Interpretation..............................................    A-37
  9.12.       Assignment..................................................    A-37

SIGNATURES................................................................    A-38

EXHIBITS..................................................................

                       DEFINITIONS CROSS-REFERENCE SHEET

TERM                                                            SECTION
----                                                          ------------
Acquisition Proposal........................................  6.2
affiliates..................................................  6.8(a)
Affiliates..................................................  6.1(a)(viii)
Affiliates Letter...........................................  6.8(a)
Agreement...................................................  Preamble
Average Price...............................................  4.2(e)
Bankruptcy and Equity Exception.............................  5.1(c)(i)
By-Laws.....................................................  2.2
Certificate.................................................  4.1(a)
Charter.....................................................  2.1
Closing.....................................................  1.2
Closing Date................................................  1.2
Code........................................................  Recitals
Company.....................................................  Preamble
Company Disclosure Letter...................................  5.1
Company Material Adverse Effect.............................  5.1(a)(iii)
Company Option..............................................  5.1(b)
Company Reports.............................................  5.1(e)(i)
Company Requisite Vote......................................  5.1(c)(i)
Company Stock Plans.........................................  5.1(b)
Compensation and Benefit Plans..............................  5.1(h)(i)
Constituent Corporations....................................  Preamble
Contracts...................................................  5.1(d)(ii)
Costs.......................................................  6.13(a)
Effective Time..............................................  1.3
Environmental Law...........................................  5.1(k)
ERISA.......................................................  5.1(h)(ii)
ERISA Affiliate.............................................  5.1(h)(iii)
Exchange Act................................................  5.1(d)(i)
Exchange Agent..............................................  4.2(a)
Exchange Fund...............................................  4.2(a)
Excluded Shares.............................................  4.1(a)
Expenses....................................................  8.5(b)
GAAP........................................................  5.1(e)(i)
Governmental Consents.......................................  7.1(c)
Governmental Entity.........................................  5.1(d)(i)
Hazardous Substance.........................................  5.1(k)
Health Benefit Law..........................................  5.1(i)(ii)
Indemnified Parties.........................................  6.13(a)
Intellectual Property.......................................  5.1(p)
IRS.........................................................  5.1(h)(ii)
knowledge of the executive officer..........................  5.1(f)
Law.........................................................  5.1(d)(ii)

TERM                                                            SECTION
----                                                          ------------
Liens.......................................................  5.1(b)
Material Company Contract...................................  5.1(q)
Medicaid....................................................  5.1(i)(ii)
Medicare....................................................  5.1(i)(ii)
Merger......................................................  Recitals
Merger Consideration........................................  4.1(a)
Merger Subsidiary...........................................  Preamble
Nevada Certificate of Merger................................  1.3
NGCL........................................................  1.1
Order.......................................................  7.1(d)
Parent......................................................  Preamble
Parent Common Stock.........................................  4.1(a)
Parent Companies............................................  4.1(a)
Parent Disclosure Letter....................................  5.2
Parent Material Adverse Effect..............................  5.2(b)
Parent Preferred Shares.....................................  5.2(c)
Parent Reports..............................................  5.2(f)(i)
Parent Stock Plans..........................................  5.2(c)
Parent Voting Debt..........................................  5.2(c)
Pension Plan................................................  5.1(h)(ii)
Person......................................................  5.1(d)(i)
Preferred Shares............................................  5.1(b)
Prospectus/ Proxy Statement.................................  6.3
Representatives.............................................  6.2
S-4 Registration Statement..................................  6.3
SEC.........................................................  5.1(e)(i)
Securities Act..............................................  5.1(d)(i)
Share.......................................................  4.1(a)
Shares......................................................  4.1(a)
Stockholders Meeting........................................  6.4
Subsidiary..................................................  5.1(a)(iii)
Superior Proposal...........................................  6.2
Surviving Corporation.......................................  1.1
Takeover Statute............................................  5.1(j)
Tax.........................................................  5.1(m)
Tax Return..................................................  5.1(m)
Taxable.....................................................  5.1(m)
Taxes.......................................................  5.1(m)
Termination Date............................................  8.2
Termination Fee.............................................  8.5(b)
Third Party Confidentiality Agreement.......................  6.2

                                          AGREEMENT AND PLAN OF REORGANIZATION
                                          AND MERGER (hereinafter called this
                                          "AGREEMENT"), dated as of January 23,
                                          2001, among Medical Resources
                                          Management, Inc., a Nevada corporation
                                          (the "COMPANY"), Emergent Group Inc.,
                                          a Nevada corporation ("PARENT"), and
                                          MRM Acquisition Inc., a Delaware
                                          corporation and a wholly owned
                                          subsidiary of Parent ("MERGER
                                          SUBSIDIARY," and together with the
                                          Company, the "CONSTITUENT
                                          CORPORATIONS").
                            ------------------------

     The respective Boards of Directors of each of Parent, Merger Subsidiary and the Company have determined that the merger of Merger Subsidiary with and into the Company (the "MERGER") upon the terms and subject to the conditions set forth in this Agreement is advisable and in the best interests of their corporations and have approved the Merger; and

     It is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"); and

     Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and certain stockholders of the Company have executed and delivered Voting Agreements, dated as of the date hereof.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I.

                      THE MERGER; CLOSING; EFFECTIVE TIME

     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Subsidiary shall be merged with and into the Company and the separate corporate existence of Merger Subsidiary shall thereupon cease. The Company, Medical Resources Management, Inc., a Nevada corporation, shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the applicable provisions of the General Corporation Law of the State of Nevada, Chapter 92A of the Nevada Revised Statutes, the Mergers and Share Exchange Law, and any successor statutes thereto (the "NGCL").

     1.2. Closing.  The closing of the Merger (the "Closing") shall take place
(i) at the offices of Sonnenschein Nath & Rosenthal, 1221 Avenue of the Americas, 26th floor, New York, New York at 10:00 a.m. New York City time on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "CLOSING DATE").

     1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause articles of merger (the "ARTICLES OF MERGER") to be executed, acknowledged and filed with the Secretary of State of the State of Nevada in accordance with the applicable provisions of the NGCL. The Merger shall become effective at the time when the Articles of Merger has been duly filed with the

Secretary of State of Nevada or at such later time as agreed by the parties and established under the Articles of Merger (the "EFFECTIVE TIME").

                                  ARTICLE II.

                         ARTICLES OF INCORPORATION AND
                      BY-LAWS OF THE SURVIVING CORPORATION

     2.1. The Articles of Incorporation. The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law.

     2.2. The By-Laws. The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III.

                     DIRECTORS OF THE SURVIVING CORPORATION

     3.1. Directors. The directors of the Company at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                                  ARTICLE IV.

        EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

     4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

          (a) Merger Consideration. Each share of the Common Stock, par value $0.001 per share, of the Company (a "SHARE" or, collectively, the "SHARES") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, Shares owned by Parent, Merger Subsidiary or any other direct or indirect subsidiary of Parent (collectively, the "PARENT COMPANIES") and Shares that are owned by the Company or any direct or indirect subsidiary of the Company and in each case not held on behalf of third parties (collectively, "EXCLUDED SHARES")) shall be converted into, and become exchangeable for, the Merger Consideration (as defined below). Notwithstanding the immediately preceding sentence, no fractional shares of Parent Common Stock (as defined below) will be issuable pursuant to this
     Section 4.1(a); rather, in the event that the aggregate Merger Consideration to which any holder of Shares is otherwise entitled pursuant to this Section 4.1(a) and Section 4.2 includes a fractional share of Parent Common Stock, the number of shares of Parent Common Stock comprising the Merger Consideration to which such holder of Shares is entitled shall be rounded up to the nearest whole number. At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "CERTIFICATE") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive any distribution or dividend pursuant to
     Section 4.2(c).

          As used herein, the term "MERGER CONSIDERATION shall mean that number of shares of Common Stock, par value $0.001 per share, of Parent ("PARENT COMMON STOCK") determined as follows:

             (i) in the event that the Parent Average Stock Price (as defined below) is equal to or greater than $0.27, the Merger Consideration shall be 0.37 shares of Parent Common Stock; and

             (ii) in the event that the Parent Average Stock Price is less than $0.27, the Merger Consideration shall be equal to that number of shares of Parent Common Stock which when multiplied by the Parent Average Stock Price is equal to 0.10; provided, however, that in no event shall the Merger Consideration exceed 0.60 shares of Parent Common Stock.

          As used herein, the term "PARENT AVERAGE STOCK PRICE" shall mean the average closing price of a share of Parent Common Stock as reported on the Nasdaq OTC Bulletin Board (or, in the event that the Parent Common Stock is not quoted on the OTC Bulletin Board, as quoted in the "pink sheets") for the ten (10) trading days ending on the trading day immediately prior to the Closing Date; provided, however, that no trades of Parent Common Stock need have been made on a trading day in order for such trading day to constitute a "trading day" for purposes of determining the Parent Average Stock Price.

          (b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (c) Merger Subsidiary. At the Effective Time, each share of Common Stock, par value $0.001 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

          4.2. Exchange of Certificates for Shares.

          (a) Exchange Agent. Promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company or such other exchange agent selected by Parent and reasonably acceptable to the Company (the "EXCHANGE AGENT"), for the benefit of the holders of Shares, certificates representing the shares of Parent Common Stock and, after the Effective Time, if applicable, any cash, dividends or other distributions with respect to the Parent Common Stock to be issued or paid pursuant to the last sentence of Section 4.1(a) in exchange for Shares outstanding immediately prior to the Effective Time upon due surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article IV (such certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the "EXCHANGE FUND").

          (b) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Exchange Agent may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) certificates representing shares of Parent Common Stock and (B) any unpaid dividends and other distributions. Subject to Section 4.2(g), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article IV, (y) a check in the amount (after giving effect to any required tax withholdings) of any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article IV, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

          (c) Distributions with Respect to Unexchanged Shares. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable Laws (as defined in Section 5.1(d)), following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

          (d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

          (e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for one year after the Effective Time shall be paid or returned to Parent. Any stockholders of the Company who have not theretofore complied with this
     Article IV shall thereafter look only to Parent for payment of their shares of Parent Common Stock and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 4.1 and Section 4.2(c) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person (as defined in Section 5.1(d)) shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to Section 4.2(c) upon due surrender of and deliverable in respect of the Shares represented by such Certificate pursuant to this Agreement

          (g) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any "AFFILIATE" (as defined in Section 6.8(a)) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 6.8 hereof.

     4.3. Dissenters' Rights. (a) Notwithstanding any other term or provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time which are held by shareholders who (i) have not consented to the Merger, (ii) have demanded appraisal for such Shares in accordance with the provisions of Section 92A.300 to 92A.500, inclusive, of the NGCL (if such provisions provide for appraisal rights for such Shares) and (iii) have not failed to perfect or effectively withdrawn such demand or otherwise lost their appraisal rights (the "Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 4.1(a) hereof. Such shareholders shall be entitled to have such Shares held by them appraised in accordance with the provisions of Section 92A.300 to 92A.500, inclusive, of the NGCL, except that all Dissenting Shares held by shareholders who have failed to perfect or have effectively withdrawn or otherwise lost their right to appraisal of such Shares under such provisions of the NGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration issuable in exchange therefor pursuant to Section 4.1(a) hereof, upon surrender in accordance with Section 4.2(b) hereof of the Certificate(s) that formerly represented such Shares.

     (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of demands for appraisal, and any other instruments served pursuant to the NGCL and received by the Company, and
(ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the NGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demand for appraisal rights.

     4.4. Adjustments To Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, or other similar transaction, the Merger Consideration shall be appropriately adjusted.

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES

     5.1. Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections (or by appropriate cross-reference) of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the "COMPANY DISCLOSURE LETTER"), the Company hereby represents and warrants to Parent and Merger Subsidiary that:

          (a) Organization, Good Standing and Qualification.

             (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and each of its Subsidiaries (as defined below) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and the Company and each of its Subsidiaries has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to have such corporate or similar power and authority or to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company's and each of its Subsidiaries' articles of incorporation and by-laws or comparable governing instruments, each as amended to date. The Company's and its Subsidiaries' articles of incorporation and by-laws or comparable governing instruments so delivered are in full force and effect.

             (ii) Section 5.1(a) of the Company Disclosure Letter sets forth each Subsidiary of the Company and its jurisdiction of incorporation. Except for the Company's or any of its Subsidiaries' interest in any of the Company's Subsidiaries, neither the Company nor its

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        Subsidiaries owns directly or indirectly any interest or investment
        (whether equity or debt) in any Person.

             (iii) As used in this Agreement, the term (A) "SUBSIDIARY" means, with respect to the Company, Parent or Merger Subsidiary, as the case may be, any entity, whether incorporated or unincorporated, of which such party is the general partner or managing member or of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries, or by such party and any one or more of its respective Subsidiaries, and (B) "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries taken as a whole.

          (b) Capital Structure. The authorized capital stock of the Company consists of 100,000,000 Shares, of which 14,292,155 Shares were outstanding as of the close of business on December 31, 2000, and 5,000,000 shares of Preferred Stock, par value $1.00 per share (the "PREFERRED SHARES"), of which none were outstanding as of the close of business on December 31, 2000. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares or Preferred Shares reserved for issuance, except that, as of December 31, 2000, there were 2,177,228 Shares reserved for issuance pursuant to the Company's 1986 and 2000 Stock Incentive Plans (collectively, the "COMPANY STOCK PLANS"). Section 5.1(b) of the Company Disclosure Letter contains a correct and complete list of each outstanding option to purchase or acquire Shares under each of the Company Stock Plans (each a "COMPANY OPTION") as of the close of business on December 31, 2000, including the holder, date of grant, exercise price and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim, third-party right or other encumbrance ("LIENS") except for immaterial Liens imposed under local Laws that do not relate to obligations that are past due. Except as set forth above, as of the date hereof there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or are exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

          (c) Corporate Authority; Approval.

             (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to approval of this Agreement by the holders of at least a majority of the outstanding Shares (the "COMPANY REQUISITE VOTE"), the Merger and the other transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "BANKRUPTCY AND EQUITY EXCEPTION").

             (ii) The Board of Directors of the Company has unanimously approved this Agreement and the Merger and the other transactions contemplated hereby.

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          (d) Governmental Filings; Consents and Approvals; No Violations.

             (i) Other than the filings, notices, consents, registrations, approvals, permits and authorizations (A) pursuant to Section 1.3, (B) under the Securities Exchange of 1934, as amended (the "EXCHANGE ACT") and the Securities Act of 1933, as amended (the "SECURITIES ACT"), (C) required under any Health Benefit Law (as defined in Section 5.1(i)) or
        (D) to comply with state securities or "blue-sky" laws, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its Subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental or regulatory entity ("GOVERNMENTAL ENTITY") or any other individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity of any kind or nature ("PERSON"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

             (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or by-laws or comparable governing instruments of the Company or any of its Subsidiaries, (B) a breach or violation of, or a default under, or the acceleration of any obligations under, or the termination of, or the loss of a material benefit under, or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement, license or other obligation ("CONTRACTS") binding upon the Company or any of its Subsidiaries or any of their respective assets, or (assuming, as to consummation, that the filings and notices are made, and approvals are obtained, as referred to in Section 5.1(d)(i)) any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of, or agreement or written understanding with, any Governmental Entity ("LAW") to which the Company or any of its Subsidiaries or any of their respective assets is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, termination, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

          (e) Company Reports; Financial Statements. The Company has made available to Parent each registration statement, report, proxy statement or information statement prepared by it since October 31, 1998, including (i) the Company's Annual Reports on Form 10-K for the years ended October 31, 1998 and October 31, 1999 and (ii) the Company's Quarterly Report on Form 10-Q for the period ended July 31, 2000, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date hereof, the "COMPANY REPORTS"). As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed with

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     the SEC subsequent to the date hereof, will fairly present in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed with the SEC subsequent to the date hereof, will fairly present in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries on a consolidated basis for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

          (f) Absence of Certain Changes. Except as disclosed in the Company Reports filed prior to the date hereof, since October 31, 1999 the Company and each of its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses, and there has not been (i) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries, or any development or combination of developments of which the executive officers of the Company have knowledge, that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company; (iv) any change by the Company in accounting policies, practices, procedures, methods, assumptions or principles of the Company or any of its Subsidiaries; or (v) any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to executive officers, other than increases in the ordinary course, or, other than as required by Law, any amendment of any of the Compensation and Benefit Plans (as defined in Section 5.1(h)) or the adoption of any new Compensation and Benefit Plan. For purposes of this Agreement, "KNOWLEDGE OF THE EXECUTIVE OFFICERS" or any variation thereof means, in the case of the Company, knowledge of the executive officers of the Company (or its Subsidiaries) and, in the case of Parent, knowledge of the executive officers of Parent (or its Subsidiaries), in each case after due inquiry.

          (g) Litigation and Liabilities. Except as disclosed or reserved for in the Company Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the executive officers of the Company, threatened against, or otherwise adversely affecting the Company or any of its Subsidiaries, (ii) obligations or liabilities of any nature, whether accrued, contingent or otherwise and whether or not required to be disclosed, or (iii) facts or circumstances of which the executive officers of the Company have knowledge that could result in any claims against, or obligations or liabilities of, or limitations on the conduct of the business by, or otherwise adversely affect, the Company or any of its Subsidiaries, except for any of the foregoing that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

          (h) Employee Benefits.

             (i) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, change of control, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company or any of its Subsidiaries, including in each case any amendments or supplements thereto (the "COMPENSATION AND BENEFIT PLANS") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been made available to Parent prior to the date hereof. The Compensation and Benefit
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        Plans are listed in Section 5.1(h) of the Company Disclosure Letter and
        any "change of control" or similar provisions therein are specifically identified in Section 5.1(h) of the Company Disclosure Letter.

             (ii) All Compensation and Benefit Plans are in material compliance with all applicable Law, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"), with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39) and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the executive officers of the Company, threatened material litigation relating to the Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or
        Section 502 of ERISA. No entity other than an ERISA Affiliate (as defined below) participates in any Compensation and Benefit Plan.

             (iii) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE"). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E to Title IV of ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

             (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made or have been appropriately reflected on the Company's balance sheet. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

             (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

             (vi) Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan. The Company or its Subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any material liability thereunder.

             (vii) The consummation of the Merger and the other transactions contemplated by this Agreement will not (x) entitle any employees of the Company or its Subsidiaries to severance
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        pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

             (viii) All Compensation and Benefit Plans covering current or former non-U.S. employees or former employees of the Company and its Subsidiaries comply in all material respects with applicable local Law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any Pension Plan that covers such non-U.S. employees and is required to be funded.

             (ix) No compensation payable by the Company to any of its employees under any existing Compensation and Benefit Plan (including by reason of the transactions contemplated hereby) will be subject to disallowance under Section 162(m) of the Code.

             (x) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of the Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Compensation and Benefit Plan would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

             (xi) Neither the Company nor any of its Subsidiaries has made or committed to make any material increase of contributions or benefits under any Compensation and Benefit Plan which would become effective after the date hereof.

          (i) Compliance With Laws; Permits.

             (i) Except as set forth in the Company Reports filed prior to the date hereof, the businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with all Laws, including all Health Benefit Laws (as defined below), except for any failure to comply that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, and neither the Company nor any of its Subsidiaries has received any written notice or communication of any material failure to comply with any such Laws that has not been cured (as evidenced by a written notice to such effect, a copy of which has been provided to Parent) as of the date hereof. Except as set forth in the Company Reports filed prior to the date hereof, no investigation, examination, audit or review by any Governmental Entity with respect to the Company or any of its Subsidiaries has occurred, is pending or, to the knowledge of the executive officers of the Company, threatened, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company and each of its Subsidiaries have all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted, except for those the absence of which would not be reasonably likely to result in a Company Material Adverse Effect. Since October 31, 1998, no material Subsidiary of the Company has had any license or certificate of authority revoked nor has any State denied any of their applications for a license or certificate of authority.

             (ii) For purposes of this Agreement, the term "HEALTH BENEFIT LAW" means all Laws relating to the licensure, certification, qualification or authority to transact business relating to the provision of and/or payment for health benefits and insurance, including but not limited to ERISA, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accounting Act of 1996, and Laws relating to the regulation of HMOs,

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        workers compensation, managed care organizations, insurance, PPOs, point-of-service plans, certificates of need, third-party administrators, utilization review, coordination of benefits, hospital reimbursement, Medicare and Medicaid participation, fraud and abuse and patient referrals; the term "MEDICAID" means the applicable provision of Title XIX of the Social Security Act and the regulations promulgated thereunder and the state laws and regulations implementing the Medicaid program; and the term "MEDICARE" means the applicable provisions of Title XVIII of the Social Security Act and the regulations promulgated thereunder.

          (j) Takeover Statutes. No restrictive provision of any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (including Sections 78.378 - 78.3793 and
     78.411 - 78.444 of the NRS) (each a "TAKEOVER STATUTE") or restrictive provision of any applicable anti-takeover provision in the Company's articles of incorporation and by-laws is, or at the Effective Time will be, applicable to the Company, Parent, Merger Subsidiary, the Shares, the Merger or any other transactions contemplated by this Agreement.

          (k) Environmental Matters. Except as disclosed in the Company Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws; (ii) neither the Company nor any of its Subsidiaries is subject to any liability under any Environmental Law (as defined below); (iii) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (iv) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (v) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of the Company pursuant to any Environmental Law. For purposes of this Agreement, the term "ENVIRONMENTAL LAW" means any Law relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property; and the term "HAZARDOUS SUBSTANCE" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

          (l) Accounting and Tax Matters. As of the date hereof, neither the Company nor any of its affiliates has taken or agreed to take any action, nor do the executive officers of the Company have any knowledge of any fact or circumstance relating to the Company or any of its Subsidiaries, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of
     Section 368(a) of the Code.

          (m) Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all material Taxes (as defined below) that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the knowledge of the executive officers of the Company threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are
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     no unresolved questions or claims concerning the Company's or any of its
     Subsidiaries' Tax liability that (A) were raised by any Taxing authority in a communication to the Company or any Subsidiary and (B) are reasonably likely to have a Company Material Adverse Effect. The Company has made available to Purchaser true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the years ended October 31, 1997, 1998 and 1999. Neither the Company nor any of its Subsidiaries has any material liability with respect to income, franchise or similar Taxes that accrued on or before October 31, 1999 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date hereof.

          As used in this Agreement, (i) the term "TAX" (including, with correlative meaning, the terms "TAXES" and "TAXABLE") includes all federal, state, local and foreign income, profits, franchise, gross receipts, premium, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or governmental assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "TAX RETURN" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

          (n) Labor Matters. (i) The Company and each of its Subsidiaries is in compliance with all applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practices, except where failure to be in compliance of the engagement in such unfair labor practice could not have a Company Material Adverse Effect. Except as set forth in the Company Reports, there are no material pending claims against the Company or any of its Subsidiaries under any workers compensation plan or policy or for long term disability. Neither the Company nor any of its Subsidiaries has obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that could not have a Company Material Adverse Effect. There are no controversies pending, or to the best knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of its employees, which controversies have or could reasonably be expected to have a Company Material Adverse Effect.

          (ii) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or written understanding with a labor union or labor organization involving employees of the Company or its Subsidiaries. To the knowledge of the executive officers of the Company, there are no current efforts to organize the Company's workforce or certify a collective bargaining unit at the Company.

          (o) Insurance. All material fire and casualty, general liability, business interruption, product liability, directors' and officers', and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers and are customary and reasonable in amount and scope for the business in which the Company and its Subsidiaries are engaged, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

          (p) Intellectual Property. (i) Section 5.1(p) of the Company Disclosure Letter sets forth a complete and correct list in all material respects of all inventions, patents, trademarks, tradenames, service marks, service names, brand names and copyright registrations, and applications therefor, applicable to or used in the business of the Company and its Subsidiaries, together with a complete list of all licenses granted by or to the Company or its Subsidiaries with respect to any of the above (collectively, "Company Intellectual Property"). Other than as set forth in
     Section 5.1(p) of the Company Disclosure Schedule, all Company Intellectual Property is owned by the Company, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever, except where

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     the failure to own or use such Company Intellectual Property would not have a Company Material Adverse Effect, or is used by the Company or its Subsidiaries pursuant to valid licenses. Neither the Company nor any of its Subsidiaries is currently in receipt of any notice of any violation or infringement of, and neither the Company nor any of its Subsidiaries is knowingly violating or infringing in any material respect, the rights of others in, or to any patent, unpatented invention, trademark, tradename, service mark, copyright, trade secret, know-how, design, process or other intangible asset. To the knowledge of the executive officers of the Company, no third party is violating or infringing in any material respect the rights of the Company or any of its Subsidiaries in any of the Company Intellectual Property Neither the Company nor any of its Subsidiaries has received with respect to any patent application comprising a part of the Company Intellectual Property any verbal or written communication , either that (i) a patent will likely not be granted or (ii) the scope of the patent or the several claims enumerated thereunder will be materially reduced.

          (ii) Except as set forth on Schedule 5.1(p) of the Company Disclosure Letter, the Company has title to all material computer software owned by the Company or its Subsidiaries (other than "off-the-shelf" software not customized for its use ("Owned Software")) free and clear of all liens, claims, security interests and encumbrances whatsoever. Except as set forth in Section 5.1(p) of the Company Disclosure Letter, the Owned Software is not dependent on any Licensed Software (as defined in subsection (iii) below) in order to operate fully in the manner in which it is intended. The source code of any Owned Software has not been published or knowingly disclosed to any other parties, except pursuant to contracts requiring such other parties to keep the source code of any Owned Software confidential.

          (iii) Section 5.1(p) of the Company Disclosure Schedule sets forth a list of the agreements which require the payment of license fees, rents, royalties or other charges by the Company or its Subsidiaries with respect to all material software (other than "off-the-shelf" software that has not been customized for its use) under which the Company (or its Subsidiaries, as the case may be) is a licensee, lessee or otherwise has obtained the right to use (the "Licensed Software"). The Company, as applicable, has the right and license to use, sublicense, modify and copy Licensed Software, free and clear of any limitations or encumbrances, except as may be set forth in Section 5.1(p) of the Company Disclosure Letter or in the agreements referenced therein. The Company is in material compliance with all provisions of each license, lease or other similar agreement pursuant to which it has rights to use the Licensed Software. Except as disclosed on
     Section 5.1(p) of the Company Disclosure Letter, none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software. The Company has not published or knowingly disclosed any Licensed Software to any other party except, in the case of Licensed Software which the Company leases or markets to others, in accordance with and as permitted by any license, lease or similar agreement relating to the Licensed Software and except pursuant to contracts requiring such other parties to keep the Licensed Software confidential. As of the date hereof, to the knowledge of the executive officers of the Company, no party to whom the Company has disclosed Licensed Software has breached such obligation of confidentiality.

          (iv) The Owned Software and Licensed Software constitute all software used in the business of the Company and its Subsidiaries (collectively, the "Company Software") other than "off the shelf" software. The transactions contemplated herein will not cause a breach or default under any license, lease or similar agreement relating to the Company Software or impair the ability of the Surviving Corporation and the Company to use the Company Software subsequent to the Closing Date in the same manner as the Company Software is currently used by the Company and its Subsidiaries. The Company is not knowingly infringing in any material respect any intellectual property rights of any other person or entity with respect to the Company Software, and, to the knowledge of the executive officers of the Company, no other person or entity is infringing any intellectual property rights of the Company with respect to the Company Software.

          (q) Material Contracts. Section 5.1(q) of the Company Disclosure Letter sets forth a list of all material Contracts of the Company and its Subsidiaries ("Material Company Contracts"). The
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     Company has made available to Parent true and complete copies of all the
     Material Company Contracts. The Material Company Contracts are in full force and effect and are enforceable against the Company or its Subsidiaries that are parties thereto and, to the knowledge of the executive officers of the Company, against the other parties thereto in accordance with their respective terms. Except to the extent reflected in the financial statements of the Company Reports, neither the Company nor any of its Subsidiaries nor, to the knowledge of the executive officers of the Company, any other party is in breach of or in default under any such Material Company Contract. There is no pending or, to the knowledge of the executive officers of the Company, threatened, cancellation of any Material Company Contract. Neither the Company nor any of its Subsidiaries is a party to any Contract containing any provision limiting in any material respect the ability of the Company or any of its Subsidiaries or, assuming the consummation of the transactions contemplated by this Agreement, Parent or any of its Subsidiaries, to (A) to sell any products or services of or to any other Person, (B) to engage in any line of business (including geographical limitations) or (C) to compete with or to obtain products or services from any Person, or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries.

          (r) Assets and Properties. Each of the Company and its Subsidiaries has good and valid title to all their respective properties and assets and has good title to all their respective leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) the lien of current taxes not yet due and payable and (ii) possible minor liens and encumbrances, which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company or its Subsidiaries and which have not arisen otherwise than in the ordinary course of business. All of the respective properties and assets of the Company and its Subsidiaries are in adequate operating condition and repair, ordinary wear and tear excepted, and are free and clear of any known defects, except such defects that do not substantially interfere with the continued use thereof in the conduct or normal operations.

          (s) Brokers and Finders. Neither the Company nor its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement.

          (t) Ownership of Parent Common Stock. As of the date hereof, neither the Company nor any of its Subsidiaries owns any shares of Parent Common Stock or other securities convertible into shares of Parent Common Stock.

          (u) Disclosure. Neither this Agreement with the Exhibits and Disclosure Schedules thereto, nor any other agreement, document, certificate or information furnished to Parent or their counsel by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading in light of the circumstances under which they were made.

     5.2. Representations and Warranties of Parent and Merger
Subsidiary. Except as set forth in the corresponding sections or subsections (or by appropriate cross-reference) of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the "PARENT DISCLOSURE LETTER"), Parent and Merger Subsidiary each hereby represent and warrant to the Company that:

          (a) Organization, Good Standing and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and Parent and each of its Subsidiaries has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to have such corporate power or
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     authority or to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Parent Material Adverse Effect (as defined below). Parent has made available to the Company a complete and correct copy of Parent's and each of its Subsidiaries' certificates of incorporation and by-laws or comparable governing instruments, each as amended to date. Parent's and its Subsidiaries' certificates of incorporation and by-laws or comparable governing instruments so delivered are in full force and effect. As used in this Agreement, the term "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, properties, business or results of operations of Parent and its Subsidiaries taken as a whole.

          (b) Parent Capital Structure. As of the date hereof, the authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, of which 44,172,420 shares were outstanding as of the close of business on December 31, 2000, and -0- shares of Preferred Stock, par value $.001 per share (the "PARENT PREFERRED SHARES"), of which none were outstanding as of the close of business on December 31, 2000. All of the outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Parent has no Parent Common Stock or Parent Preferred Shares reserved for issuance. Each of the outstanding shares of capital stock or other securities of Parent's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by a direct or indirect wholly owned Subsidiary of Parent, free and clear of any Liens. Except as set forth above, as of the date hereof there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter ("PARENT VOTING DEBT").

          (c) Capitalization of Merger Subsidiary. The authorized capital stock of Merger Subsidiary consists of 1,000 shares of Common Stock, par value $0.01 per share, of which 100 are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Subsidiary is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Subsidiary, (ii) no securities of Merger Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of Merger Subsidiary and (iii) no options or other rights to acquire from Merger Subsidiary, and no obligations of Merger Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Subsidiary. Merger Subsidiary has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

          (d) Corporate Authority; Approval.

             (i) Each of Parent and Merger Subsidiary has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception.

             (ii) The Board of Directors of Parent has unanimously approved this Agreement and the Merger and the other transactions contemplated hereby. Parent has taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to
        Article IV. The Parent Common Stock, when issued, will be validly issued, fully paid and

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

        nonassessable, and no shareholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Stock, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or "blue sky" laws.

          (e) Governmental Filings; No Violations. (i) Other than the filings, notices, consents, registrations, approvals, permits and authorizations (A) pursuant to Section 1.3, (B) under the Exchange Act and the Securities Act, or (C) to comply with state securities or "blue-sky" laws, no notices, reports or other filings are required to be made by Parent or Merger Subsidiary with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Subsidiary from, any Governmental Entity or any other Person, in connection with the execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby, except those the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

          (ii) The execution, delivery and performance of this Agreement by Parent and Merger Subsidiary do not, and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or by-laws of Parent and Merger Subsidiary or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, or acceleration of any obligations under, or the termination of, or the loss of a material benefit under, or the creation of a Lien on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any of their respective assets, or (assuming, as to consummation, the filings and notices are made, and approvals are obtained, as referred to in Section 5.2(e)(i)) or any applicable Law to which Parent or any of its Subsidiaries or any of their respective assets is subject or
     (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, termination, creation or change that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

          (f) Parent Reports; Financial Statements. Parent has made available to the Company each registration statement, report, proxy statement or information statement prepared by it since April 30, 1999, including (i) Parent's Annual Report on Form 10-K for the years ended April 30, 1999 and April 30, 2000 and (ii) Parent's Quarterly Report on Form 10-Q for the period ended July 31, 2000, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "PARENT REPORTS"). As of their respective dates, the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Parent Reports filed with the SEC subsequent to the date hereof, will fairly present in all material respects, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects, or, in the case of Parent Reports filed with the SEC subsequent to the date hereof, will fairly present in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of Parent and its Subsidiaries on a consolidated basis for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end

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     audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

          (g) Absence of Certain Changes. Except as set forth on Schedule 5.2(g) of the Parent Disclosure Schedule, and except as disclosed in the Parent Reports filed prior to the date hereof, since April 30, 2000 Parent and each of its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of Parent and its Subsidiaries or any development or combination of developments of which the executive officers of Parent have knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Parent, except for cash dividends or other distributions on its capital stock publicly announced prior to the date hereof or declared and paid consistent with past practice (including customary increases); (iv) any change by Parent in accounting principles, practices and methods; or (v) any material change in the accounting, actuarial, investment, reserving, underwriting or claims administration or servicing policies, practices, procedures, methods, assumptions or principles of Parent or any of its Subsidiaries.

          (h) Litigation and Liabilities. Except as disclosed in the Parent Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the executive officers of Parent, threatened against, or otherwise adversely affecting Parent or any of its Subsidiaries, (ii) obligations or liabilities of any nature, whether accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law, or (iii) facts or circumstances of which the executive officers of Parent have knowledge that could result in any claims against, or obligations or liabilities of, or limitations on the conduct of business by, or otherwise adversely affect, Parent or any of its Subsidiaries, except for any of the foregoing that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

          (i) Compliance With Laws; Permits. Except as set forth in the Parent Reports filed prior to the date hereof, the businesses of each of Parent and its Subsidiaries have been, and are being, conducted in compliance with all Laws, except for any failure to comply that, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement, and neither Parent nor any of its Subsidiaries has received any written notice or communication of any material failure to comply with any such Laws that has not been cured (as evidenced by a written notice to such effect, a copy of which has been provided to Company) as of the date hereof. Except as set forth in the Parent Reports filed prior to the date hereof, no investigation, examination, audit or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has occurred, is pending or, to the knowledge of the executive officers of Parent, threatened, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. Parent and each of its Subsidiaries have all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted, except for those the absence of which would not be reasonably likely to result in a Parent Material Adverse Effect.

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          (j) Employee Benefit Plans.  Parent presently does not maintain or contribute to any "employee benefit plan," as such term is defined in the Employee Retirement Income Security Act of 1974, as amended.

          (k) Labor Matters. (i) Parent and each of its Subsidiaries is in compliance with all applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practices, except where failure to be in compliance of the engagement in such unfair labor practice could not have a Parent Material Adverse Effect. Except as set forth in the Parent Reports, there are no material pending claims against the Parent or any of its Subsidiaries under any workers compensation plan or policy or for long term disability. Neither Parent nor any of its Subsidiaries has obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that could not have a Parent Material Adverse Effect. There are no controversies pending, or to the best knowledge of the executive officers of Parent, threatened, between Parent or any of its Subsidiaries and any of its employees, which controversies have or could reasonably be expected to have a Parent Material Adverse Effect.

          (ii) Neither Parent nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or written understanding with a labor union or labor organization involving employees of Parent or its Subsidiaries. To the knowledge of the executive officers of Parent, there are no current efforts to organize Parent's workforce or certify a collective bargaining unit at Parent.

          (l) Environmental Matters. Except as disclosed in the Parent Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect: (i) Parent and its Subsidiaries are and have been in compliance with all applicable Environmental Laws; (ii) neither Parent nor any of its Subsidiaries is subject to any liability under any Environmental Law; (iii) neither Parent nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (iv) neither Parent nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (v) there are no circumstances or conditions involving Parent or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of Parent pursuant to any Environmental Law.

          (m) Accounting and Tax Matters. As of the date hereof, neither Parent nor any of its affiliates has taken or agreed to take any action, nor do the executive officers of Parent have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (n) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement.

          (o) Ownership of Company Common Stock.  Except as set forth on
     Schedule 5.2(o) of the Parent Disclosure Schedule, as of the date hereof, neither Parent nor any of its Subsidiaries owns any shares of Company Common Stock or other securities convertible into shares of Company Common Stock.

          (p) Disclosure. Neither this Agreement with the Exhibits and Disclosure Schedules thereto, nor any other agreement, document, certificate or information furnished to the Company or its counsel by or on behalf of Parent in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make

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     the statements contained herein not misleading in light of the circumstances under which they were made.

                                  ARTICLE VI.

                                   COVENANTS

     6.1. Interim Operations.

          (a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement):

             (i) it and its Subsidiaries' businesses shall be conducted in the ordinary and usual course (it being understood and agreed that nothing contained herein shall permit the Company to enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from existing products or services of the Company and its Subsidiaries or entering into or engaging in new lines of business);

             (ii) it and its Subsidiaries shall use their respective best efforts to preserve their business organizations intact and maintain their existing relations and goodwill with customers, vendors, suppliers, creditors, lessors, regulators, employees and business associates;

             (iii) it shall not (A) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (B) amend its articles of incorporation or by-laws or adopt any rights agreement or similar agreement; (C) split, combine or reclassify its outstanding shares of capital stock; (D) authorize, declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly owned Subsidiaries; or (E) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock;

             (iv) neither it nor any of its Subsidiaries shall (A) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets; (B) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability, except for immaterial Liens arising by operation of law; (C) make or authorize or commit to any capital expenditures other than as set forth in Section 6.1(a)(iv)(C) of the Company Disclosure Letter; or (D) make any acquisition of, or investment in, assets or stock of any other Person;

             (v) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans except as required by Law or increase the salary, wage, bonus or other compensation of any employees except increases for employees who are not executive officers of the Company occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases);

             (vi) neither it nor any of its Subsidiaries shall pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary and usual course of business;

             (vii) neither it nor any of its Subsidiaries shall make or change any material Tax election, settle any audit, file any amended Tax Returns or permit any insurance policy naming it as a

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        beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

             (viii) neither it nor any of its Subsidiaries shall enter into any Contract containing any provision or covenant limiting in any respect the ability of the Company or any of its Subsidiaries or any of their "AFFILIATES" (as defined in Rule 12b-2 under the Exchange Act) to (A) sell any products or services of or to any other Person, (B) engage in any line of business (including geographic limitations) or (C) compete with or obtain products or services from any Person, or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries or their Affiliates;

             (ix) neither it nor any of its Subsidiaries will terminate, or amend, or modify in any material respect, any Material Company Contract;

             (x) neither it nor any of its Subsidiaries shall take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

             (xi) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

          (b) During the period from the date of this Agreement through the Effective Time, (i) as requested by Parent, the Company shall confer on a regular basis with one or more representatives of Parent with respect to material operational matters, (ii) upon the knowledge of the executive officers of the Company of any event or occurrence that is reasonably likely to result in a Company Material Adverse Effect, any material litigation or material governmental complaints, investigation or hearings (or communications indicating that the same may be contemplated), the breach in any material respect of any representation, warranty or covenant contained herein, or the failure of any condition precedent to the Merger, the Company shall promptly notify Parent thereof and (iii) upon the knowledge of the executive officers of Parent of any event or occurrence that is reasonably likely to result in a Parent Material Adverse Effect or the failure of any condition precedent to the Merger, Parent shall promptly notify the Company thereof.

     6.2. Acquisition Proposals. The Company agrees that neither it nor any of its Subsidiaries nor any of its or their respective officers and directors shall, and that the Company shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (such officers, directors, employees, agents and representatives sometimes collectively referred to herein as "REPRESENTATIVES") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer or entering into any agreement with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 20% or more of the assets or any equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL"). The Company further agrees that neither it nor any of its Subsidiaries nor any of their respective officers and directors shall, and that the Company shall direct and cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to, an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement ("THIRD PARTY CONFIDENTIALITY AGREEMENT") on terms no less favorable to the Company than its agreement with Parent; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited
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bona fide written Acquisition Proposal; or (D) recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, if and only to the extent that, prior to taking any such action (i) in each such case referred to in clause (B), (C) or (D) above, the Board of Directors of the Company determines in good faith based on the advice of its outside legal counsel experienced in such matters that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable Law and (ii) in each case referred to in clause (C) or (D) above, the Board of Directors of the Company determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction superior to the transaction contemplated by this Agreement, taking into account, among other things, the long-term prospects and interests of the Company and its stockholders (any such superior Acquisition Proposal being referred to in this Agreement as a "SUPERIOR PROPOSAL"). The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company agrees that it will take the necessary steps to promptly inform its Representatives of the obligations undertaken in this Section 6.2. The Company will notify Parent immediately (but, in any event, no less than 24 hours thereafter) if any Acquisition Proposal or inquiry related thereto is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives relating to an Acquisition Proposal, indicating the name of such Person and the material terms and conditions of any Acquisition Proposal. The Company also will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

     6.3. Information Supplied. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the joint proxy statement and prospectus (the "PROSPECTUS/PROXY STATEMENT") constituting a part thereof) (the "S-4 REGISTRATION STATEMENT") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meeting of stockholders of the Company to be held in connection with this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) any filing with a Governmental Entity in connection with this Agreement under any Health Benefit Law, will be untrue or incorrect in any material respect.

     6.4. Stockholders Meeting. The Company will take all action necessary to convene a meeting of holders of Shares (the "STOCKHOLDERS MEETING") as promptly as practicable after the S-4 Registration Statement is declared effective (and, in any event, within 45 days thereafter unless otherwise mutually agreed by the Company and Parent) to consider and vote upon the approval of the Merger and this Agreement. Except to the extent the Board of Directors of the Company determines in good faith, based upon advice of its outside legal counsel experienced in such matters, that such action is necessary in order for its directors to comply with their fiduciary duties under applicable Law, the Company's Board of Directors shall recommend such approval, shall not withdraw or modify such recommendation and shall take all lawful action to solicit such approval.

     6.5. Filings; Other Actions; Notification.

          (a) Parent and the Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Parent shall use its reasonable best efforts to have the S-4 Registration
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     Statement declared effective under the Securities Act as promptly as practicable after such filing (and the Company shall cooperate with Parent in connection therewith), and promptly thereafter mail the Prospectus/Proxy Statement to the stockholders of the Company. Parent shall also use its reasonable best efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

          (b) The Company and Parent each shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings (including as required by Health Benefit Laws) and to obtain as promptly as practicable all consents, waivers, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.5 shall require, or be construed to require, Parent, in connection with the receipt of any regulatory approval, to proffer to, or agree to (i) sell or hold separate and agree to sell or to discontinue to or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by the Company of any of its assets or businesses) or (ii) agree to any material conditions relating to, or material changes or restriction in, the operations of any such asset or businesses. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

          (c) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

          (d) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, respectively.

     6.6. Taxation and Accounting.

          (a) Neither Parent nor the Company shall take or cause to be taken, and each of Parent and the Company shall use its reasonable best efforts to prevent any of its affiliates from taking, any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code. Each of Parent and the Company agrees to use all

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

     reasonable best efforts to cure any impediment to the qualification of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

          (b) On or prior to the date the Prospectus/Proxy Statement is mailed to its stockholders and on or prior to the Closing Date, each of the Company and Parent shall use its reasonable best efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated the date of which the S-4 Registration Statement shall become effective and the Closing Date, respectively, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

     6.7. Access. Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford to the Parent's Representatives access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to the Parent all information concerning its business, properties and personnel as may reasonably be requested, PROVIDED that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, and PROVIDED, FURTHER, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in a violation of applicable Law or would result in the disclosure of any trade secrets of third parties or violate any of the Company's obligations with respect to confidentiality if the Company shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such Person as may be designated by the company's officers.

     6.8. Affiliates; Lockup Letters.

          (a) Within 15 days after the date hereof, the Company shall deliver to Parent a list of names and addresses of those Persons who are, in the opinion of the Company, as of the time of the Stockholders Meeting referred to in Section 6.4, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent (by written notice to the Company) or the Company as a Person who may be deemed to be such an affiliate of the Company; PROVIDED, HOWEVER, that no such Person identified by Parent shall be added to the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Stockholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. To the extent not already delivered to Parent, the Company shall exercise its reasonable best efforts to deliver or cause to be delivered to Parent, as promptly as practicable after the date hereof but in no event later than the date of the Closing, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter substantially in the form to be agreed upon by the parties (the "AFFILIATES LETTER"). Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale by such affiliates of Parent Common Stock received in the Merger and the certificates representing Parent Common Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section.

          (b) Parent agrees that it shall use its best efforts to cause (i) each of the directors and executive officers of the Company to execute and deliver to Parent, on the Closing Date, a lockup letter in the form attached hereto as Exhibit 6.8(b)(i) (a "Director and Officer Lockup Letter") and (ii) each of the shareholders of the Company specified on
     Schedule 6.8(b) to this Agreement to execute and deliver to Parent, on the Closing Date, a lockup letter in the form attached hereto as Exhibit 6.8(b)(ii) (a "Shareholder Lockup Letter").

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

     6.9. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing or quotation, as the case may be, on whatever national stock exchange, if any, that the Parent Common Stock shall then be listed, prior to the Closing Date.

     6.10. Publicity. The initial press release shall be a joint press release and thereafter the Company and Parent each shall consult with each other and use reasonable best efforts to agree upon the text of any press release, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies) with respect to the timing of such public announcements, prior to issuing any such press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto.

     6.11. Stock Options. (i) At the Effective Time, each Company Option, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, the same number of shares of Parent Common Stock as the holder of such Company Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Option divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Option in accordance with the foregoing; PROVIDED, HOWEVER, that in the case of any Company Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Company Stock Plans to permit the assumption of the unexercised Company Options by Parent pursuant to this Section.

     (ii) Effective at the Effective Time, Parent shall assume each Company Option in accordance with the terms of the Company Stock Plan under which it was issued and the stock option agreement by which it is evidenced. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Options assumed by it in accordance with this Section.

     6.12. Employee Benefits. Employees of the Company and its Subsidiaries who are employees on or after the Effective Time, shall be credited to the fullest extent permissible under law for purposes of eligibility and vesting with all service with the Company and its Subsidiaries to the same extent that such service was credited for such purposes by the Company under each employee benefit plan, program, policy or arrangement of the Parent and its Subsidiaries in which the employees are eligible to participate.

     6.13. Expenses. The Company shall pay all costs and expenses incurred by Parent and Merger Subsidiary in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement (including, without limitation, the reasonable fees, expenses and disbursements of counsel to Parent), whether or not the Merger is consummated, in an amount not to exceed $25,000 (exclusive of the filing fee for the S-4 Registration Statement and expenses incurred in connection with the printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement ("Registration Expenses")). After the payment by the Company of $25,000 of such costs and expenses incurred by Parent and Merger Subsidiary, whether or not the Merger is consummated, except as otherwise provided in Section 8.5, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that Registration Expenses shall be shared equally by Parent and the Company.

     6.14. Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may
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be consummated as promptly as practicable on the terms contemplated by this
Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

                                  ARTICLE VII.

                                   CONDITIONS

     7.1. Conditions To Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approval. This Agreement and the Merger shall have been duly approved by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the Company's articles of incorporation and by-laws.

          (b) Listing. The shares of Parent Common Stock issuable to the Company stockholders pursuant to this Agreement shall have been authorized for listing or quotation, as the case may be, on whatever National Stock Exchange, if any, that the Parent Common Stock shall then be listed.

          (c) Regulatory Consents.  Other than the filing provided for in
     Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time (including as required by Health Benefit Laws) by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, "GOVERNMENTAL CONSENTS") in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Subsidiary shall have been made or obtained (as the case may be).

          (d) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "ORDER"), and no Governmental Entity shall have instituted any proceeding seeking any such Order.

          (e) S-4 Registration Statement. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

          (f) Blue Sky Approvals. Parent shall have received all state securities and "blue sky" permits and approvals, if any, necessary to consummate the transactions contemplated hereby.

     7.2. Conditions to Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date); PROVIDED, HOWEVER, that notwithstanding anything herein to the contrary, this Section 7.2(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect or is reasonably likely to prevent or to materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this

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     Agreement. Parent shall have received a certificate signed on behalf of the
     Company by an executive officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (c) Consents. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under (i) any Material Company Contract and (ii) any Contract to which the Company or any of its Subsidiaries is a party, except in the case of clause (ii), those the failure to obtain, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect; and no such consent or approval, and no Governmental Consent shall impose any condition or conditions relating to, or requiring changes or restrictions in, the operations of any asset or businesses of the Company, Parent or their respective Subsidiaries which could, in the judgment of the Board of Directors of Parent, individually or in the aggregate, materially and adversely impact the economic or business benefits to Parent and its Subsidiaries of the transactions contemplated by this Agreement.

          (d) Affiliates Letters. Parent shall have received an Affiliates Letter from each Person identified as an affiliate of the Company pursuant to Section 6.8(a).

          (e) Lockup Letters. Parent shall have received (i) a Director and Officer Lockup Letter executed by each director and executive officer of the Company and (ii) a Shareholder Lockup Letter executed by each shareholder of the Company identified on Schedule 6.8(b) hereof as a significant shareholder of the Company.

     7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date); PROVIDED, HOWEVER, that notwithstanding anything herein to the contrary, this Section 7.3(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect or is reasonably likely to prevent or to materially burden or materially impair the ability of the Parent to consummate the transactions contemplated by this Agreement. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Subsidiary by an executive officer of Merger Subsidiary to such effect.

          (b) Performance of Obligations of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Subsidiary by an executive officer of Parent to such effect.

                                 ARTICLE VIII.

                                  TERMINATION

     8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approvals by stockholders

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

of the Company and Parent referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

     8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (i) the Merger shall not have been consummated by the Termination Date (as defined below), whether such date is before or after the date of approval by the stockholders of the Company; (ii) the approval of the Company's stockholders required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; PROVIDED, HOWEVER, that if an Acquisition Proposal has been made by any Person prior to the time of such vote, the Company may not terminate this Agreement pursuant to this clause (ii) until a date that is not less than 90 days after the date of such vote, or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company or Parent); PROVIDED, that the right to terminate this Agreement pursuant to clause
(i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated. For purposes hereof, the "TERMINATION DATE" shall be July 24, 2001; provided, however, that if the Merger shall have not been consummated by July 24, 2001 solely by reason of the S-4 Registration Statement not having been declared effective under the Securities Act, the Termination Date shall be September 24, 2001; provided further, however, that in the event that the S-4 Registration Statement is permitted to be declared effective under the Securities Act without prior SEC review, the Termination Date shall be April 24, 2001.

     8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), by action of the Board of Directors of the Company:

          (a) if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within five business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith, is at least as favorable, taking into account, among other things, the long-term prospects and interests of the Company and its stockholders, as the Superior Proposal and (iv) the Company prior to such termination pays to Parent in immediately available funds the fees required to be paid pursuant to Section 8.5. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least the sixth business day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

          (b) if there has been a material breach by Parent or Merger Subsidiary of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the party committing such breach.

          (c) if there has occurred a Parent Material Adverse Effect.

     8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent if (a) the Company enters into a binding agreement for a Superior Proposal or the Board of Directors of the Company recommends a Superior Proposal or shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within five business days after a written request by Parent to do so, (b) there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company, (c) the Company, any of its Subsidiaries or any of their Representatives shall take any actions pursuant to clause (B), (C) or (D) of the proviso set forth in Section 6.2, or (d) there has occurred a Company Material Adverse Effect.

     8.5. Effect of Termination and Abandonment.

          (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); PROVIDED, HOWEVER, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement.

          (b) In the event that (i) an Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make any Acquisition Proposal with respect to the Company or any of its Subsidiaries and thereafter this Agreement is terminated by the Company pursuant to Section 8.2(i) or by either Parent or the Company pursuant to Section 8.2(ii) or (ii) this Agreement is terminated (A) by the Company pursuant to Section 8.3(a) or (B) by Parent pursuant to Section 8.4(a), then the Company shall promptly, but in no event later than two days after the date of such termination or such earlier time as required by this Agreement, pay to Parent a termination fee of $250,000 (the "TERMINATION FEE") and shall promptly, but in no event later than two days after being notified of such by Parent, pay to Parent an amount equal to all of the reasonable out-of-pocket charges and expenses incurred by Parent or Merger Subsidiary in connection with this Agreement and the transactions contemplated by this Agreement and substantiated to the Company in writing, in each case payable by wire transfer of same day funds ("EXPENSES").

          (c) In the event this Agreement is terminated (A) by the Company pursuant to Section 8.2(i) or Section 8.2(ii) or (B) by Parent pursuant to
     Section 8.2(ii) or Section 8.4(c) and no fee is otherwise payable to Parent pursuant to paragraph (b) above, the Company shall promptly, but in no event later than two days after the date of such termination or such earlier time as required by this Agreement, pay to Parent the Expenses, payable by wire transfer of same day funds. If, within one year of such termination, the Company enters into an agreement concerning a transaction that constitutes an Acquisition Proposal, the Company at the time of entering into such Agreement shall pay to Parent the Termination Fee, payable by wire transfer of same day funds.

          (d) The Company acknowledges that the agreements contained in Sections 8.5(b) and (c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to either Section 8.5(b) or
     (c), and, in order to obtain such payment, Parent or Merger Subsidiary commences a suit which results in a judgment against the Company for the fee set forth therein the Company shall pay to Parent or Merger Subsidiary its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest from the date such amounts became due on the amounts owed at the prime rate (as determined by BankAmerica) in effect from time to time during such period.

                                  ARTICLE IX.

                           MISCELLANEOUS AND GENERAL

     9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Subsidiary contained in Section 6.6 (Taxation and Accounting) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Subsidiary contained in Section 6.13

(Expenses) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

     9.2. Modification or Amendment. Subject to the provisions of the applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     9.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

     9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.5. Governing Law and Venue; Waiver of Jury Trial.

          (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the Southern District of the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in
     Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

     9.6. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed duly given, effective (i) three business days later, if sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when sent, if sent by telecopier or fax, provided that the telecopy

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

or fax is promptly confirmed by telephone confirmation thereof, (iii) when served, if delivered personally to the intended recipient, and (iv) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to the intended recipient at the address set forth in the preamble hereof. Any party may change the address to which notices or other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth:

     IF TO PARENT OR MERGER SUBSIDIARY

         Emergent Group Inc.
         375 Park Avenue, 36th Floor
         New York, New York 10152
         Attn: Mark Waldron
         Fax: (212) 202-4169

     WITH A COPY TO

         Sonnenschein Nath & Rosenthal
         1221 Avenue of the Americas
         New York, New York 10020
         Attn: Ira I. Roxland, Esq.
         Fax: (212) 768-6800

     IF TO COMPANY

         Medical Resources Management, Inc.
         932 Grand Central Avenue
         Glendale, California 91201
         Attn: Al Guadagno
         Fax: (818) 246-6943

     WITH A COPY TO

         Sidley & Austin
         555 West Fifth Street, Suite 4000
         Los Angeles, California 90013
         Attn: Robert W. Kadlec, Esq.
         Fax: (213) 896-6600

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     9.7. Entire Agreement; No Other Representations. This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

     9.8. No Third Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as provided in Section 6.12..

     9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner adverse in any material respect to any party, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.11. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.12. Assignment. This Agreement shall not be assignable by either party without the written consent of the other; PROVIDED, HOWEVER, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Subsidiary, in which event all references herein to Merger Subsidiary shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Subsidiary as of the date hereof shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                          MEDICAL RESOURCES MANAGEMENT, INC.

                                          By:        /s/ AL GUADAGNO
                                            ------------------------------------
                                              Name: Al Guadagno
                                              Title:  Senior Vice President &
                                              CFO

                                          EMERGENT GROUP INC.

                                          By:      /s/ MARK W. WALDRON
                                            ------------------------------------
                                              Name: Mark W. Waldron
                                              Title:  President & CEO

                                          MRM ACQUISITION INC.

                                          By:      /s/ MARK W. WALDRON
                                            ------------------------------------
                                              Name: Mark W. Waldron
                                              Title:  President

                                                                         ANNEX B

                        QUALIFICATIONS OF AND PROCEDURES
                          FOR DISSENTING STOCKHOLDERS
                    NEVADA REVISED STATUTES ("NRS") SEC. 92A

92A.300 DEFINITIONS. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305 "BENEFICIAL STOCKHOLDER" DEFINED. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310 "CORPORATE ACTION" DEFINED. "Corporate action" means the action of a domestic corporation.

NRS 92A.315 "DISSENTER" DEFINED. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320 "FAIR VALUE" DEFINED. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

NRS 92A.325 "STOCKHOLDER" DEFINED. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330 "STOCKHOLDER OF RECORD" DEFINED. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

NRS 92A.335 "SUBJECT CORPORATION" DEFINED. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340 COMPUTATION OF INTEREST. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

NRS 92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED-LIABILITY COMPANY. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370 RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT CORPORATION.

     1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

     2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380 RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES.

     1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

          (a) Consummation of a plan of merger to which the domestic corporation is a party:

             (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

             (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

          (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

          (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

     2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

NRS 92A.390 LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER.

     1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

          (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

          (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

             (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

                (I) The surviving or acquiring entity; or

                (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by at least 2,000 holders of owner's interests of record; or

             (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

     2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

NRS 92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER.

     1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

     2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

          (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

          (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

NRS 92A.410 NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT.

     1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

     2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

NRS 92A.420 PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES.

     1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

          (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (b) Must not vote his shares in favor of the proposed action.

     2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

NRS 92A.430 DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS.

     1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

     2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

          (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

          (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

          (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER.

     1. A stockholder to whom a dissenter's notice is sent must:

          (a) Demand payment;

          (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

          (c) Deposit his certificates, if any, in accordance with the terms of the notice.

     2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

     3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

NRS 92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER.

     1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

     2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

NRS 92A.460 PAYMENT FOR SHARES: GENERAL REQUIREMENTS.

     1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

          (a) Of the county where the corporation's registered office is located; or

          (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

     2. The payment must be accompanied by:

          (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

          (b) A statement of the subject corporation's estimate of the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

          (e) A copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER'S NOTICE.

     1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

     2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

NRS 92A.480 DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE.

     1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

     2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

NRS 92A.490 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.

     1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

     3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

          (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

          (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES.

     1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

     2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

          (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

     3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

     5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 78.751 of the Nevada Revised Statutes, as amended, authorizes Emergent to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of Emergent if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Article X of Emergent's Bylaws contains provisions relating to the indemnification of directors and officers.

ITEM 21.  EXHIBITS

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBIT
-------                     ----------------------
  2.1    Agreement and Plan of Reorganization and Merger, dated as of
         January 23, 2001, among MRM, Emergent and MRM Acquisition
         Inc. (filed herewith as Annex A to the proxy
         statement/prospectus which forms a part of this Registration
         Statement)
  3.1    Articles of Incorporation, as amended, of Emergent*
  3.2    Bylaws of Emergent*
  4.1    Specimen certificate evidencing shares of Emergent common
         stock*
  5.1    Opinion of Sonnenschein Nath & Rosenthal as to the legality of the securities being registered*
 21.1    Subsidiaries of Emergent*
 21.2    Subsidiaries of MRM
 23.1    Consent of Arthur Andersen LLP
 23.2    Consent of Ernst & Young LLP
 23.3    Consent of Sonnenschein Nath & Rosenthal (to be included in
         Exhibit 5.1)
 24.1    Powers of Attorney (included on the signature page of Part
         II of this Registration Statement)
 99.1    Form of proxy for Special Meeting of Stockholders of MRM*

---------------
* To be filed by amendment.

     All supporting schedules have been omitted because they are not required or the information required to be set forth therein is included in the financial statements or the notes thereto included in the proxy statement/prospectus.

ITEM 22.  UNDERTAKINGS

     (a) Emergent hereby undertakes as follows:

          (1) that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), Emergent undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

          (2) that every prospectus (I) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"), and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Emergent pursuant to the foregoing provisions, or otherwise, Emergent has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Emergent of expenses incurred or paid by a director, officer or controlling person of Emergent in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Emergent will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) Emergent hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (d) Emergent hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 10th day of April, 2001.

                                          EMERGENT GROUP INC.

                                          By: /s/      DANIEL YUN
                                            ------------------------------------
                                                    Daniel Yun, Chairman

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints DANIEL YUN and MARK WALDRON as such person's true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and revocation, for such person and in such person's name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, acting along, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                     SIGNATURE                                     TITLE                       DATE
                     ---------                                     -----                       ----
                  /s/ DANIEL YUN                     Chairman and Director                April 10, 2001
---------------------------------------------------  (principal executive officer)
                    Daniel Yun

                 /s/ MARK WALDRON                    President and Director (principal    April 10, 2001
---------------------------------------------------  financial officer and principal
                   Mark Waldron                      accounting officer)

                                                     Director
---------------------------------------------------
                  Howard Waltman

                /s/ MATTHEW K. FONG                  Director                             April 10, 2001
---------------------------------------------------
                  Matthew K. Fong

                                       S-1